AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 2024

Registration Statement No. 333-280653

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

ASMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

ATLANTIC INTERNATIONAL CORP.
(Exact name of Registrant as specified in its Charter)

Delaware	7363	46-5319744
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

270 Sylvan Avenue, Suite 2230

Englewood Cliffs, NJ 07632

(201) 899-4470

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A

(Former name or former address, if changed since last report)

Jeffrey Jagid
Chief Executive Officer

270 Sylvan Avenue, Suite 2230

Englewood Cliffs, NJ 07632

(201) 899-4470

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Elliot H. Lutzker, Esq.
Davidoff Hutcher & Citron LLP
605 Third Avenue, 34th  Floor
New York, NY 10158
Telephone: (646) 428-3210
Fax: (212) 286-1884

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may change. We may not sell these securities, or accept an offer to buy these securities, until the Registration Statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION: DATED JULY 19, 2024

ATLANTIC INTERNATIONAL CORP.

13,711,743 Shares of

Common Stock

This prospectus relates to the sale (the “Offering”) by the selling shareholders, and in the related amounts, (the “Selling Shareholders”) of up to 13,711,743 shares of common stock, $0.00001 par value (the “Shares”), of Atlantic International Corp. (f/k/a SeqLL Inc.) (the “Company,” “Atlantic” or “we”) issued to the Selling Shareholders: (a) under the Amended and Restated Agreement and Plan of Reorganization dated June 4, 2024, as amended, by and among the Company, SeqLL Merger LLC, Atlantic Acquisition Corp., Atlantic Merger LLC, Lyneer Investments LLC and IDC Technologies Inc. (the “Merger Agreement”); (b) for their investments in Atlantic Acquisition Corp. (AIC”). See “Selling Shareholders” below; and (c) 4,704,098 shares to be held in escrow for the legacy shareholders of the Company who may be issued shares pursuant to a Settlement Offer (defined herein).

Our common stock is quoted on the Pink Open Market tier operated by OTC Markets Group, Inc. (the “OTC Pink”) under the symbol “ATLN.” On July 18, 2024, the last reported sale price prior to the date of this prospectus, of the common stock on the OTC Pink was $5.01. Since the OTC Pink is not an established public trading market, the Shares will be offered and sold by the Selling Shareholders at a fixed price of $9.00 per share. If and when, our common stock is quoted on a National Securities Exchange, thereafter, the Shares may be sold at prevailing market prices or privately negotiated prices or in transactions that are not in the public market. Although we intend to pursue an application for listing on a National Securities Exchange, we cannot assure you that our common stock will, in fact, be quoted on a National Securities Exchange. The Selling Shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common shares. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders. Additional information on the Selling Shareholders, and the manner in which they may offer and sell the Shares, is provided under “Selling Shareholders” and “Plan of Distribution” in this prospectus.

Investing in our shares involves risks. You should carefully review the risks and uncertainties described under the heading “Risk Factors” on page 4 and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____, 2024

i

ADDITIONAL INFORMATION

You should rely only on this prospectus, the documents incorporated or deemed to be incorporated by reference herein or therein, and any free writing prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with information different than that contained or incorporated by reference in this prospectus and any free writing prospectus that we have authorized for use in connection with this Offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus, the documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this Offering is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference herein, and any free writing prospectus that we have authorized for use in connection with this Offering in their entirety before making an investment decision.

We are offering to sell, and are seeking offers to buy, the Shares only in jurisdictions where such offers and sales are permitted. The distribution of this prospectus and the offering of the Shares in certain jurisdictions or to certain persons within such jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the Shares and the distribution of this prospectus outside of the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of affairs.

You should not consider any information in this prospectus or the accompanying Registration Statement to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of the Offered Shares offered by this prospectus. If the description of the Offering varies between this prospectus and the accompanying Registration Statement, you should rely on the information contained in this prospectus.

Unless otherwise indicated in this prospectus or the context otherwise required, all references to “we,” “us,” “our,” “the Company” and “Atlantic” (f/k/a SeqLL Inc.) refer to Atlantic International Corp. and its subsidiaries.

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

ii

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

This prospectus is part of the Registration Statement on Form S-1 we filed with the Securities and Exchange Commission, or SEC, under the Securities Act, and does not contain all the information set forth in the Registration Statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. You may inspect a copy of the Registration Statement, including the exhibits and schedules, without charge, at the SEC’s public reference room mentioned below, or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, DC 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

We incorporate by reference into this prospectus additional documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits on such form that are related to such items) that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus, or the date of the documents incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.

You may request, and we will provide you with, a copy of these filings, at no cost, by contacting us at:

Atlantic International Corp.

270 Sylvan Avenue, Suite 2230

Englewood Cliffs, NJ

Attention: Corporate Secretary

Telephone: (201) 899-4470

iii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements and related notes thereto appearing elsewhere or incorporated by reference in this prospectus. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the risk factors and the financial statements and related notes included or incorporated by reference in this prospectus.

In this prospectus, unless otherwise noted, the terms “the Company,” “Atlantic,” “we,” “us,” and “our” refer to Atlantic International Corp.

Overview

On June 18, 2024 (the “Closing Date”), Atlantic International Corp. (“Atlantic” or the “Company,” formerly known as SeqLL Inc.) completed the acquisition of Lyneer Investments LLC and its operating subsidiaries, including Lyneer Staffing Solutions, LLC (collectively, “Lyneer”). Lyneer is a national strategic outsource services and workforce solutions firm, serving the commercial, professional, finance, direct placement and managed service provider verticals. Lyneer is a 28-year-old company that generated over $400 million in revenues in 2023 and adjusted EBITDA of $5.4 million. Pursuant to the terms of the Merger, the Company changed its corporate name from SeqLL Inc. to Atlantic International Corp. and its trading symbol to ATLN.

Corporate Information

We were incorporated in Delaware under the name SeqLL Inc. on April 1, 2014. We historically operated as a commercial-stage life science instrumentation and research services company engaged in development of scientific assets and novel intellectual property across multiple “Omics” fields. Pursuant to the terms and Conditions of the Amended and Restated Agreement and Plan of Reorganization dated as of June 4, 2024, as amended (the “Merger Agreement”), all of our current business operation have been sold to SeqLL Omics, a newly formed company owned by our former employees and management, our business is now that of Lyneer. Our corporate headquarters have been relocated to 270 Sylvan Avenue, Suite 2230, Englewood Cliffs, New Jersey 07632. Our main telephone number at that address is (201) 899-4470, and our website address is www.atlantic-international.com. The information on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

On August 30, 2023, we amended our amended and restated certificate of incorporation to effect a one-for-40 reverse stock split of our common stock and to increase our authorized shares of common stock from 80,000,000 shares to 300,000,000 shares.

On June 13, 2024, in preparation for the Merger described below, the Company changed its name from SeqLL Inc. to Atlantic International Corp.

On June 4, 2024 the Company, SeqLL Merger LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Purchaser Sub”), Atlantic Acquisition Corp, a Delaware corporation “Atlantic”, Atlantic Merger LLC, a Delaware limited liability company and a majority-owned subsidiary of Atlantic (“Atlantic Merger Sub”), Lyneer Investments, LLC, a Delaware limited liability company (“Lyneer”), and IDC Technologies, a California corporation (“IDC”), entered into the Merger Agreement pursuant to which (i) Atlantic Merger Sub was merged with and into Lyneer, with Lyneer continuing as the surviving entity and (ii) Purchaser Sub was merged with and into Lyneer with Lyneer continuing as the surviving entity and as a wholly-owned subsidiary of the Company, collectively by referred to as the Merger.

The consideration for the Merger was the issuance to IDC Technologies Inc. (“IDC”), the then current owner of Lyneer: (a) a convertible promissory note in the principal amount of $35,000,000 that is due on or before September 30, 2024; and (b) 25,423,729 shares of the Company’s common stock at a market value of $2.36 per share, or $60,000,000 in the aggregate. The shareholders of Atlantic Acquisition Corp. were issued an aggregate of 18,220,339 shares of Company’s common stock at a market value of $2.36 per share, or $43,000,000 in the aggregate (the “Atlantic Consideration”). In the event the common stock of Atlantic is not uplisted, either directly or indirectly, by a reverse merger or otherwise, or another opportunistic alternative reasonably acceptable to IDC, has not been approved in writing by Atlantic, on or before September 30, 2024, IDC shall be issued $10 million of additional shares of Atlantic common stock, valued at the then current price of ATLN common stock.

In addition, upon the closing of the Merger:

●	The Company escrowed of up to 4,704,098 shares of common stock that may be issued to the company’s stockholders of record as of September 26, 2023, as part of a settlement offer (the “Settlement Offer”) to be commenced within 90 days of the closing of the Merger to settle any claims for the failure to declare and pay certain previously-announced dividends of cash and common stock. These Shares are being registered on this Registration Statement. See “Selling Shareholders”.

●	The Board of Directors of SeqLL resigned with the exception of David Pfeffer, who remained an independent director; Prateek Gattani (Chairman of the Board), Robert Machinist (Vice Chairman of the Board), Jeffrey Jagid, Jeffrey Kurtz and David Solimine were elected to the Board joining David Pfeffer;

●	The new Board elected Jeffrey Jagid, Chief Executive Officer; Christopher Broderick, Chief Operating Officer and Chief Financial Officer; and Michael Tenore, General Counsel and Secretary;

●	The Board approved the employment agreements of Jeffrey Jagid, Christopher Broderick, Michael Tenore, Todd McNulty, as Chief Executive Officer of Lyneer Staffing Solutions, and James Radvany, as Chief Executive Financial Officer of Lyneer Staffing Solutions; and the Consulting Agreement of Robert Machinist;

The foregoing description of the Merger Agreement and related definitive documents is only a summary and does not purport to be complete and is qualified in its entirety by reference to the full extent of the agreements, which are either attached hereto as Exhibits or incorporated by reference herein to documents previously filed with the SEC.

THE OFFERING

Shares of Common stock offered:

13,711,743 Shares are being registered for resale by Selling Shareholders.

Pursuant to the Merger Agreement, we issued to the Selling Shareholders an aggregate of 9,007,645 Shares. The Shares were not registered under the Securities Act and they were exempt from registration pursuant to the exemption set forth in Section 4(a)(2) of the Securities Act of 1933, as amended, as not involving any public offering. An additional 4,704,098 shares are held in escrow for the legacy shareholders of the Company who may be issued shares pursuant to a Settlement Offer (defined herein).

Common stock outstanding prior to offering (1):	As of July 22, 2024, we had 48,728,813 shares issued and outstanding.

Capital Stock:	Our authorized share capital is 300,000,000 shares of common stock, par value $0.00001 per share.

For more information about our common stock, you should carefully read the section below titled “Description of the Shares.”

Use of proceeds:	We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of Shares by the Selling Shareholders.

Risk Factors:	Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 4 of this prospectus and other information included or incorporated by reference into this prospectus for a discussion of factors you should carefully consider before investing in our securities.

OTC trading symbol:	Our shares of common stock are quoted on The OTC Pink under the symbol “ATLN.”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus, including Lyneer’s financial statements, the notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lyneer,” before deciding to invest in our securities. The risk factors related to the Merger are the risks directly related to the Merger and the integration of Lyneer with our company to the extent presently known. The risks below also include forward-looking statements, and actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Concerning Forward-Looking Statements”. The risks and uncertainties described in this prospectus are not the only risks that we will encounter. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations. The occurrence of any of the following risks could have a material and adverse effect on our business, reputation, financial condition, results of operations and future growth prospects, as well as our ability to accomplish our strategic objectives. As a result, the trading price of our securities could decline and you could lose all or part of your investment.

Risks Related to the Merger

The fairness opinion obtained by our board of directors from its independent financial advisor will not reflect subsequent changes.

In connection with the Merger, McKim & Company LLC, the independent financial advisor to SeqLL’s board of directors, delivered to the board of directors an opinion dated May 22, 2023 to the effect that as of that date, and based upon and subject to the various considerations set forth in the opinion, the Merger Consideration paid by us pursuant to the Merger Agreement was fair, from a financial point of view, to our stockholders. The opinion does not reflect changes that may occur or, in fact, have occurred after the date of the opinion, including changes to the operations, financial condition and prospects of Lyneer, changes in the market prices of our common stock, changes in general market or economic conditions, or regulatory or other factors. Any such changes, or changes of other factors on which the opinion was based, may materially alter or affect the relative values of our company, and the value of the Merger Consideration paid to the Seller.

We have incurred substantial transaction-related costs in connection with the Merger.

We have incurred, and expect to continue to incur, a number of substantial non-recurring transaction-related costs associated with the Merger which have not yet been recorded on our financial statements. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. These fees and cash could have a material adverse effect on our business, financial condition and operating results as repaid in the future.

Our ability to use our federal net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2023, we had federal net operating loss carryforwards of approximately $21,893,488. The available net operating loss carryforwards, if not utilized by us to offset taxable income in subsequent taxable periods, will begin to expire in 2034, except for certain net operating losses that can be carried forward indefinitely. Under the Internal Revenue Code and the Treasury Regulations promulgated thereunder, certain ownership changes could limit a corporation’s ability to utilize its net operating loss carryforwards and other tax attributes to offset its federal taxable income in subsequent taxable periods.

An “ownership change” (generally a 50% change in equity ownership over a three-year period) under Section 382 of the Code could limit our ability to utilize our net operating loss carryforwards to offset, post-change, our U.S. federal taxable income. Section 382 of the Code imposes an annual limitation on the amount of post-ownership change federal taxable income a corporation may offset with pre-ownership change net operating loss carryforwards. We believe the Merger may have caused an ownership change of our company that could limit our ability to utilize our pre-Merger net operating loss carryforwards, and as a result, increase our federal income tax liability in subsequent taxable periods.

We may not realize the expected benefits of the Merger.

Following the Merger, we need to combine and integrate the assets of Atlantic and the operations of Lyneer. Integration will require substantial management attention and resources and could detract attention and resources from the day-to-day business of our company. We could encounter difficulties in the integration process, such as:

●	the inability to successfully combine Lyneer’s business and Atlantic’s assets in a manner that permits us to achieve, on a timely basis, if at all, the anticipated benefits of the Merger;

●	complexities associated with managing the combined businesses, including difficulty addressing possible differences in corporate cultures and management philosophies in a seamless manner that minimizes any adverse impact on customers, clients, employees, lenders, and other constituencies;

●	the loss of key employees, customers, suppliers, vendors and partners;

●	insufficient capital and liquidity to achieve our business plan;

●	the inability of the combined company to meet its cost expectations;

●	performance shortfalls as a result of the diversion of management’s attention as a result of the Merger; and

●	potential unknown liabilities and unforeseen increased expenses or delays associated with the Merger.

If we cannot integrate Lyneer’s business successfully with the management and assets of Atlantic, we may fail to realize the expected benefits of the Merger. In addition, there is no assurance that all of the goals and anticipated benefits of the Merger will be achievable, particularly as the achievement of the benefits are in many important respects subject to factors that we cannot control. These factors include such things as the reactions of third parties with whom contracts are entered into and with which business is undertaken and the reactions of investors and analysts.

It is possible that the integration process could result in diversion of the attention of our management that could adversely affect our ability to maintain any outside business relationships and our ability to achieve the anticipated benefits of the Merger, or could reduce our operating results or otherwise adversely affect our business and financial results following the Merger.

We may not realize anticipated growth opportunities.

We expect that we will realize growth opportunities and other financial and operating benefits as a result of the Merger; however, we cannot predict with certainty if or when these growth opportunities and benefits will occur, or the extent to which they actually will be achieved.

Our principal stockholder owns a majority of our Common Stock, and its interests may conflict with yours in the future.

All of IDC’s shares have been pledged to Lyneer’s lenders. Each share of our common stock initially entitles its holder to one vote on all matters presented to stockholders generally. Accordingly, IDC our principal stockholder, owns approximately 52% of our issued shares, will be able to control the election and removal of the majority of our directors and thereby determine corporate and management policies, including potential mergers or acquisitions, payment of dividends, asset sales, amendment of the articles and by-laws and other significant corporate transactions of our company for so long as it retains significant ownership. This concentration of ownership may delay or deter possible changes in control of our company, which may reduce the value of an investment in our common stock. So long as IDC continues to own a significant amount of the voting power, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control decisions of our company.

A default by IDC, our principal stockholder, on the joint and several debt obligations of IDC and our Lyneer subsidiary could result in a change of control of our company.

Our principal stockholder, IDC owns approximately 52% of our issued and outstanding common stock. In order to secure the current joint and several debt obligations of IDC and Lyneer until such time as such indebtedness can be restructured or repaid, we pledged to the lender under the Term Note our equity ownership of Lyneer and IDC pledged to such lender its equity ownership in our company. In the event of a default under the joint and several debt obligations of IDC and Lyneer under the Term Note, the lender under the Term Note would be able to foreclose on our equity interest in Lyneer and upon IDC’s equity ownership of our company. Any foreclosure upon our equity in Lyneer and/or IDC’s common stock of our company by the lender, or any sales by the lender of IDC’s common stock of our company, may have an adverse effect on the market price of our common stock resulting in a diminution in the value of your investment. See “Principal Stockholders.”

Our shares are subject to the penny stock rules, and make it more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain a listing on a National Securities Exchange and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

Uncertainties associated with the Merger may cause a loss of Atlantic and Lyneer management personnel and other key employees that could adversely affect our future business and operations following the Merger.

We are dependent on the experience and industry knowledge of Atlantic’s and Lyneer’s officers and other key employees to execute our business plans. Our success will depend in part, upon our ability to retain key management personnel and other key employees of both Atlantic and Lyneer, as well as upon the ability of our new management to execute operationally after the Merger. Lyneer’s and, to a lesser extent, Atlantic’s current and prospective employees may experience uncertainty about their roles within our company following the Merger or other concerns regarding our operations, any of which may have an adverse effect on our ability to attract or retain key management and other key personnel. Accordingly, no assurance can be given that we will be able to attract or retain key management personnel and other key employees to the same extent that Lyneer and Atlantic have previously been able to attract or retain such employees.

We will continue to incur substantial costs and obligations as a result of being a public company.

As a publicly-traded company, we will continue to incur significant legal, accounting and other expenses that neither Atlantic nor Lyneer was required to incur in the recent past. In addition, laws, regulations and standards relating to corporate governance and public disclosure for public companies, including the rules and regulations of the SEC, have increased the costs and the time that must be devoted to compliance matters. We expect that the amount of time and requirements to comply with these rules and regulations will continue to increase and that the legal and financial costs that the combined company will incur will increase compared to the costs that we previously incurred and could lead to a diversion of management time and attention from revenue-generating activities.

We may issue additional shares or other equity securities without your approval, which would dilute your ownership interest in our company and may depress the market price of our common stock.

We may issue additional shares or other equity securities in the future in connection with, among other things, equity financings, future acquisitions, repayment of outstanding indebtedness or grants without stockholder approval in a number of circumstances.

The issuance of additional shares or other equity securities could have one or more of the following effects:

●	Our existing stockholders’ proportionate ownership interest will decrease;

●	the amount of cash available per share, including for payment of dividends in the future, may decrease;

●	the relative voting strength of each previously outstanding share may be diminished; and

●	the market price of our shares may decline.

If our future performance does not meet market expectations, the price of our securities may decline.

If our future performance does not meet market expectations, the price of our common stock may decline. Because the number of shares of our common stock issued as consideration in the Merger will not be adjusted to reflect any changes in the market price of our common stock, the value of our common stock issued in the Merger may be higher or lower than the values of our shares on earlier dates.

In addition, fluctuations in the price of our common stock could contribute to the loss of all or part of your investment. Prior to the Merger, there has not been a public market for the equity interests of Atlantic or Lyneer, and there has been no trading in the equity securities of either company. Accordingly, the valuation ascribed to the equity securities of our company, Atlantic and Lyneer in the Merger may not be indicative of the price that will prevail in the trading market following the Merger. If an active market for the shares of our common stock continues, the trading price of our shares following the Merger could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our common stock and our common stock may trade at prices significantly below the price you paid for them.

Factors affecting the trading price of our common stock following this offering may include:

●	actual or anticipated fluctuations in our financial results or the financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	the success of competitors;

●	our operating results failing to meet market expectations in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning us or the staffing industry and market in general;

●	operating and share price performance of other companies that investors deem comparable to us;

●	our ability to market new and enhanced products on a timely basis;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving our company;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of our shares available for public sale;

●	any significant change in our board or management;

●	sales of substantial amounts of shares by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of our common stock irrespective of our operating performance. The stock market in general and securities trading on the OTC, have experienced price and volume fluctuations that are often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for stocks of other companies that investors perceive to be similar to our company could depress our share price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our common stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

The market price of our common stock may be affected by factors different from those affecting Lyneer’s equity securities prior to consummation of the Merger.

Our historical business differs from that of Atlantic’s and Lyneer’s business. Accordingly, the results of operations of the combined company and the market price of our common stock may be affected by factors different from those that previously affected the independent results of operations of Lyneer.

While we sold substantially all of our current operations, including all of our operating assets and most of our liabilities, to SeqLL Omics pursuant to the Asset Purchase Agreement, there may be certain liabilities that cannot be transferred.

Pursuant to the Asset Purchase Agreement, we transferred all of our current operating assets and liabilities, other than our liabilities under an outstanding promissory note in the principal amount of $1,375,000 and our office lease payment obligations for one year, to SeqLL Omics upon the closing of the Merger. However, if we are unable to transfer certain liabilities, such as certain tax liabilities, we will remain obligated for such liabilities. Depending on the timing of any such claim and the amount of such claim, the Asset Purchase Agreement may not provide adequate remedies for such claims and we may remain obligated for such liabilities.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges, including goodwill, that could have a significant negative effect on our financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Although we conducted a due diligence examination of Atlantic and Lyneer and their respective subsidiaries, we cannot assure you that this examination revealed all material issues that may be present in the business of those companies, or that factors outside of our control will not later arise. As a result, we may be forced to later write down or write off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we may report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

We may be subject to claims based upon our cancellation of stock and cash dividends to our pre-Merger stockholders.

Pursuant to the approval of our stockholders at our August 2023 Special Meeting, we were required, prior to the closing of the Merger, to declare a cash dividend payable to our stockholders of record as of the close of business on a date to be determined, but prior to the date of pricing of this offering, in an amount equal to our cash and cash equivalents as of the closing date of the Merger, less any amounts withheld for taxes and certain other obligations as of such date. Concurrently with the declaration of such cash dividend, we were also required to declare a stock dividend issuable to such stockholders of an aggregate of 4,704,098 shares of our common stock. However, in connection with the preparation for the closing the Merger, on November 3, 2023, the parties to the Merger Agreement agreed to waive the declaration of such dividends in consideration of our agreement to make a settlement offer within 90 days of the closing of a public offering to our stockholders of record as of September 26, 2023, the record date for such dividends, to settle any claims of such stockholders for failing to pay such dividends by issuing to such stockholders the amount of cash on hand (less certain pre-closing expenses) and the number of shares of our common stock that such stockholders would have received had such dividends been declared and made. While we transferred our cash on hand as of the closing date to restricted cash and escrowed 4,704,098 shares of our common stock, at the closing of the Merger which one being registered as under this Registration Statement for the future payment of such proposed settlement amounts, there can be no assurance that such amounts will be sufficient to pay any claims that may be made against us for our failure to pay the cash and stock dividends that were originally required by the Merger Agreement, or that additional claims may not be made against us by other stockholders of our company for our failure to pay such dividends.

Risks Related to Lyneer’s Business

Lyneer operates in an intensely competitive and rapidly changing business environment, and there is a substantial risk that its services could become obsolete or uncompetitive.

The markets for Lyneer’s services are highly competitive. Lyneer’s markets are characterized by pressures to provide high levels of service, incorporate new capabilities and technologies, accelerate job completion schedules and reduce prices. Furthermore, Lyneer faces competition from a number of sources, including other executive search firms and professional search, staffing and consulting firms. Several of Lyneer competitors have greater financial and marketing resources than Lyneer does. New and current competitors are aided by technology, and the market has low barriers to entry and similarly such technologies have allowed employers to find workers without the help of traditional agencies. Specifically, the increased use of the internet may attract technology-oriented companies to the professional staffing industry. Free social networking sites such as LinkedIn and Facebook are also becoming a common way for recruiters and employees to connect without the assistance of a staffing company.

Lyneer’s future success depends largely upon its ability to anticipate and keep pace with those developments and advances. Current or future competitors could develop alternative capabilities and technologies that are more effective, easier to use or more economical than Lyneer’s services. In addition, Lyneer believes that, with continuing development and increased availability of information technology, the industries in which Lyneer competes may attract new competitors. If Lyneer’s capabilities and technologies become obsolete or uncompetitive, its related sales and revenue would decrease. Due to competition, Lyneer may experience reduced margins on its services, loss of market share, and loss of customers. If Lyneer is not able to compete effectively with current or future competitors as a result of these and other factors, Lyneer’s business, financial condition and results of operations could be materially adversely affected.

Lyneer’s debt instruments contain covenants that could limit its financing options and liquidity position, which would limit its ability to grow its business.

Covenants in Lyneer’s debt instruments impose operating and financial restrictions on Lyneer. These restrictions prohibit or limit its ability to, among other things:

●	pay cash dividends to its stockholders, subject to certain limited exceptions;

●	redeem or repurchase its common stock or other equity;

●	incur additional indebtedness;

●	permit liens on assets;

●	make certain investments (including through the acquisition of stock, shares, partnership or limited liability company interests, any loan, advance or capital contribution);

●	sell, lease, license, lend or otherwise convey an interest in a material portion of our assets; and

●	sell or otherwise issue shares of its common stock or other capital stock subject to certain limited exceptions.

Lyneer’s failure to comply with the restrictions in its debt instruments could result in events of default, which, if not cured or waived, could result in Lyneer being required to repay these borrowings before their due date. The holders of Lyneer’s debt may require fees and expenses to be paid or other changes to terms in connection with waivers or amendments. If Lyneer is forced to refinance these borrowings on less favorable terms, Lyneer’s results of operations and financial condition could be adversely affected by increased costs and rates. In addition, these restrictions may limit its ability to obtain additional financing, withstand downturns in its business or take advantage of business opportunities.

While Lyneer’s historical financial statements report net losses primarily as a result of its accounting for its acquisition by IDC in August 2021, there can be no assurance of profitability post-Merger.

Lyneer has reported a net loss of $4,866,844 for the three-month period ended March 31, 2024 and net losses of $15,252,020, and $3,221,058 for the years ended December 31, 2023 and 2022, respectively. The consolidated financial statements of Lyneer since August 31, 2021 reflect the post-acquisition activity of Lyneer since its acquisition by IDC, including pushdown accounting that reflects the combined lender liability and certain other indebtedness with IDC, which was assumed by IDC as part of the Merger subject to Lyneer’s and IDC’s ability to restructure their outstanding joint and several debt obligations. There can be no assurance that Lyneer will operate profitably in the future.

Lyneer has a significant amount of debt obligations and its failure to restructure or pay such obligations when due could have a material adverse impact on Lyneer’s financial condition and long-term viability.

In addition to the Merger Note issued to IDC in the principal amount of $35 million, at the closing of the Merger, Lyneer’s existing debt obligations currently include all of the debt obligations of IDC as a co-borrower as all of the loan arrangements entered into by Lyneer and IDC provide that such parties are jointly and severally liable for the full amount of the indebtedness. At March 31, 2024, such indebtedness totaled $137,263,309. The joint indebtedness of Lyneer and IDC is made up of a revolving credit facility and a term loan from their senior lenders and promissory notes that are payable to the two prior owners of Lyneer. Currently, and until such obligations are either repaid in full or restructured by the lenders to release Lyneer as an obligor on such indebtedness, if IDC cannot, or does not, repay any portion of the debt owed by IDC, Lyneer could be responsible for repaying all of the outstanding obligations and Lyneer’s current operations are not expected to be sufficient to make all of the necessary payments. Pursuant to an Allocation Agreement dated as of December 25, 2023, IDC agreed with Lyneer to assume responsibility for all payments under the term loan and the promissory notes payable to the two prior owners of Lyneer (the “Assumed Debt”), and all but $35 million that is outstanding under the revolving credit facility. However, until such time as Lyneer’s joint and several debt obligations are restructured, the agreement of IDC to assume all but $35 million of the joint indebtedness is not being given effect for accounting purposes, and Lyneer will remain a joint and several obligor on such indebtedness and will be obligated to pay such indebtedness if IDC does not do so.

In addition, under the Allocation Agreement, IDC and Prateek Gattani, IDC’s Chief Executive Officer and our Chairman of the Board, have agreed for IDC to work with Lyneer to implement a plan to refinance or otherwise satisfy the Assumed Debt and to restructure their revolving credit facility with current credit availability of up to $125,000,000 for which Lyneer is currently jointly and severally liable with IDC so that Lyneer will be obligated for only $35 million under its own facility. Lyneer also intends to enter into a new revolving credit facility with its current lender or a new lender that will be supportable by Lyneer’s stand-alone borrowing base and is expected to be on terms similar to those of the existing agreement. It is contemplated that the new credit facility will provide credit availability to Lyneer of up to $40,000,000 and will replace Lyneer’s remaining obligations under the existing revolving credit facility. However, there can be no assurance that Lyneer will be able to support its continuing indebtedness, to generate revenues sufficient in amount to enable us to pay our indebtedness under the Merger Note, or to repay or refinance any such indebtedness when due. Lyneer’s failure to comply with its obligations under its existing indebtedness following the Merger, or to repay or refinance such indebtedness when due, including our indebtedness under the Merger Note, would likely have a material adverse impact on our financial condition and long-term viability.

Lyneer will remain jointly and severally liable for the Assumed Debt until such indebtedness is restructured to remove Lyneer as an obligor or such indebtedness is paid in full.

As described in the previous risk factor, Lyneer will remain jointly and severally liable as a co-borrower with IDC on all loan arrangements for which they are now jointly liable until such time as such loan arrangements are restructured or paid in full. The assets of Lyneer have been pledged to the senior lender under the revolving credit facility and, in connection with the closing of the Merger, were pledged to the lender under the term loan our equity interests in Lyneer, our sole operating subsidiary, as collateral for the repayment of such loan. In the event Lyneer or IDC is unable to restructure or repay their joint and several indebtedness by September 30, 2024, or there occurs any other event of default under the revolving credit facility or the term loan, including, but not limited to completion of an Initial Capital Raise (as defined) by July 15, 2024, the lenders under the revolving credit facility and the term loan will be able to foreclose upon the equity and assets of Lyneer, which could result in a loss of your investment. Notwithstanding the fact that IDC and Prateek Gattani have agreed to repay the joint and several indebtedness, in the event that IDC cannot or will not repay any of such indebtedness, Lyneer may be required to make such payments. In such event, IDC would then be required to repay Lyneer for the amounts paid on IDC’s behalf. As Lyneer and IDC have been unable to restructure or repay their joint and several indebtedness, all of Lyneer’s joint indebtedness with IDC as of December 31, 2023 has been reclassified as current liabilities as of such date. The failure of IDC to either restructure the existing joint and several obligations to remove Lyneer as a co-borrower and/or to repay the joint and several indebtedness could have a material adverse impact on Lyneer’s financial condition and its long-term viability and the market price of our common stock.

Lyneer has been in default under its principal credit facilities and outstanding promissory notes and any additional or future defaults by Lyneer under its credit facilities could have a material adverse impact on Lyneer’s financial condition and long-term viability.

Lyneer has entered into several debt facilities under which it is jointly and severally liable for repayment with its current parent, IDC. Lyneer was not in compliance with all of its covenants under its revolving credit facility as of June 30, 2023. On July 14, 2023, Lyneer received notice from the lender that it was in default under such facility due to Lyneer’s failure to repay a $14,919,145 over-advance on such facility, which amount was increased to $22,518,585 as of December 31, 2023. Further, on July 21, 2023, Lyneer received notice from the lender informing Lyneer that Lyneer may not make payments on its term loan with the lender until the over-advance payment default has been cured or waived.

As a result of such notification, Lyneer did not make subsequent payments due on the term loan. Furthermore, Lyneer did not make certain principal and interest payments due on its promissory notes payable to the sellers of Lyneer to IDC as payments to any other debt holders was prohibited by the administrative agent of the lender. Since July 2023, Lyneer has entered into forbearance agreements with its lenders pursuant to which it received waivers of its exiting events of default.

On June 18, 2024, IDC and Lyneer entered into new limited consent and forbearance agreements with the lenders under which the lenders agreed, to waive all existing events of default and to forbear from exercising their rights and remedies an Initial Capital Raise with respect to such events of default through July 15, 2024. However, if we are unable to complete an Initial Capital Raise of at least $20 million prior to July 15, 2024, or there occurs any other event of default under the revolving credit facility or the term loan, IDC and Lyneer will again be in default under their revolving credit facility and the note obligations, which would likely have a material adverse effect on Lyneer’s financial condition and long-term viability. As described below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lyneer — Liquidity and Capital Resources”, the lenders’ consent to this offering is conditioned upon satisfaction of various covenants on the part of IDC and Lyneer, who remain jointly and severally liable, until all debt is restructured. Even if IDC pays in full the term loan and the promissory notes payable to the prior sellers of Lyneer and Lyneer is successful in restructuring its obligations under the revolving credit facilities, there can be no assurance that all conditions subsequent will be satisfied and that Lyneer will be able to comply with all of its obligations under such credit facilities. Any failure on the part of Lyneer to comply with its obligations under the credit facilities could result in a default which would be expected to have a material adverse impact on Lyneer’s financial condition and its long-term viability. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lyneer.”

There is substantial doubt about Lyneer’s ability to continue as a going concern as a result of the above-described events of default under its principal credit facilities.

Given the uncertainties around Lyneer’s liquidity, its accumulated deficit, recurring losses and its compliance with its covenants in its credit facilities and Lyneer’s ability to refinance or repay its existing debt obligations Lyneer has concluded that there is substantial doubt about its ability to continue as a going concern for at least one year from the date of issuance of its consolidated financial statements. The accompanying consolidated financial statements have been prepared assuming Lyneer will continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Lyneer is currently attempting to refinance its debt obligations with its lenders and is negotiating other financing opportunities to provide greater flexibility. The failure of the Company to complete an Initial Capital Raise of at least $20 million by July 15, 2024 or for IDC and Lyneer to either restructure the existing joint and several obligations to remove Lyneer as a co-borrower and/or to repay or refinance the joint and several indebtedness by September 30, 2024 could have a material adverse impact on Lyneer’s financial condition and its long-term viability and the market price of our common stock.

Lyneer faces risks associated with litigation and claims.

Lyneer and certain of its subsidiaries may be named as defendants in lawsuits from time to time that could cause them to incur substantial liabilities. Lyneer and certain of its subsidiaries are currently defendants in several actual or asserted class and representative action lawsuits brought by or on behalf of their current and former employees alleging violations of federal and state law with respect to certain wage and hour related matters, among other claims. The various claims made in one or more of such lawsuits include, among other things, the misclassification of certain employees as exempt employees under applicable law, failure to comply with wage statement requirements, failure to compensate certain employees for time spent performing activities related to the interviewing process, and other related wage and hour violations. Such suits seek, as applicable, unspecified amounts for unpaid overtime compensation, penalties, and other damages, as well as attorneys’ fees. While all of Lyneer’s existing material litigation are subject to pending settlement approvals by the applicable courts, there can be no assurance that such settlements will be approved by the courts. As a result, it is not possible to predict the outcome of these lawsuits. Notwithstanding the proposed settlements, these lawsuits, and future lawsuits that may be brought against Lyneer or its subsidiaries, may consume substantial amounts of Lyneer’s financial and managerial resources and might result in adverse publicity, regardless of the ultimate outcome of the lawsuits. An unfavorable outcome with respect to these lawsuits and any future lawsuits or regulatory proceedings could, individually or in the aggregate, cause Lyneer to incur substantial liabilities or impact its operations in such a way that may have a material adverse effect upon Lyneer’s business, financial condition or results of operations. In addition, an unfavorable outcome in one or more of these cases could cause Lyneer to change its compensation plans for its employees, which could have a material adverse effect upon Lyneer’s business. See “Information About Lyneer — Legal Proceedings.”

Lyneer’s revenue can vary because its customers can terminate their relationship with them at any time with limited or no penalty.

Lyneer focuses on providing mid-level professional and light industrial personnel on a temporary assignment-by-assignment basis, which customers can generally terminate at any time or reduce their level of use when compared with prior periods. To avoid large placement agency fees, large companies may use in-house personnel staff, current employee referrals, or human resources consulting companies to find and hire new personnel. Because placement agencies typically charge a fee based on a percentage of the first year’s salary of a new worker, companies with many jobs to fill have a large financial incentive to avoid agencies.

Lyneer’s business is also significantly affected by its customers’ hiring needs and their views of their future prospects. Lyneer’s customers may, on very short notice, terminate, reduce or postpone their recruiting assignments with Lyneer and, therefore, affect demand for its services. As a result, a significant number of Lyneer’s customers can terminate their agreements at any time, making Lyneer particularly vulnerable to a significant decrease in revenue within a short period of time that could be difficult to quickly replace. This could have a material adverse effect on Lyneer’s business, financial condition and results of operations.

Lyneer’s service revenue increased by $2,595,090, or 2.6% for the three months ended March 31, 2024 as compared with the prior year. Lyneer’s service revenue declined by $40,169,416, or 9.1%, during the year ended December 31, 2023, as compared to the prior fiscal year. This decrease was predominantly due to the lower revenues from Lyneer’s temporary placement services business due primarily to general economic pressures and lower temporary job demand. Permanent placement and other services decreased by $2,606,962, or 36.0%, due to lower permanent job demand and a lack of qualified workers seeking permanent placement employment.

Most of Lyneer’s contracts do not obligate its customers to utilize a significant amount of Lyneer’s staffing services and may be cancelled on limited notice, so Lyneer’s revenue is not guaranteed. Substantially all of Lyneer’s revenue is derived from multi-year contracts that are terminable for convenience. Under Lyneer’s multi-year agreements, Lyneer contracts to provide customers with staffing services through work or service orders at the customers’ request. Under these agreements, Lyneer’s customers often have little or no obligation to request Lyneer’s staffing services. In addition, most of Lyneer’s contracts are cancellable on limited notice, even if Lyneer is not in default under the contract. Lyneer may hire employees permanently to meet anticipated demand for services under these agreements that may ultimately be delayed or cancelled. Lyneer could face a significant decline in revenues and its business, financial condition or results of operations could be materially adversely affected if:

●	Lyneer sees a significant decline in the staffing services requested under its service agreements; or

●	Lyneer’s customers cancel or defer a significant number of staffing requests; or Lyneer’s existing customer agreements expire or lapse and it cannot replace them with similar agreements.

Lyneer has client concentration and the loss of a significant client could adversely affect Lyneer’s business operations and operating results.

Lyneer has one client that represented approximately 16% and 18% of Lyneer’s 2023 and 2022 revenues, respectively. No other customer accounted for more than 10% of Lyneer’s revenues in either period. The client’s contract with Lyneer consists of a master service agreement (“MSA”) for temporary employee services with various customer locations entering into separate service annexes. None of the revenues from a specific location exceeded 5% of the aggregate revenue associated with the client. The current term of the MSA expires in January 2025 and automatically renews for one-year subsequent terms. However, the client may terminate the agreement for convenience at any time, subject to any accrued payment obligations. If this client were to terminate its relationship with Lyneer, Lyneer would face a material decrease in revenues if it is unable to replace the client’s lost revenues. This, in turn, would be expected to have a material adverse effect on Lyneer’s business and financial condition.

Lyneer could be harmed by improper disclosure or loss of sensitive or confidential company, employee, associate or customer data, including personal data.

In connection with the operation of its business, Lyneer stores, processes and transmits a large amount of data, including personnel and payment information, about its employees, customers, associates and candidates, a portion of which is confidential and/or personally sensitive. In doing so, Lyneer relies on its own technology and systems, and those of third-party vendors it uses for a variety of processes. Lyneer and its third-party vendors have established policies and procedures to help protect the security and privacy of this information. Unauthorized disclosure or loss of sensitive or confidential data may occur through a variety of methods. These include, but are not limited to, systems failure, employee negligence, fraud or misappropriation, or unauthorized access to or through our information systems, whether by Lyneer’s employees or third parties, including a cyberattack by computer programmers, hackers, members of organized crime and/or state-sponsored organizations, who may develop and deploy viruses, worms or other malicious software programs.

While Lyneer maintains cyber insurance with respect to many such claims and has provisions of agreements with third-parties that detail security obligations and typically have indemnification obligations related to the same, any such unauthorized disclosure, loss or breach could harm Lyneer’s reputation and subject Lyneer to government sanctions and liability under its contracts and laws that protect sensitive or personal data and confidential information, resulting in increased costs or loss of revenues. It is possible that security controls over sensitive or confidential data and other practices that Lyneer and its third-party vendors follow may not prevent the improper access to, disclosure of, or loss of such information. Further, data privacy is subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions in which Lyneer provides services. Any failure or perceived failure to successfully manage the collection, use, disclosure, or security of personal information or other privacy related matters, or any failure to comply with changing regulatory requirements in this area, could result in legal liability or impairment to Lyneer’s reputation in the marketplace. Following consummation of the Merger, our board of directors and its audit committee will consult with Lyneer’s management and will be briefed by, and receive appropriate recommendations from, management on matters associated with regulatory compliance and security.

Lyneer has been and may be exposed to employment-related claims and losses, including class action lawsuits that could have a material adverse effect on its business.

Lyneer employs people internally and in the workplaces of other businesses. Many of these individuals have access to customer information systems and confidential information. The risks of these activities include possible claims relating to:

●	discrimination and harassment;

●	wrongful termination or denial of employment;

●	violations of employment rights related to employment screening or privacy issues;

●	classification of temporary workers;

●	assignment of illegal aliens;

●	violations of wage and hour requirements;

●	retroactive entitlement to temporary worker benefits;

●	errors and omissions by Lyneer’s temporary workers;

●	misuse of customer proprietary information;

●	misappropriation of funds;

●	damage to customer facilities due to negligence of temporary workers; and

●	criminal activity.

Lyneer may incur fines and other losses or negative publicity with respect to these problems. In addition, these claims may give rise to litigation, which could be time-consuming and expensive. New employment and labor laws and regulations may be proposed or adopted that may increase the potential exposure of employers to employment-related claims and litigation. There can be no assurance that the corporate policies Lyneer has in place to help reduce its exposure to these risks will be effective or that Lyneer will not experience losses as a result of these risks. There can also be no assurance that the insurance policies Lyneer has purchased to insure against certain risks will be adequate or that insurance coverage will remain available on reasonable terms or be sufficient in amount or scope of coverage.

Long-term contracts do not comprise a significant portion of Lyneer’s revenue.

Because long-term contracts are not a significant part of Lyneer’s staffing services business, future results cannot be reliably predicted by considering past trends or extrapolating past results. Additionally, Lyneer’s clients will frequently enter nonexclusive arrangements with several firms, which the client is generally able to terminate on short notice and without penalty. The nature of these arrangements further exacerbates the difficulty in predicting Lyneer’s future results.

Lyneer may be unable to find sufficient candidates for its talent solutions business.

Lyneer’s talent solutions services business consists of the placement of individuals seeking employment. There can be no assurance that candidates for employment will continue to seek employment through Lyneer. Candidates generally seek contract or permanent positions through multiple sources, including Lyneer and its competitors. Before the COVID-19 pandemic, unemployment in the U.S. was at historic lows and during the second half of 2021, as the economy recovered, competition for workers in a number of industries became intense. When unemployment levels are low, finding sufficient eligible candidates to meet employers’ demands is more challenging. Although unemployment has risen in some areas in which Lyneer operates, talent shortages have persisted in a number of disciplines and jurisdictions. Any shortage of candidates could materially adversely affect Lyneer’s business or financial condition.

Lyneer’s growth of operations could strain its resources and cause its business to suffer.

While Lyneer plans to continue growing its business organically through expansion, sales efforts, and strategic acquisitions, while maintaining tight controls on its expenses and overhead, lean overhead functions combined with focused growth may place a strain on its management systems, infrastructure and resources, resulting in internal control failures, missed opportunities, and staff attrition that could have a negative impact on its business and results of operations.

Lyneer is dependent on its management personnel and employees, and a failure to attract and retain such personnel could harm its business.

Lyneer is engaged in the services business. As such, its success or failure is highly dependent upon the performance of its management personnel and employees, rather than upon tangible assets (of which Lyneer has few). There can be no assurance that Lyneer will be able to attract and retain the personnel that are essential to its success.

Lyneer’s results of operations can be negatively impacted by variable costs.

Lyneer’s results of operations can be negatively impacted by, among other things, changes in unemployment tax rates, changes in workers’ compensation insurance rates and claims relating to audits, and write-offs of uncollectible customer receivables.

Lyneer’s expansion and acquisition strategy may not be executed effectively.

Lyneer’s plan for strategic growth is dependent upon finding suitable acquisition targets and executing upon the transactions in a viable manner. Lyneer has not reached any definitive agreement with any acquisition targets, and Lyneer cannot assure you that it will consummate any acquisition on favorable terms or at all.

Risks Related to Atlantic’s Business

Atlantic must avoid any conflicts of interest post-merger.

The management of Atlantic Acquisition Corp. (“AAC”) became our management. They are required under corporate law to direct substantially all of their business time to that of our company, exclusive of any transaction that may not be a corporate opportunity for us. Therefore, the management of AAC will be required, under their employment agreements with us, to direct substantially all of their business time to our affairs, and AAC is not expected to have significant revenues, if any, in the near future.

Risks of our roll-up strategy.

Our roll-up strategy, assumes, in part, we will be able to convince smaller firms that they can increase their profitability and market share through an affiliation with us and the use of our infrastructure, systems and programs the strategy will be to purchase, or merge with, smaller businesses in the staffing industry, thus decreasing certain operating inefficiencies and increasing economics of sale. Should these assumptions be incorrect, our strategy is unlikely to succeed. We will depend upon the abilities of people who own the businesses we acquire, or on the managers they employ. In addition, we must be able to attract and retain qualified personnel at all levels of operations and maintain the same levels of quality control over our services as Lyneer currently offers its clients. Unless we are able to manage such expanded operations in a manner consistent with Lyneer’s present practice, Lyneer’s operations may be adversely affected. Although Atlantic’s senior management has extensive experience in managing acquired operations, there can be no assurance that any acquired operations will be profitable. Thus, there can be no assurance that we will be successful our or roll-up strategy, that such strategy will result in increased profits, or that we can obtain, on affordable terms, any additional financing that might be necessary to affect our growth strategy.

Our strategy of growing our company through acquisitions may impact our business in unexpected ways.

Our growth strategy involves acquisitions that will help us expand our service offerings and diversify our geographic footprint. It is expected that we will continuously evaluate acquisition opportunities. However, there can be no assurance that we will be able to identify acquisition targets that complement our strategy and are available at valuation levels accretive to our business. Even if we are successful in acquiring additional entities, our acquisitions may subject our business to risks that may impact our results of operations, including:

●	our inability to integrate acquired companies effectively and realize anticipated synergies and benefits from the acquisitions;

●	the diversion of management’s attention to the integration of the acquired businesses at the expense of delivering results for the legacy business;

●	our inability to appropriately scale critical resources to support the business of the expanded enterprise and other unforeseen challenges of operating the acquired business as part of Lyneer’s operations;

●	our inability to retain key employees of the acquired businesses and/or inability of such key employees to be effective as part of Lyneer’s operations;

●	the impact of liabilities of the acquired businesses undiscovered or underestimated as part of the acquisition due diligence;

●	our failure to realize anticipated growth opportunities from a combined business, because existing and potential customers may be unwilling to consolidate their business with a single supplier or to stay with the acquirer post-acquisition;

●	the impacts of cash on hand and debt incurred to finance acquisitions, thus reducing liquidity for other significant strategic objectives;

●	the internal controls over financial reporting, disclosure controls and procedures, corruption prevention policies, human resources and other key policies and practices of the acquired companies may be inadequate or ineffective;

●	as a public company, we are required to continue to comply with the rules and regulations of the SEC and, as a substantially larger company, we will require increased marketing, compliance, accounting and legal costs; and

●	notwithstanding the fact that any future acquisitions may or may not continue to operate as independent entities in their particular markets, keeping their own brand identity and management teams, we will, in all likelihood, require our lenders’ approval under existing loan covenants.

General Risks Affecting Our Business

We will be required to raise additional funds prior to the maturity date of the Merger Note to repay such note and our other outstanding indebtedness and to support our future capital needs.

We believe our cash on hand and cash generated from operations, will not be sufficient to pay the Merger Note and our other outstanding indebtedness in full when due and to fund our ongoing operations. As stated above, Lyneer has been in default under its principal credit facilities and outstanding promissory notes and any future defaults by Lyneer under its credit facilities could have a material adverse impact on Lyneer’s financial condition and long-term viability. Under the forbearance agreements dated June 18, 2024, we are required to seek at least $20 million future financing prior to July 15, 2024, and on or before September 30, 2024, to restructure the outstanding indebtedness that is the subject of such forbearance agreements. In addition, we are required to seek additional financing prior to September 30, 2024, the maturity date of the Merger Note, to repay the Merger Note when due. Thereafter, we will be required to seek financing to pay or refinance our other outstanding indebtedness.

We cannot assure you that we will be able to obtain additional funds on acceptable terms, or at all. Our ability to obtain additional financing will be subject to market conditions, our operating performance and investor sentiment, among other factors. If we raise additional funds by issuing equity or equity-linked securities, our stockholders may experience dilution. Future debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt. Any debt or equity financing may contain terms that are not favorable to us or our stockholders.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of those securities could result in substantial dilution for our current stockholders. The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then-outstanding. We may issue additional shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock in connection with hiring or retaining personnel, option or warrant exercises, future acquisitions or future placements of our securities for capital-raising or other business purposes. The issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our common stock to decline further and existing stockholders may not agree with our financing plans or the terms of such financings.

In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

Furthermore, any additional debt or equity financing that we may need may not be available on terms favorable to us, or at all. If we are unable to obtain such additional financing on a timely basis, we may have to curtail our development activities and growth plans and/or be forced to sell assets, perhaps on unfavorable terms, which would have a material adverse effect on our business, financial condition and results of operations, and we ultimately could be forced to discontinue our operations and liquidate, in which event it is unlikely that stockholders would receive any distribution on their shares. Further, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.

The requirements of complying with the Exchange Act and the Sarbanes-Oxley Act may strain our resources and distract management.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002. The costs associated with these requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Historically, we have maintained a small accounting staff and use supplemental resources such as contractors and consultants to provide additional accounting and finance support. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant additional resources and management oversight may be required. This effort may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial persons with appropriate public company experience and technical accounting knowledge. Failure to properly hire, train and supervise the work of our accounting staff could lead to a material weakness in our control environment and our internal controls, including internal controls over financial reporting.

Disruption of critical information technology systems or material breaches in the security of our systems could harm our business, customer relations and financial condition.

Information technology (“IT”) helps us to operate efficiently, interface with customers, maintain financial accuracy and efficiently and accurately produce our financial statements. IT systems are used extensively in virtually all aspects of our business, including sales forecast, order fulfilment and billing, customer service, logistics, and management of data from running samples on our products. Our success depends, in part, on the continued and uninterrupted performance of our IT systems. IT systems may be vulnerable to damage from a variety of sources, including telecommunications or network failures, power loss, natural disasters, human acts, computer viruses, computer denial-of-service attacks, unauthorized access to customer or employee data or company trade secrets, and other attempts to harm our systems. Certain of our systems are not redundant, and our disaster recovery planning is not sufficient for every eventuality. Despite any precautions we may take, such problems could result in, among other consequences, disruption of our operations, which could harm our reputation and financial results.

If we do not allocate and effectively manage the resources necessary to build and sustain the proper IT infrastructure, we could be subject to transaction errors, processing inefficiencies, loss of customers, business disruptions or loss of or damage to intellectual property through security breach. If our data management systems do not effectively collect, store, process and report relevant data for the operation of our business, whether due to equipment malfunction or constraints, software deficiencies or human error, our ability to effectively plan, forecast and execute our business plan and comply with applicable laws and regulations will be impaired, perhaps materially. Any such impairment could materially and adversely affect our reputation, financial condition, results of operations, cash flows and the timeliness with which we report our internal and external operating results.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our customers, suppliers and business partners, and personally identifiable information of our employees, on our networks. The secure processing, maintenance and transmission of this information is critical to our operations. Despite our security measures, our IT infrastructure may be vulnerable to attacks by hackers, computer viruses, malicious codes, unauthorized access attempts, and cyber- or phishing-attacks, or breached due to employee error, malfeasance, faulty password management or other disruptions. Third parties may attempt to fraudulently induce employees or other persons into disclosing usernames, passwords or other sensitive information, which may in turn be used to access our IT systems, commit identity theft or carry out other unauthorized or illegal activities. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, disruption of our operations and damage to our reputation, which could divert our management’s attention from the operation of our business and materially and adversely affect our business, revenues and competitive position. Moreover, we may need to increase our efforts to train our personnel to detect and defend against cyber- or phishing-attacks, which are becoming more sophisticated and frequent, and we may need to implement additional protective measures to reduce the risk of potential security breaches, which could cause us to incur significant additional expenses.

We are subject to certain U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations. We can face serious consequences for violations.

Among other matters, U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations, which are collectively referred to as Trade Laws, prohibit companies and their employees, agents, clinical research organizations, legal counsel, accountants, consultants, contractors, and other partners from authorizing, promising, offering, providing, soliciting or receiving, directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of Trade Laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations.

Risks Related to Ownership of Our Common Stock

The market price of our common stock may be highly volatile, and you could lose all or part of your investment.

The market price of our common stock may be highly volatile. You may be unable to sell your shares of common stock at or above the offering price. The market prices of our common stock could be subject to wide fluctuations in response to a variety of factors, which include:

●	actual or anticipated fluctuations in our financial condition and operating results;

●	announcements of technological innovations by us or our competitors;

●	announcements by our customers, partners or suppliers relating directly or indirectly to our products, services or technologies;

●	overall conditions in our industry and market;

●	addition or loss of significant customers;

●	changes in laws or regulations applicable to our products;

●	actual or anticipated changes in our growth rate relative to our competitors;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments or achievement of significant milestones;

●	additions or departures of key personnel;

●	competition from existing products or new products that may emerge;

●	fluctuations in the valuation of companies perceived by investors to be comparable to us;

●	disputes or other developments related to proprietary rights, including patents, litigation matters or our ability to obtain intellectual property protection for our technologies;

●	announcement or expectation of additional financing efforts;

●	sales of our common stock or warrants by us or our stockholders;

●	stock price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

●	reports, guidance and ratings issued by securities or industry analysts; and

●	general economic and market conditions.

If any of the forgoing occurs, it could cause our common stock or trading volumes to decline. Stock markets in general and the over-the-counter market and the market for companies in our industry in particular have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market prices of our common stock. You may not realize any return on your investment in us and may lose some or all of your investment.

The price of our common stock could be subject to rapid and substantial volatility.

There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent public offerings, especially among those with relatively smaller public floats. As a smaller-capitalization company with a small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume, and less liquidity than larger-capitalization companies. In particular, our common stock may be subject to rapid and substantial price volatility, low volumes of trades, and large spreads in bid and asked prices. Such volatility, including any stock run-ups, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our shares of common stock.

In addition, if the trading volumes of our common stock are low, persons buying or selling in relatively small quantities may easily influence the price of our common stock. This low volume of trades could also cause the price of our common stock to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our common stock may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our common stock. As a result of this volatility, investors may experience losses on their investment in our common stock. A decline in the market price of our common stock also could adversely affect our ability to issue additional shares of common stock or other of our securities and our ability to obtain additional financing in the future. There can be no assurance that an active market in our common stock will be sustained. If an active market is not sustained, holders of our common stock may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

We may be subject to securities litigation, which is expensive and could divert our management’s attention.

The market price of our securities may be volatile, and in the past companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Our shares are subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities are currently quoted on the Over-the-Counter Market. Until we are able to obtain a listing on a National Securities Exchange, if the price of the common stock trades at less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

A reverse stock split of our common stock may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by a reverse stock split of our common stock given the reduced number of shares that will be outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split.

We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. We may remain an emerging growth company until as late as December 2026 (the fiscal year-end following the fifth anniversary of the completion of our initial public offering), though we may cease to be an emerging growth company earlier under certain circumstances, including (1) if the market value of our common stock that is held by non-affiliates exceeds $700,000,000 as of any June 30, in which case we would cease to be an emerging growth company as of the following December 31, or (2) if our gross revenue exceeds $1.235 billion in any fiscal year. Emerging growth companies may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors could find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 102 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Because we have elected to use the extended transition period for complying with new or revised accounting standards for an emerging growth company our financial statements may not be comparable to companies that comply with public company effective dates.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates, and thus investors may have difficulty evaluating or comparing our business, performance or prospects in comparison to other public companies, which may have a negative impact on the value and liquidity of our common stock.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

Provisions in our certificate of incorporation and bylaws, as amended and restatedne, may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and bylaws include provisions that:

●	authorize our board of directors to issue, without further action by the stockholders, up to 20,000,000 shares of undesignated preferred stock and up to 300,000,000 shares of authorized but unissued shares of common stock;

●	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

●	specify that special meetings of our stockholders can be called only by our board of directors, the Chairman of the Board, the Chief Executive Officer or the President;

●	establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors;

●	provide that our directors may be removed only for cause; and

●	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock to merge or combine with us.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for certain litigation that may be initiated by our stockholders.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory law or Delaware common law, subject to certain exceptions: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders; (3) any action asserting a claim against us arising pursuant to provisions of the Delaware General Corporation Law or our amended and restated certificate of incorporation or amended and restated bylaws; or (4) any action asserting a claim governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents. Stockholders who do bring a claim in the Court of Chancery could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near the State of Delaware. The Court of Chancery may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition. By agreeing to the exclusive forum provisions, investors will not be deemed to have waived our compliance obligations with any federal securities laws or the rules and regulations thereunder.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future and, as a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We have never declared or paid cash dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. In addition, any future loan arrangements we enter into may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. As a result, capital appreciation, if any, of our common stock offered hereby will be your sole source of gain for the foreseeable future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lyneer” and “Business,” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future, although not all forward-looking statements contain these words. These statements relate to future events or our future financial performance or condition and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

●	our expectations regarding the market size and growth potential for our business;

●	our ability to refinance our outstanding indebtedness in a timely manner to avoid a future default;

●	the implementation of our strategic plans, including strategy for our business, acquisitions and related financing;

●	the assumptions set forth in the pro forma financial statements proving to be accurate;

●	the ability of Lyneer and IDC to meet the terms and conditions of their joint and several debt obligations;

●	our ability to maintain and establish future collaborations and strategic clients;

●	the rate and degree of market acceptance of our services;

●	our ability to regain a listing on a National Securities Exchange and to meet the continued listing requirements;

●	our ability to generate sustained revenue or achieve profitability;

●	the pricing and expected gross margin for our services;

●	the expected benefits and synergies of the Merger;

●	the expected financial condition, results of operations, earnings outlook and prospects of our company, Atlantic, Lyneer and the combined company, including any projections of sales, earnings, revenue, margins or other financial items;

●	the ability of our new management team to execute our business plan;

●	our, Atlantic’s and Lyneer’s business strategies and goals;

●	any statements regarding the plans, strategies and objectives of management for future operations;

●	any statements regarding future economic conditions or performance;

●	all assumptions, expectations, predictions, intentions or beliefs about future events;

●	changes in applicable laws, regulations or permits affecting our, Atlantic’s or Lyneer’s operations or the industries in which each appears;

●	general economic and geopolitical conditions;

●	our competitive position; and

●	our estimates of our expenses, ongoing losses, future revenue, capital requirements and our needs for, or ability to obtain, additional financing as necessary.

You should read this prospectus, including the section titled “Risk Factors,” and the documents that we reference elsewhere in this prospectus and have filed as exhibits with the SEC, completely and with the understanding that our actual results may differ materially from what we expect as expressed or implied by our forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein.

USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of Shares by the Selling Shareholders.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is presently quoted on the OTC Pink under the symbol “ATLN”. On July 18, 2024, the last reported sale price of our common stock was $5.01.

As of July 18, 2024, we had 48,728,813 shares outstanding for common stock. We had approximately 32 registered holders of record of our common stock. A substantially greater number of holders of our common stock are “street name” or beneficial holders, whose shares of record are held through banks, brokers, other financial institutions and registered clearing agencies.

DIVIDEND POLICY

We have not declared or paid cash dividends on our capital stock to date and do not anticipate or contemplate paying dividends in the foreseeable future. We intend to retain future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors that our board of directors may deem relevant. Our accumulated deficit currently limits our ability to pay cash dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LYNEER

You should read the following discussion of Lyneer’s financial condition and results of operations in conjunction with Lyneer’s financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Lyneer’s actual results, and our actual results following the Merger, and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors. You should carefully read the “Risk Factors” section above to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

Overview

This overview and outlook provide a high-level discussion of Lyneer’s operating results and significant known trends that affect its business and will affect our business. We believe that an understanding of these trends is important to understanding Lyneer’s financial results for the periods being reported herein as well as our future financial performance. This summary is not intended to be exhaustive, nor is it intended to be a substitute for the detailed discussion and analysis provided elsewhere in this prospectus.

Lyneer Overview

Lyneer, through its subsidiaries, specializes in the placement of temporary and temporary-to-permanent labor across various industries within the United States of America (“USA”). Lyneer primarily places individuals in accounting and finance, administrative and clerical, information technology, legal, light industrial, and medical roles. Lyneer is also a leading provider of productivity consulting and workforce management solutions. Lyneer is headquartered in Lawrenceville, New Jersey and has more than one hundred locations in the USA.

On August 31, 2021 (the “Acquisition Date”), IDC obtained a controlling financial interest in Lyneer by acquiring 90% of Lyneer’s outstanding equity (the “Transaction”) pursuant to a membership interest purchase agreement. The Transaction represented a change of control with respect to Lyneer. Lyneer applied pushdown accounting as of the Acquisition Date. As a result of the application of pushdown accounting, the separately issued financial statements of Lyneer reflect IDC’s basis in the assets and liabilities of Lyneer as of the Acquisition Date.

On April 17, 2024, IDC issued a Put-Call Option Note to LMH acquiring the additional 10% of Lyneer’s outstanding equity. While not formalized until April 17, 2024, the terms of the Put-Call Option Note were agreed to by all parties prior to March 31, 2024 and, as such, the Company gave effect to the transaction as of March 31, 2024, with IDC owning one hundred percent (100%) of all the membership interests in Lyneer Investments.

Results of Operations

The following discussion summarizes the key factors Lyneer’s management team believes are necessary for an understanding of Lyneer’s financial statements.

Comparison of the Three Months Ended March 31, 2024 and 2023:

Certain related party and non-related party financial statement line-item amounts have been aggregated for purposes of analysis below, which is consistent with management’s evaluation of Lyneer’s business results.

Service Revenue, Net

Service revenue, net of discounts, for the three months ended March 31, 2024 and 2023 consisted of the following:

	Three Months Ended March 31,
	2024	2023
Temporary placement services	$99,672,902	$97,063,302
Permanent placement and other services	950,310	964,820
Total service revenue, net	$100,623,212	$98,028,122

Lyneer’s service revenue, net was $100,623,212 and $98,028,122 for the three months ended March 31, 2024 and 2023, respectively, an increase of $2,595,090, or 2.6%. This increase was predominately due to the higher revenues from Lyneer’s temporary placement services business, which increased $2,609,600 or 2.7% in the three months ended March 31, 2024 as compared to the same period in 2023 due primarily to an increase in higher temporary job demand. Permanent placement and other services decreased $14,510 or 1.5% due to lower permanent job demand and a lack of qualified workers who were seeking permanent placement employment.

Cost of Revenue and Gross Profit

Gross profit reflects the difference between realized service revenue, net and cost of revenues for providing temporary and permanent placement solutions. Cost of revenue consists primarily of fixed and variable directs costs, including payroll, payroll taxes and employee benefit costs. Cost of revenue and gross profit for the three months ended March 31, 2024 and 2023 consisted of the following:

	Three Months Ended March 31,
	2024	2023
Service revenue, net	$100,623,212	$98,028,122
Cost of revenue	90,002,980	86,281,564
Gross profit	$10,620,232	$11,746,558

Cost of revenue for the three months ended March 31, 2024 and 2023 was $90,002,980 and $86,281,564, respectively, an increase of $3,721,416 or 4.3%. The increase in cost of revenue was due primarily to higher service revenue, net driven primarily by higher temporary placement services revenue, which increased $2,609,600 or 2.7%. Additionally, there were higher workers compensation rates associated with some new clients.

Gross profit for the three months ended March 31, 2024 and 2023 was $10,620,232 and $11,746,558, respectively, a decrease of $1,126,326 or 9.6%. As a percentage of service revenue, net, gross profit was 10.6% and 12.0% for the three months ended March 31, 2024 and 2032, respectively. The decrease is a result of Lyneer selling lower margin business to retain current customers and acquire new accounts, as this is the current trend in the temp business.

Total Operating Expenses

Total operating expenses for the three months ended March 31, 2024 and 2023 consisted of the following:

	Three Months Ended March 31,
	2024	2023
Selling, general and administrative	$10,341,037	$10,142,006
Change in fair value of contingent consideration liabilities	—	(100,000)
Depreciation and amortization	1,259,554	1,263,819
Total operating expenses	$11,600,591	$11,305,825

The changes in each financial statement line item for the respective periods are described below.

Selling, General and Administrative Costs

Selling, general and administrative expenses for the three months ended March 31, 2024 and 2023 were $10,341,037 and $10,142,006, respectively, an increase of $199,031, or 2.0%, related to higher transaction costs offset partially by cost cutting measures, including personnel layoffs during the three months ended March 31, 2023.

As a percentage of service revenue, net, selling, general and administrative costs were 11.5% in the three months ended March 31, 2024 as compared to 11.8% in the three months ended March 31, 2023, relatively consistent quarter over quarter.

Changes in Fair Value of Contingent Consideration Liabilities

Changes in the fair value of contingent consideration liabilities for the three months ended March 31, 2024 and 2023 were $0 and $(100,000), respectively. The change of $100,000 reflects the change in fair value of the liability balance. The measurement period for Lyneer’s contingent consideration arrangements expired on August 31, 2023, at which time amounts owed Lyneer to its former owners were computed and represent fixed amounts.

Depreciation and Amortization

Depreciation and amortization expense for the three months ended March 31, 2024 and 2023 was $1,259,554 and $1,263,819, respectively, a decrease of $4,265 or 0.3%, which was essentially the same on a quarter over quarter basis.

Interest Expense and Income Tax

Interest expense and the provision for income taxes for the three months ended March 31, 2024 and 2023 consisted of the following:

	Three Months Ended March 31,
	2024	2023
(Loss) income from operations	$(1,135,209)	$440,733
Interest expense	5,022,230	3,690,089
Net loss before taxes	(6,157,439)	(3,249,356)
Income tax benefit	1,290,595	921,073
Net loss	$(4,866,844)	$(2,328,283)

Interest Expense

Interest expense for the three months ended March 31, 2024 and 2023 was $5,022,230 and $3,690,089, respectively. The increase of $1,332,141, or 36.1%, in the three months ended March 31, 2024 compared to the three months ended March 31, 2023 was attributed to higher interest rates on all the debt obligations due to debt amendments during 2023 and two and a half months of interest on the Earnout Notes issued in January 2024.

Income Tax Benefit

Income tax benefit for the three months ended March 31, 2024 and 2023 was $1,290,595 and $921,073, respectively, an increase of $369,522, which was driven primarily by the increase in net loss before taxes of $6,157,439 for the three months ended March 31, 2024 compared to $3,249,356 for the three months ended March 31, 2023, or an increase in the net loss before taxes of $2,908,083.

Adjusted Earnings Before Interest, Tax, Depreciation, and Amortization (“Adjusted EBITDA”)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income (loss) or net income (loss) as a measure of operating performance or cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP.

Adjusted EBITDA is defined as net income (loss) as reported in accordance with GAAP, adjusted to add back interest expense, income tax expense, depreciation and amortization, impairments of goodwill, contingent consideration fair value adjustments, restructuring costs, acquisition and integration costs, and other non-recurring costs, as these charges and expenses are not considered a part of Lyneer’s core business operations and are not necessarily an indicator of ongoing, future company performance.

Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of Lyneer’s business. Lyneer presents Adjusted EBITDA because it believes it is frequently used by analysts, investors and other interested parties to evaluate companies in Lyneer’s industry. Further, Lyneer believes it is helpful in highlighting trends in Lyneer’s operating results, because Adjusted EBITDA excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure and capital investments.

Adjusted EBITDA should be viewed as a supplement to and not a substitute for net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar titles used by other companies. Lyneer has presented the components that reconcile net loss, the most directly comparable GAAP financial measure, to adjusting operating income (loss).

Adjusted EBITDA is measured by taking net income as reported in accordance with GAAP, excluding interest expense, taxes, depreciation and intangible amortization, loss on debt extinguishment, change in fair value of contingent consideration liabilities, severance and salary reductions for staff positions eliminated and not replaced and transaction costs booked through Lyneer’s consolidated statements of operations. The following table presents reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP financial measures on a historical basis for the year ended December 31, 2023 and the three months ended March 31, 2024 and March 31, 2023.

	Year Ended December 31,	Three Months Ended March 31,
	2023	2024	2023	Change
		(unaudited)
Net (loss) income	$(15,252,020)	$(4,866,844)	$(2,328,283)	$(2,538,561)
Interest expense	17,538,816	5,022,230	3,690,089	1,332,141
Income tax expense (benefit)	(5,928,271)	(1,290,595)	(921,073)	(369,522)
Depreciation and amortization	5,038,218	1,259,554	1,263,819	(4,265)
Earnings before interest, taxes, depreciation and amortization	$1,396,743	$124,345	$1,704,552	$(1,580,207)
Non-recurring adjustments from operations:
Loss on debt extinguishment(1)	189,951	—	—	—
Change in fair value of contingent consideration liabilities(2)	(150,093)	—	(100,000)	100,000
Salary reductions & severance for staff not replaced(3)	625,200	—	535,425	(535,425)
Transaction costs(4)	3,380,121	1,125,696	652,794	472,902
Total non-recurring adjustments from operations	4,045,179	1,125,696	1,088,219	37,477
Adjusted EBITDA	$5,441,992	$1,250,041	$2,792,771	$(1,542,730)

(1)	Adjustment related to the Revolver debt extinguishment during the year ended December 31, 2023.

(2)	The fair value of contingent consideration is determined by gross profit projections, which fluctuate based on market conditions. The measurement period for Lyneer’s contingent consideration arrangements expired on August 31, 2023, at which time amounts owed by Lyneer to its former owners were computed and represented fixed amounts.

(3)	Adjustment to account for reductions in force and associated severance costs for non-revenue generating employee positions during the three months ended March 31, 2023. These actions were taken as a response to the COVID-19 pandemic and Lyneer believes the costs to be non-recurring.

(4)	Legal, accounting and advisory costs incurred in relation to the Merger transaction.

Lyneer has determined that all of the above non-recurring adjustments from operations are infrequent. Payroll reduction and severance-related costs will only be contemplated in the future as additional cost saving measures are required. Future transaction costs will depend on Lyneer executing additional transactions, which cannot be anticipated or estimated. The other costs identified are eliminated upon the consummation of the Merger.

Adjusted EBITDA was $5,441,922 for the year ending December 31, 2023. Adjusted EBITDA was $1,250,041 for the three months ending March 313, 2024 compared to Adjusted EBITDA for the three months ending March 31, 2023 of $2,792,771. The decrease of $1,542,730, or 55.2%, was attributed primarily to the decrease in gross profit, 10.6% and 12.0%, respectively, higher interest expense, and the elimination of severance costs for employees who were terminated and not replaced in the first three months of 2023, which was partially offset by an increase in the elimination of on-time transaction costs.

Comparison of the Years Ended December 31, 2023 and 2022:

Certain related party and non-related party financial statement line-item amounts have been aggregated for purposes of analysis below, which is consistent with management’s evaluation of Lyneer’s business results.

Service Revenue, Net

Service revenue, net of discounts, for the years ended December 31, 2023 and 2022 consisted of the following:

	Year Ended December 31,
	2023	2022
Temporary placement services	$396,739,483	$434,301,937
Permanent placement and other services	4,635,218	7,242,180
Total service revenue, net	$401,374,701	$441,544,117

Lyneer’s service revenue, net was $401,374,701 and $441,544,117 for the years ended December 31, 2023 and 2022, respectively, a decrease of $40,169,416, or 9.1%. This decrease was predominately due to the lower revenues from Lyneer’s temporary placement services business, which decreased $37,562,454 or 8.6% in the year ended December 31, 2023 as compared to the same period in 2022 due primarily to general economic pressures and lower temporary job demand. Permanent placement and other services decreased $2,606,962 or 36.0% due to lower permanent job demand and a lack of qualified workers who were seeking permanent placement employment.

Cost of Revenue and Gross Profit

Gross profit reflects the difference between realized service revenue, net and cost of revenues for providing temporary and permanent placement solutions. Cost of revenue consists primarily of fixed and variable directs costs, including payroll, payroll taxes and employee benefit costs. Cost of revenue and gross profit for the years ended December 31, 2023 and 2022 consisted of the following:

	Year Ended December 31,
	2023	2022
Service revenue, net	$401,374,701	$441,544,117
Cost of revenue	354,496,441	387,338,567
Gross profit	$46,878,260	$54,205,550

Cost of revenue for the years ended December 31, 2023 and 2022 was $354,496,441 and $387,338,567, respectively, a decrease of $32,842,126 or 8.5%. The decrease in cost of revenue was due primarily to lower service revenue, net driven primarily by lower temporary placement services revenue, which decreased $37,562,544 or 8.6%.

Gross profit for the years ended December 31, 2023 and 2022 was $46,878,260 and $54,205,550, respectively, a decrease of $7,327,290 or 13.5%. As a percentage of service revenue, net, gross profit was 11.7% and 12.3% for the years ended December 31, 2023 and 2022, respectively, which was relatively consistent on a year-over-year basis.

Total Operating Expenses

Total operating expenses for the years ended December 31, 2023 and 2022 consisted of the following:

	Year Ended December 31,
	2023	2022
Selling, general and administrative	$45,441,659	$42,266,498
Change in fair value of contingent consideration liabilities	(150,093)	894,133
Depreciation and amortization	5,038,218	5,065,511
Total operating expenses	$50,329,784	$48,266,142

The changes in each financial statement line item for the respective periods are described below.

Selling, General and Administrative Costs

Selling, general and administrative expenses for the years ended December 31, 2023 and 2022 were $45,441,659 and $42,266,498, respectively, an increase of $3,175,161, or 7.5%, related to bad debt expense of $1,990,692 and $0 during the years ended December 31, 2023 and 2022, respectively, and higher transaction costs offset partially by cost cutting measures, including personnel layoffs.

As a percentage of service revenue, net, selling, general and administrative costs were 11.3% in the year ended December 31, 2023 as compared to 9.6% in the year ended December 31, 2022. The increase in selling, general and administrative costs as a percentage of service revenue, net was due primarily to higher transactions costs and lower service revenue, net in the year ended December 31, 2023 compared to the year ended December 31, 2022.

Changes in Fair Value of Contingent Consideration Liabilities

Changes in the fair value of contingent consideration liabilities for the years ended December 31, 2023 and 2022 were $(150,093) and $894,133, respectively. The change of $(1,044,226) reflects the change in fair value of the liability balance. The measurement period for Lyneer’s contingent consideration arrangements expired on August 31, 2023, at which time amounts owed Lyneer to its former owners were computed and represent fixed amounts.

Depreciation and Amortization

Depreciation and amortization expense for the years ended December 31, 2023 and 2022 was $5,038,218 and $5,065,511, respectively, a decrease of $27,293 or 0.5%, which was essentially the same on a year-over year basis.

Loss on Debt Extinguishment, Interest Expense and Income Tax

Loss on debt extinguishment, interest expense and the provision for income taxes for the years ended December 31, 2023 and 2022 consisted of the following:

	Year Ended December 31,
	2023	2022
(Loss) income from operations	$(3,451,524)	$5,979,408
Loss on debt extinguishment	189,951	—
Interest expense	17,538,816	10,008,896
Net loss before taxes	(21,180,291)	(4,029,488)
Income tax benefit	5,928,271	808,430
Net loss	$(15,252,020)	$(3,221,058)

Interest Expense

Interest expense for the years ended December 31, 2023 and 2022 was $17,538,816 and $10,008,896, respectively. The increase of $7,529,920, or 75.2%, in the year ended December 31, 2023 compared to the year ended December 31, 2022 was attributed primarily to significantly higher interest rates on the revolving credit facility on a year-over-year basis, an increase in the rates on the Revolver, the Term Loan, and the Seller Notes and Earnout Notes due to amendments in May 2023 and August 2023.

Income Tax Benefit

Income tax benefit for the years ended December 31, 2023 and 2022 was $5,928,271 and $808,430, respectively, an increase of $5,119,841, which was driven primarily by the increase in net loss before taxes of $21,180,291 for the year ended December 31, 2023 compared to $4,029,488 for the year ended December 31, 2022, or an increase in the net loss before taxes of $17,150,803.

Adjusted Earnings Before Interest, Tax, Depreciation, and Amortization (“Adjusted EBITDA”)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income (loss) or net income (loss) as a measure of operating performance or cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP.

Adjusted EBITDA is defined as net income (loss) as reported in accordance with GAAP, adjusted to add back interest expense, income tax expense, depreciation and amortization, impairments of goodwill, contingent consideration fair value adjustments, restructuring costs, acquisition and integration costs, and other non-recurring costs, as these charges and expenses are not considered a part of Lyneer’s core business operations and are not necessarily an indicator of ongoing, future company performance.

Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of Lyneer’s business. Lyneer presents Adjusted EBITDA because it believes it is frequently used by analysts, investors and other interested parties to evaluate companies in Lyneer’s industry. Further, Lyneer believes it is helpful in highlighting trends in Lyneer’s operating results, because Adjusted EBITDA excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure and capital investments.

Adjusted EBITDA should be viewed as a supplement to and not a substitute for net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar titles used by other companies. Lyneer has presented the components that reconcile net loss, the most directly comparable GAAP financial measure, to adjusting operating income (loss).

Adjusted EBITDA is measured by taking net income as reported in accordance with GAAP, excluding interest expense, taxes, depreciation and intangible amortization, loss on debt extinguishment, change in fair value of contingent consideration liabilities, severance and salary reductions for staff positions eliminated and not replaced and transaction costs booked through Lyneer’s consolidated statements of operations. The following table presents reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP financial measures on a historical basis for the years ended December 31, 2023 and 2022.

	Year Ended December 31,
	2023	2022	Change
Net (loss) income	$(15,252,020)	$(3,221,058)	$(12,030,962)
Interest expense	17,538,816	10,008,896	7,529,920
Income tax benefit	(5,928,271)	(808,430)	(5,119,841)
Depreciation and amortization	5,038,218	5,065,511	(27,293)
Earnings before interest, taxes, depreciation and amortization	$1,396,743	$11,044,919	$(9,648,176)
Non-recurring adjustments from operations:
Loss on debt extinguishment(1)	189,951	—	189,951
Change in fair value of contingent consideration liabilities(2)	(150,093)	894,133	(1,044,226)
Salary reductions & severance for staff not replaced(3)	625,000	2,755,943	2,130,743
Transaction costs(4)	3,380,121	—	3,380,121
Total non-recurring adjustments from operations	4,045,179	3,650,076	395,103
Adjusted EBITDA	$5,441,922	$14,694,995	$(9,253,073)

(1)	Adjustment related to the Revolver debt extinguishment during the year ended December 31, 2023.

(2)	The fair value of contingent consideration is determined by gross profit projections, which fluctuate based on market conditions. The measurement period for Lyneer’s contingent consideration arrangements expired on August 31, 2023, at which time amounts owed by Lyneer to its former owners were computed and represented fixed amounts.

(3)	Adjustment to account for reductions in force and associated severance costs for non-revenue generating employee positions during the year ended December 31, 2022 and the year ended December 31, 2023. These actions were taken as a response to the COVID-19 pandemic and Lyneer believes the costs to be non-recurring.

(4)	Legal, accounting and advisory costs incurred in relation to the Merger transaction.

Lyneer has determined that all of the above non-recurring adjustments from operations are infrequent. Payroll reduction and severance-related costs will only be contemplated in the future as additional cost saving measures are required. Future transaction costs will depend on Lyneer executing additional transactions, which cannot be anticipated or estimated. The other costs identified are eliminated upon the consummation of the Merger.

Adjusted EBITDA was $5,441,922 for the year ending December 31, 2023 compared to Adjusted EBITDA for the year ending December 31, 2022 of $14,694,995. The decrease of $9,253,073, or approximately 63%, for the year ended December 31, 2023 versus the year ended December 31, 2022 was attributed primarily to the elimination of one-time transaction costs, which was offset partially by the decrease in service revenue, net and related gross profit, which decreased 9.1% and 8.5%, respectively, and a lower favorable impact from the change in contingent consideration liabilities and salary and severance costs for employees who were terminated and not replaced during 2023.

Liquidity & Capital Resources

Lyneer’s working capital requirements are primarily driven by personnel payments and client accounts receivable receipts. As receipts from client partners lag behind payments to personnel, working capital requirements increase substantially in periods of growth.

Lyneer’s primary sources of liquidity have historically been cash generated from operations and borrowings under its revolving credit agreement (the “Revolver”). Lyneer’s primary uses of cash are payments to engagement personnel, corporate personnel, related payroll costs and liabilities, operating expenses, capital expenditures, cash interest, cash taxes, and contingent consideration and debt payments. If Lyneer and IDC are able to refinance their existing indebtedness as described below, Lyneer believes that the cash generated from operations, together with the borrowing availability under its portion of the Revolver or under any revolving credit facility that Lyneer may enter into to replace the Revolver, would be sufficient to meet its normal working capital needs for at least the 12-month period following the date of its December 31, 2023 financial statements, including investments made, and expenses incurred, in connection with opening new markets throughout the next year. Lyneer’s ability to continue to fund these items may be affected by general economic, competitive and other factors, many of which are outside of Lyneer’s control. If Lyneer’s future cash flow from operations and other capital resources are insufficient to fund its liquidity needs, Lyneer may be forced to obtain additional debt or equity capital or refinance all or a portion of its debt.

In connection with the closing of the Merger, we issued to IDC the Merger Note in the principal amount of $35,000,000 that will mature on September 30, 2024. The Merger Note does not bear interest and is not convertible prior to an event of default under the Merger Note. If an event of default should occur under the Merger Note, the Merger Note will bear interest at the rate of 7% per annum commencing upon the date of such event of default and will be convertible into shares of our common stock at a price per share that equals the lowest daily volume weighted average price per share (VWAP) during the five trading days immediately preceding the date on which the applicable conversion notice is delivered to us, but not less than 80% of the price per share in our Initial Capital Raise, provided, however, that the number of shares of our common stock issuable upon conversion of the Merger Note will not exceed 19.99% of the number of our outstanding shares of common stock without shareholder approval if our common stock is then listed on a NSE. As we do not believe we will have sufficient liquidity and capital resources to pay the Merger Note in full when due, as well as to restructure our joint and several debt obligations, we believe we will have to sell additional equity or debt securities prior to the maturity date of the Merger Note to pay or refinance the Merger Note when due. However, as Prateek Gattani, our Chairman of the Board following the Merger, is also the Chief Executive Officer and controlling stockholder of IDC, we also believe we will be able to negotiate an extension of the Merger Note if we are unable to pay it in full at maturity. An event of default under the Merger Note may result in an additional event of default under the Revolver and our other indebtedness for borrowed funds.

On June 6, 2023, Lyneer and IDC were informed by a letter from the administrative agent of the lender under the Revolver that the borrowing base calculation under the Revolver was required to be changed from how it was historically calculated. This change caused Lyneer and IDC as co-borrowers to be over-advanced, and the agent required the co-borrowers to cure the over-advance. On December 31, 2023, the total over-advance was $22,518,585.

On August 31, 2023 and January 16, 2024, later replaced on January 30, 2024, Lyneer and IDC entered into consent and forbearance agreements with its lender under the Revolver pursuant to which the lender waived all existing events of default as of the date of the agreements and agreed to forbear from exercising its rights and remedies with respect to such events of default under the credit facilities through November 17, 2023 and March 15, 2024, respectively. On April 17, 2024, Lyneer and IDC entered into a limited consent and amendment to the forbearance agreement with the lender under the Revolver under which the lender agreed to extend its forbearance with respect to all then-existing events of default until July 31, 2024. As a result of the Company being unable to complete its Initial Capital Raise by May 15, 2024, the Company was required to obtain additional forbearance agreements.

On June 18, 2024, Lyneer and IDC entered into consent and forbearance agreements with its lender under the Revolver under which the Lender agreed to extend its forbearance with respect to all then-existing events of default until July 15, 2024, subject to the satisfaction of various conditions, all of which have been satisfied, and agreed to a revised schedule for the repayment of the over-advance. The events of default of the borrowers under the Revolver included:

(i)	the failure to repay an over-advance in the amount of $4,662,495 as of May 31, 2024;

(ii)	failure to complete an initial capital raise (“Initial Capital Raise”) on or before May 15, 2024 and apply the proceeds thereof as specified;

(iii)	failure to have completed presentations to potential buyers under a sale and potential lenders in respect of a refinancing transaction resulting in payment in full of all Obligations (as defined);

(iv)	the failure to deliver to the administrative agent, on or before May 29, 2024, an executed letter of intent with respect to a Sale/Refinancing;

(v)	the failure to satisfy various financial covenants of the Revolver and failure to timely cure all of the foregoing defaults.

Under the Revolver, a “Sale/Refinancing” is defined as the sale of one of the borrowers under the Revolver, including possibly IDC or Lyneer, that will generate proceeds in an amount sufficient to pay in full all obligations of the borrowers under the Revolver.

The lenders’ consent to IDC’s transfer of ownership of the equity of Lyneer was conditioned upon: (i) our limited guaranty and pledge of our ownership of the equity of Lyneer upon the effective date of the Merger, (ii) IDC’s pledge to the lender of a security interest in the Merger Note and the shares of our common stock that IDC received in the Merger, as well as the proceeds thereof, and (iii) a replacement guaranty by Lyneer Management Holdings LLC to replace a $6 million letter of credit for the benefit of Employers Personnel, LLC; (iv) an executed amendment to the Term Note; (v) a consent and amendment to the Intercreditor Agreement with the lender under the Term Note; (vi) an executed Master Turnover Agreement pursuant to which the Company agreed, until payment in full of all Obligations, upon any disposition of Equity Interests (as defined including the Initial Capital Raise) or any Secondary Capital Raise proceeds to turn the proceeds to the lender under mandatory prepayment provisions; (vii) consent to a prepayment on the Lyneer Put Option note in the aggregate of $2 million (viii) an updated budget; and (ix) customary closing conditions;

The failure of Lyneer and IDC to comply with any of such additional covenants would create additional events of default under the Revolver and the Term Note that have not been waived by the lenders under the Revolver or the Term Note in the existing forbearance agreements.

On June 18, 2024, IDC and Lyneer also entered into an amendment to the forbearance agreement with the lender under the Term Note pursuant to which, the lender (i) extended its forbearance with respect to all events of default until the earlier of July 15, 2024, or an Event of Default; (ii) requires the sale by IDC of its shares of our common stock within one year in order to repay the Term Note if not repaid sooner; (iii) requires a continued pledge by us of our equity interest in Lyneer; (iv) requires the execution of new three-year employment agreements with Todd McNulty and James Radvany, CEO and CFO, respectively of Lyneer, and (v) requires lock-up agreements with the principals of Atlantic and Lyneer for up to one year from the closing of this offering. The events of default under the Term Note included:

(i)	the failure to pay interest due on October 1, 2023 and January 2, 2024;

(ii)	failure to complete an Initial Capital Raise by May 15, 2024 and to apply the proceeds as specified therein;

(iii)	failure to complete management presentations to potential buyers and potential lenders;

(iv)	the failure to deliver on or before May 29, 2024, an executed letter of interest with respect to a Sale/Refinancing; and

(v)	the failure to satisfy various financial covenants of the Term Loan and failure to cure.

The Lenders’ consent to IDC’s transfer of ownership of the equity of Lyneer was conditioned upon substantially the same terms stated above under the Revolver, as well as issuance of a secured bridge loan (“Credit Agreement”) to the Company in the principal amount of $1,950,000 at an interest rate of 5% per annum. The Maturity date of the Credit Agreement is September 30, 2024. However, mandatory prepayments shall be made from the Initial Capital Raise, on the issuance of new debt or new Equity Interests, or upon a change of control.

In addition, on January 16, 2024, IDC and Lyneer entered into an amendment agreement with the holders of the Seller Notes and Earnout Notes to defer the missed July 31, 2023 and October 31, 2023 principal and interest payments on the Seller Notes and the Earnout Notes, each in the amount of $1,575,000 plus accrued interest, until February 28, 2024, and to defer to February 28, 2024 the payment of $1,575,000 with accrued interest scheduled for January 31, 2024. Lyneer has not refinanced or restructured the credit facility and missed the February 28, 2024 payment of the Seller Notes and the Earnout Notes.

In accordance with Accounting Standards Codification (“ASC”) Topic 205-40, Going Concern, Lyneer evaluates whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern. This evaluation includes considerations related to financial and other covenants contained in Lyneer’s credit facilities, as well as Lyneer’s forecasted liquidity. Given the uncertainties around Lyneer’s liquidity, Lyneer’s non-compliance with its covenants and Lyneer’s inability to refinance or repay its existing debt obligations by July 15, 2024, Lyneer has concluded that there is substantial doubt about its ability to continue as a going concern for at least one year from the date of issuance of its consolidated financial statements. Lyneer is currently negotiating to refinance its debt obligations with its lenders and is exploring other financing opportunities to provide greater flexibility.

IDC, Lyneer and Prateek Gattani, IDC’s Chief Executive Officer and our Chairman of the Board following the Merger, have entered into an Allocation Agreement dated as of December 31, 2023, pursuant to which IDC agreed that, subject to subordination to the taxes as between IDC and Lyneer, in connection with the Merger, the Term Note and the Seller Notes, will either be paid in full or assumed by IDC, and all but $35 million of the Revolver will be paid in full or assumed by IDC, and Lyneer will have no further liability or responsibility for such indebtedness. However, as IDC and Lyneer were unable to obtain the release of Lyneer from the holders of such indebtedness for accounting purposes, with respect to any of such indebtedness that was not repaid by IDC by March 15, 2024 with the Allocation Agreement not being given effect for accounting purposes and Lyneer will remain jointly and severally liable with IDC to such lenders until such time as such joint and several indebtedness is restructured, at which time IDC will be obligated to repay in full all remaining amounts payable under the Term Note and the Seller Notes and will repay or assume all but approximately $35 million under Revolver. In the event IDC does not repay any of this debt and Lyneer is required to make payments, IDC will be obligated to repay Lyneer for the amounts paid on IDC’s behalf.

In the Allocation Agreement, IDC and Mr. Gattani have agreed to implement a plan to refinance or otherwise satisfy the joint and several indebtedness. IDC and Mr. Gattani are currently exploring refinancing opportunities with several lenders to address the assumed debt, as well as the IDC portion of the Revolver. However, it is expected that Lyneer will not be released from its joint and several obligations with respect to the indebtedness to be assumed by IDC until payment in full of the Merger Note, which matures on September 30, 2024. It is also expected that, in connection with such payments by IDC, Lyneer will enter into a new revolving credit facility with its current lender to replace the existing credit facility. It is expected that the new credit facility will be supportable by Lyneer’s stand-alone borrowing base, will be on terms similar to those of the existing credit agreement and will provide credit availability to Lyneer of up to $40,000,000.

Lyneer had the following cash flows for the three months ended March 31, 2024 and March 31, 2023:

	Three Months Ended March 31,
	2024	2023
Net cash provided by operating activities	$11,234,774	$9,439,929
Net cash used in investing activities	(14,623)	(22,065)
Net cash used in financing activities	(11,599,192)	(10,198,678)
Net decrease in cash and cash equivalents	$(379,041)	$(780,814)

Operating Activities

Cash flows provided by operating activities for the three months ended March 31, 2024 compared to the three months ended March 31, 2023 was higher due to higher expenses paid by IDC, a decrease in due to related parties and accrued expenses and other current liabilities, and an increase in prepaid expenses and other current assets, partially offset by a decrease in accounts receivable and unbilled accounts receivable.

Investing Activities

Cash used in investing activities for the three months ended March 31, 2024 decreased compared to the three months ended March 31, 2023 and consisted primarily of purchases of property and equipment.

Financing Activities

Cash used in financing activities increased for the three months ended March 31, 2024 compared to the three months ended March 31, 2023 and consisted primarily of borrowings and payments under Lyneer’s debt arrangements of the Revolver and Seller Notes (as described below).

Revolver

Lyneer currently maintains the Revolver as a co-borrower with IDC with an available borrowing capacity of up to $100,000,000. The facility was partially used to finance the acquisition of Lyneer by IDC in August 2021, with additional borrowing capacity available under the Revolver to finance Lyneer’s working capital. All of Lyneer’s cash collections and disbursements are currently linked with bank accounts associated with the lender and funded using the Revolver. These borrowings are determined by Lyneer’s availability based on a formula of billed and unbilled accounts receivable as defined in the loan agreement.

As of March 31, 2024 and December 31, 2023, Lyneer had recognized liability balances on the Revolver of $73,513,003 and $85,092,695, respectively.

As of March 31, 2024 and December 31, 2023, the total balance on the Revolver was $60,789,929 and $90,906,217, respectively. As of March 31, 2024 and December 31, 2023, Lyneer recorded a liability of $73,513,003 and $85,092,695, respectively, and IDC had restricted cash of $12,723,075 and owed the remaining $5,813,520, respectively. Total available borrowing capacity on the Revolver as of March 31, 2024 was ($13,130,742), net of the $6,000,000 allocated for a letter of credit issued to one of Lyneer’s vendors and a $5,000,000 reserve required on the Revolver. The borrowing base calculation is based on Lyneer’s eligible assets and did not qualify Lyneer to borrow the remaining under the credit facility.

Borrowings under the Revolver are classified as SOFR Revolving Credit Loans, SOFR FILO Loans, Base Rate Revolving Credit Loans, Base Rate FILO Loans or Swing-Line Loans (each as defined in the Revolver). Applicable margins for each loan type are as follows:

Average Availability	SOFR Revolving Credit Loans	Base Rate Revolving Credit Loans	SOFR FILO Loans	Base Rate FILO Loans
Greater than $83,333,333.33	1.75%	0.75%	2.75%	1.75%
Greater than $41,666,666.66 but less than or equal to $83,333,333.33	2.00%	1.00%	3.00%	2.00%
Less than $41,666,666.66	2.25%	1.25%	3.25%	2.25%

Swing Line Loans on the Revolver bear interest at a rate equal to the Base Rate (as defined) plus the applicable margin.

On May 5, 2023, Lyneer entered into the Third Amendment to the Revolver. The Third Amendment to the Revolver was treated as a modification based upon Lyneer’s analysis according to ASC 470 — Debt. As such, Lyneer is deferring the recognition of the amendment fee and will amortize such fee as an adjustment to interest expense over the remaining term of the Revolver, along with any existing unamortized costs, using the effective interest method. The amendment fee was $750,000 (paid by IDC), split evenly between IDC and Lyneer. Fees paid to third parties are expensed as incurred, and no gain or loss was recorded on the modification.

The Third Amendment increased the applicable margin thresholds for various products as follows:

Average Availability	SOFR Revolving Credit Loans	Base Rate Revolving Credit Loans	SOFR FILO Loans	Base Rate FILO Loans
Greater than $83,333,333.33	2.25%	1.25%	3.25%	2.25%
Greater than $41,666,666.66 but less than or equal to $83,333,333.33	2.50%	1.50%	3.50%	2.50%
Less than $41,666,666.66	2.75%	1.75%	3.75%	2.75%

After Lyneer and IDC deliver financial statements and a compliance certificate for the trailing four consecutive fiscal quarters (a “Measurement Period”) ending on March 31, 2024 or the first Measurement Period after March 31, 2024, the applicable margin thresholds will revert back to the original thresholds.

On July 14, 2023, Lyneer and IDC received notice from the administrative agent under the Revolver that Lyneer and IDC were in default under the Revolver due to their failure to repay the over-advance on the Revolver. Further, on July 21, 2023, Lyneer and IDC received notice from the lender advising Lyneer and IDC that they may not make payments on their Term Note until the over-advance payment default has been cured or waived.

On August 31, 2023, Lyneer and IDC entered into the Fourth Amendment and Forbearance Agreement with the lender under the Revolver under which the lender waived all existing events of default as of the date of the agreement and agreed to forbear from exercising its rights and remedies with respect to such events of default under the Revolver through November 17, 2023. The Fourth Amendment and Forbearance Agreement was treated as a debt extinguishment after Lyneer’s analysis of ASC 470, and a loss of $189,951 is included in “loss on debt extinguishment” in Lyneer’s consolidated statements of operations included elsewhere in this Form 8-K. The total amendment fee was $1,550,000 and the structuring fee was $100,000, which was split evenly between IDC and Lyneer. This fee will be amortized as an adjustment to interest expense over the remaining term, along with any existing unamortized costs using the effective interest method. Fees paid other than to the lenders are expensed as incurred.

On January 16, 2024, which was not effective and replaced on January 30, 2024, Lyneer and IDC entered into a consent and amendment to the forbearance agreement with the lender under the Revolver under which the lender extended its forbearance with respect to all events of default until March 15, 2024, revised certain financial ratio covenants, with March 31, 2024 as the first calculation date for such ratios, and agreed to a revised schedule for the repayment of the over-advance.

The January 2024 amendment to the forbearance agreement was treated as a modification after Lyneer’s analysis according to ASC 470 and as such, Lyneer is deferring the $750,000 amendment, forbearance and structuring fees, split evenly between IDC and Lyneer, and will amortize as an adjustment to interest expense over the remaining term, along with any existing unamortized costs using the effective interest method. Fees paid to third parties are expensed as incurred, and no gain or loss was recorded on the modification.

As described above, on April 17, 2024, Lyneer and IDC entered into an additional amendment to the forbearance agreement with the lender under the Revolver under which the lender waived all then-existing events of default as of the effective date of the agreement and agreed to forbear from exercising its rights and remedies with respect to such events of default under the Revolver through July 31, 2024, and eliminated certain financial ratios. The maturity date of the Revolver was accelerated to July 31, 2024 and the available borrowing capacity decreased to $70,000,000 and further decreasing to $40,000,000 upon the consummation of the Merger. Additionally, the sublimit for letters of credit was decreased to $6,000,000, further decreasing to $0 upon the consummation of the Merger.

As described above, on June 18, 2924, Lyneer and IDC entered into an additional amendment to the forbearance agreement with the lender under the Revolver under which the lender waived all then-existing events of default as of the effective date of the agreement and agreed to forbear from exercising its rights and remedies with respect to such events of default under the Revolver through July 15, 2024. The maturity date of the Revolver was extended to August 31, 2025 and the available borrowing capacity was decreased to $60,000,000, decreasing to $40,000,000 with the Initial Capital Raise (as defined) and further decreasing upon the Secondary Capital Raise (as defined). The maximum consolidated cash balance at the end of any business day was reduced to $1,000,000.

As discussed above, IDC is expected to use a portion of the cash proceeds it receives in the Merger to pay down the Revolver following the closing of the Merger and this offering, and Lyneer is expected to enter into a new revolving credit facility with the lender on similar terms as the Revolver that will assume the approximately $35,000,000 of outstanding debt under the Revolver for which Lyneer is expected to be responsible. Following such restructuring of the Revolver, it is expected that Lyneer will be required to refinance its new revolving credit facility with either the current lender or a new lender.

Term Note

On August 31, 2021, Lyneer and IDC as co-borrowers entered into a Term Note in the amount of $30,300,000. The proceeds of this loan were primarily used to finance the acquisition of Lyneer by IDC in August 2021. The Term Note matures on February 28, 2026, at which time all outstanding balances are due and payable. There are no scheduled principal payments on the Term Note prior to its maturity date. The Term Note is subordinated to the Revolver and initially bore interest at the stated interest rate of 14% per annum.

As of March 31, 2024 and December 31, 2023, Lyneer had recognized liability balances on the Term Note of $35,439,652, and $34,223,489, respectively.

On May 5, 2023, the Term Note was amended to amend the stated interest rate, which may vary between 14% and 16% per annum, with the cash portion of the stated rate varying from 10% to 11% per annum and the PIK portion varying from 4% to 5% per annum, based on specified financial ratios and similar metrics.

The May 2023 amendment to the Term Note was treated as a modification pursuant to ASC 470 — Debt. As such, Lyneer is deferring recognition of the $100,000 amendment fee and will amortize such fee as an adjustment to interest expense over the remaining term of the Term Note, along with any existing unamortized costs, using the effective interest method. IDC paid the $100,000 amendment fee, which is included in “capital contribution” on Lyneer’s consolidated statements of mezzanine capital and members’ capital (deficit) for the year ended December 31, 2023 included elsewhere in this Form 8-K. Fees paid to third parties are expensed as incurred, and no gain or loss was recorded on the modification.

The Term Note was further amended on June 30, 2023 to defer the July 1, 2023 cash interest payment until August 1, 2023. However, Lyneer did not make this payment when due based upon the notice received from the administrative agent of the lender under the Revolver, which restricted payment on the Term Note as discussed above.

On August 4, 2023, Lyneer received a notice from the administrative agent of the Term Note advising Lyneer that it was in default under the loan agreement relating to the Term Note due to non-payment of the August 1, 2023 interest payment and that interest under the Term Note would accrue at the default rate of the stated rate plus 2% per annum. The Term Note contains certain customary financial and non-financial covenants with which Lyneer is required to comply.

The Term Note was further amended on August 31, 2023. Pursuant to such agreement, the lender waived all existing events of default as of the date of such amendment and agreed to forbear from exercising its rights and remedies through November 17, 2023. This amendment also increased the stated interest rate on the Term Note to 19% per annum and the cash portion of the stated rate increased to 14% per annum, with a default rate equal to the stated rate plus 2%. This amendment was treated as a modification after Lyneer’s analysis according to ASC 470 and as such, Lyneer will amortize any existing unamortized costs using the effective interest method, as an adjustment to interest expense over the remaining term. The structuring fee of $32,500 and the total forbearance fee of $325,000 is the responsibility of IDC. These fees were not paid and as such, were added to the principal amount of the Term Note. This amendment had the same contingencies as the forbearance agreement for the Revolver.

On January 16, 2024, which was not effective and replaced on January 30, 2024, Lyneer and IDC entered into an amendment to the forbearance agreement with its lender under the Term Note under which the lender agreed, subject to satisfaction of various conditions precedent, to waive all existing events of default under the Term Note as of the date of the amendment and to forbear from exercising its rights and remedies with respect to such events of default through March 15, 2024.

The January 2024 amendment to the forbearance agreement was treated as a modification after Lyneer’s analysis according to ASC 470 and as such, Lyneer will amortize any existing unamortized costs using the effective interest method, as an adjustment to interest expense over the remaining term. The structuring fee of $32,500 and the total forbearance fee of $325,000, are the responsibility of IDC, which is included in “capital contribution” on Lyneer’s consolidated statements of mezzanine capital and members’ deficit included in this Form 8-K. These fees were not paid and as such, was added to the principal of the Term Note. Fees paid other than to the lenders are expensed as incurred, and no gain or loss was recorded on the modification.

As described above, on April 17, 2024, Lyneer and IDC entered into an additional amendment to the forbearance agreement with its lender under the Term Note under which the lender waived all then-existing events of default under the Term Note and agreed to forbear from exercising its rights and remedies with respect to such events of default through July 31, 2024. IDC has agreed with Lyneer under an Allocation Agreement that IDC will assume all payment obligations under the Term Note. However, it is not expected that Lyneer will be released as an obligor under the Term Note until the Merger Note is paid in full and the indebtedness evidenced by the Term Note is restructured.

As described above, on June 18, 2024, Lyneer and IDC entered into an additional amendment to the forbearance agreement with its lender under the Term Note under which the lender waived all then-existing events of default under the Term Note and agreed to forbear from exercising its rights and remedies with respect to such events of default through July 15, 2024. IDC has agreed with Lyneer under an Allocation Agreement that IDC will assume all payment obligations under the Term Note. However, it is not expected that Lyneer will be released as an obligor under the Term Note until the Merger Note is paid in full and the indebtedness evidenced by the Term Note is restructured.

Seller Notes

As part of the purchase price consideration for the Transaction, Lyneer and IDC as co-borrowers issued various Seller Notes to the former owners of Lyneer in the aggregate principal amount of $15,750,000. Principal payments on the Seller Notes are due in quarterly instalments of $1,575,000, and $3,150,000 is due at their amended maturity dates of April 30, 2024. The Seller Notes bear interest at an amended fixed rate of 11.25% per annum. The Seller Notes represent unsecured borrowings and are subordinated to the Revolver and to the Term Note.

Lyneer had recognized Seller Note liability balances of $7,875,000 as of both March 31, 2024 and December 31, 2023.

Lyneer and IDC did not make the principal and interest payments due July 31, 2023 and October 31, 2023 on the Seller Notes as payments to any other debt holders was prohibited by the administrative agent of the lender under the Revolver.

Pursuant to the terms of the August 31, 2023 forbearance agreements, IDC agreed to use a portion of the Merger Consideration to pay down the Seller Notes upon the consummation of the Merger and the closing of this offering, following which Lyneer will have no further liability or responsibility for the payment of the Seller Notes. However, under the allocation agreement between IDC and Lyneer, IDC agreed with Lyneer that IDC will assume all payment obligation under the Seller Notes. It is not expected that Lyneer will be released as an obligor under the Seller Notes until the Merger Note is paid in full and the indebtedness evidenced by the Seller Notes is restructured.

Earnout Notes

As contingent consideration milestones are met in connection with the Transaction Agreement, Lyneer and IDC can elect to pay the milestone payments in cash or to issue notes payable. During 2022, Lyneer and IDC as co-borrowers have issued nine promissory notes in the aggregate principal amount of $13,494,133. Payments on each of the Earnout Notes are due in quarterly installments through their amended maturity date of January 31, 2025 and each note bears an amended stated interest rate of 11.25% per annum. On January 16, 2024, Lyneer and IDC as co-borrowers issued six notes payable with an aggregate value of $6,941,521. Payments on each of the Earnout Notes are due in quarterly installments through their maturity date of January 16, 2026 and each note bears interest at a ratee of 6.25% per annum. The Company missed the March 31, 2024 principal and interest payment and the interest rate increased to the default rate of 11.25%.

The Earnout Notes are subordinated to the Revolver and the Term Note and represent unsecured borrowings.

The Earnout Note liability was $20,435,654 and $13,494,133 at the periods ended March 31, 2024 and December 31, 2023.

Lyneer and IDC did not make the principal and interest payments due July 31, 2023 and October 31, 2023 on the Earnout Notes as payments to any other debt holders was prohibited by the administrative agent of the lender under the Revolver.

Pursuant to the terms of the August 31, 2023 forbearance agreements, IDC agreed to use a portion of the Merger Consideration to pay down the Earnout Notes upon the consummation of the Merger and the closing of this offering, following which Lyneer will have no further liability or responsibility for the payment of the Earnout Notes. However, under the Allocation Agreement, IDC agreed with Lyneer that IDC will assume all payment obligation under the Earnout Notes. It is not expected that Lyneer will be released as an obligor under the Earnout Notes until the Merger Note is paid in full and the indebtedness is restructured.

2023 and 2024 Amendments to Seller and Earnout Notes

Lyneer and IDC did not make the principal and interest payments due on the Seller Notes and the Earnout Notes during 2023. On May 14, 2023, Lyneer signed an amendment, dated as of May 11, 2023 (the “Omnibus Amendment”), to defer the missed payments under the Seller Notes and Earnout Notes until the amended maturity dates of such notes of April 30, 2024 and January 31, 2025, respectively. The Omnibus Amendment changed the interest rate of the Seller Notes and the Earnout Notes to 11.25% per annum from 6.25% per annum for all remaining payments.

The Omnibus Amendment was treated as a modification based upon Lyneer’s analysis according to ASC 470 — Debt. As such, Lyneer is deferring its recognition of the $40,000 amendment fee and will amortize such fee as an adjustment to interest expense over the remaining terms of such notes, along with any existing unamortized costs, using the effective interest method. Lyneer paid the $40,000 amendment fee and will be reimbursed from IDC. These fees were included in “capital contribution” on Lyneer’s consolidated statements of mezzanine capital and members’ capital (deficit) for the year ended December 31, 2023 included elsewhere in this Form 8-K. Fees paid to third parties are expensed as incurred, and no gain or loss was recorded on the modification.

As described above, on January 16, 2024, Lyneer and IDC signed an amendment to the Omnibus Agreement with the holders of the Seller Notes and the Earnout Notes to defer the missed July 31, 2023 and October 31, 2023 principal and interest payments, each in the amount of $1,575,000 plus accrued interest, together with the principal payment in the amount of $1,575,000 plus accrued interest that is payable on January 31, 2024, all of which will now be payable on February 28, 2024. Lyneer missed the February 28, 2024 payment and is in default of the Seller Notes and Earnout Notes.

The January 2024 Omnibus Amendment was treated as a modification after Lyneer’s analysis according to ASC 470 and as such, Lyneer is deferring the $19,500 amendment fee and will amortize as an adjustment to interest expense over the remaining term, along with any existing unamortized costs using the effective interest method. Lyneer paid the $19,500 amendment fee and will be reimbursed from IDC. These fees were included in “capital contribution” on Lyneer’s consolidated statements of mezzanine capital and members’ capital (deficit) included elsewhere in this Form 8-K. Fees paid to third parties are expensed as incurred, and no gain or loss was recorded on the modification.

Interest Expense

Total interest expense is comprised of a cash and non-cash component as described in the debt arrangements described above.

For the three months ended March 31, 2024 and March 31, 2023, total interest expense totaled $5,022,230 and $3,690,089, respectively. Total cash paid for interest for the three months ended March 31, 2024 and March 31, 202 totaled $2,306,490 and $2,876,608, respectively, with the remaining portion of the interest expense as non-cash due to the PIK interest and change in values of the accrued interest liability and amortization of deferred financing costs.

Assessment of Liquidity Position

Lyneer has assessed its liquidity position as of March 31, 2024 and December 31, 2023. As of March 31, 2024 and December 31, 2023, the total committed resources available to Lyneer were as follows:

	March 31, 2024	December 31, 2023
Cash and Cash Equivalents	$973,886	$1,352,927
Committed Liquidity Resources Available:
Short-term Revolving Credit Facility	(13,130,742)	(22,518,585)
Total Committed Resources Available	$(12,156,856)	$(21,165,658)

As noted above under the caption Liquidity and Capital Resources, pursuant to the Forbearance Agreement, following the closing of this offering and the payment of the Merger Note, Lyneer intends to replace its obligations under the Revolver with a new revolving credit facility with a borrowing capacity of up to $40,000,000. Lyneer believes the borrowing capacity under such new credit facility, its cash flow from operations and the available net proceeds from this offering will provide sufficient liquidity and capital resources following consummation of the Merger to conduct its planned operations for at least one year.

Related Party Transactions

Transactions with Lyneer Management Holdings LLC (“LMH”)

LMH is owned by Lyneer’s Chief Financial Officer, James Radvany, and its Chief Executive Officer, Todd McNulty, each of whom owns 44.5% of LMH. On November 15, 2022, Lyneer and IDC as co-borrowers issued Year 1 Earnout Notes to LMH with total balances of $5,127,218. The balance of the Year 1 Earnout Notes payable to LMH was $5,127,218 as of both March 31, 2024 and December 31, 2023. On January 16, 2024, Lyneer and IDC as co-borrowers issued Year 2 Earnout Notes to LMH with total balances of $2,013,041. The balance of the Year 2 Earnout Notes payable to LMH was $2,013,041 and $0 as of March 31, 2024 and December 31, 2023, respectively.

The principal balance of the combined Earnout Notes payable to LMH was $7,140,259 and $5,127,218 as of March 31, 2024 and December 31, 2023, respectively, and was included in “notes payable, current” on Lyneer’s consolidated balance sheets included elsewhere in this Form 8-K. Interest expense incurred on the Earnout Notes to LMH totalled $173,708 and $60,720 for the three months ended March 31, 2024 and 2023, respectively.

Transactions with IDC

Lyneer and IDC are co-borrowers and are jointly and severally liable for principal and interest payments under the Revolver, the Term Note, the Seller Notes and the Earnout Notes. In the case of certain of those obligations, IDC generally makes certain interest and principal payments to the lenders and collects reimbursement from Lyneer. When interest or principal payments of that nature are made by IDC, Lyneer recognizes interest expense and a payable to IDC, which is removed from Lyneer’s balance sheet upon remittance of the funds to IDC.

Lyneer and IDC file consolidated income tax returns in certain states. In connection with this arrangement, Lyneer has recorded a liability payable to IDC for taxes payable by IDC, which represent taxes attributable to Lyneer’s operations included on consolidated state and local income tax returns filed by IDC. These amounts are calculated by determining Lyneer’s taxable income multiplied by the applicable tax rate. These amounts totaled $533,009 and $522,472 as of March 31, 2024 and December 31, 2023, respectively, and are included in “due to related parties” on Lyneer’s consolidated balance sheets included elsewhere in this Form 8-K.

Total amounts payable to IDC, including the above IDC taxes payable, amounted to $3,614,282 and $4,384,178 on March 31, 2024 and December 31, 2023, respectively, and are included in “due to related parties” on Lyneer’s consolidated balance sheets included elsewhere in this Form 8-K. There are no formalized repayment terms.

Advance to Officer

Lyneer advanced $400,000 to its Chief Executive Officer in 2022. The advance is repayable only upon receipt by such officer of funds that will be owed to him by LMH upon LMH’s receipt of payment under the Earnout Notes. The advance does not bear interest. This advance is recorded in “due from related parties” on Lyneer’s consolidated balance sheets included elsewhere in this Form 8-K as of March 31, 2024 and December 31, 2022.

Lyneer had the following cash flows for the years ended December 31, 2023 and December 31, 2022:

	Year Ended December 31,
	2023	2022
Net cash (used in) provided by operating activities	$(9,082,597)	$10,933,264
Net cash used in investing activities	(73,711)	(121,821)
Net cash provided by (used in) financing activities	8,793,074	(9,449,176)
Net (decrease) increase in cash and cash equivalents	$(363,234)	$1,362,267

Operating Activities

Cash flows provided by operating activities for the year ended December 31, 2023 compared to the year ended December 31, 2022 was lower due to a decrease in accounts receivable and due to and from related parties, partially offset by an increase in prepaid expenses and other current assets, accrued expenses and other current liabilities and accounts payable.

Investing Activities

Cash used in investing activities for the year ended December 31, 2023 decreased compared to the year ended December 31, 2022 and consisted primarily of purchases of property and equipment.

Financing Activities

Cash provided by financing activities increased for the year ended December 31, 2023 compared to the year ended December 31, 2022 and consisted primarily of borrowings and payments under Lyneer’s debt arrangements of the Revolver and Seller Notes (as described below).

Revolver

Lyneer currently maintains the Revolver as a co-borrower with IDC with an available borrowing capacity of up to $100,000,000. The facility was partially used to finance the acquisition of Lyneer by IDC in August 2021, with additional borrowing capacity available under the Revolver to finance Lyneer’s working capital. All of Lyneer’s cash collections and disbursements are currently linked with bank accounts associated with the lender and funded using the Revolver. These borrowings are determined by Lyneer’s availability based on a formula of billed and unbilled accounts receivable as defined in the loan agreement.

As of December 31, 2023 and December 31, 2022, Lyneer had recognized liability balances on the Revolver of $85,092,695 and $76,259,621, respectively.

As of December 31, 2023 and December 31, 2022, the total balance on the Revolver was $90,906,217 and $102,933,863, respectively. As of December 31, 2023 and December 31, 2022, Lyneer recorded a liability of $85,092,695 and $76,259,621, respectively, and IDC owed the remaining $5,813,520 and $26,674,242, respectively. Total available borrowing capacity on the Revolver as of December 31, 2023 was ($22,518,585), net of the $6,000,000 allocated for a letter of credit issued to one of Lyneer’s vendors and a $5,000,000 reserve required on the Revolver. The borrowing base calculation is based on Lyneer’s eligible assets and did not qualify Lyneer to borrow the remaining $9,093,783 under the credit facility.

Borrowings under the Revolver are classified as SOFR Revolving Credit Loans, SOFR FILO Loans, Base Rate Revolving Credit Loans, Base Rate FILO Loans or Swing-Line Loans (each as defined in the Revolver). Applicable margins for each loan type are as follows:

Average Availability	SOFR Revolving Credit Loans	Base Rate Revolving Credit Loans	SOFR FILO Loans	Base Rate FILO Loans
Greater than $83,333,333.33	1.75%	0.75%	2.75%	1.75%
Greater than $41,666,666.66 but less than or equal to $83,333,333.33	2.00%	1.00%	3.00%	2.00%
Less than $41,666,666.66	2.25%	1.25%	3.25%	2.25%

Swing Line Loans on the Revolver bear interest at a rate equal to the Base Rate (as defined) plus the applicable margin.

On May 5, 2023, Lyneer entered into the Third Amendment to the Revolver. The Third Amendment to the Revolver was treated as a modification based upon Lyneer’s analysis according to ASC 470 — Debt. As such, Lyneer is deferring the recognition of the amendment fee and will amortize such fee as an adjustment to interest expense over the remaining term of the Revolver, along with any existing unamortized costs, using the effective interest method. The amendment fee was $750,000 (paid by IDC), split evenly between IDC and Lyneer. Fees paid to third parties are expensed as incurred, and no gain or loss was recorded on the modification.

The Third Amendment increased the applicable margin thresholds for various products as follows:

Average Availability	SOFR Revolving Credit Loans	Base Rate Revolving Credit Loans	SOFR FILO Loans	Base Rate FILO Loans
Greater than $83,333,333.33	2.25%	1.25%	3.25%	2.25%
Greater than $41,666,666.66 but less than or equal to $83,333,333.33	2.50%	1.50%	3.50%	2.50%
Less than $41,666,666.66	2.75%	1.75%	3.75%	2.75%

After Lyneer and IDC deliver financial statements and a compliance certificate for the trailing four consecutive fiscal quarters (a “Measurement Period”) ending on March 31, 2024 or the first Measurement Period after March 31, 2024, the applicable margin thresholds will revert back to the original thresholds.

On July 14, 2023, Lyneer and IDC received notice from the administrative agent under the Revolver that Lyneer and IDC were in default under the Revolver due to their failure to repay the over-advance on the Revolver. Further, on July 21, 2023, Lyneer and IDC received notice from the lender advising Lyneer and IDC that they may not make payments on their Term Note until the over-advance payment default has been cured or waived.

On August 31, 2023, Lyneer and IDC entered into the Fourth Amendment and Forbearance Agreement with the lender under the Revolver under which the lender waived all existing events of default as of the date of the agreement and agreed to forbear from exercising its rights and remedies with respect to such events of default under the Revolver through November 17, 2023. The Fourth Amendment and Forbearance Agreement was treated as a debt extinguishment after Lyneer’s analysis of ASC 470, and a loss of $189,951 is included in “loss on debt extinguishment” in Lyneer’s consolidated statements of operations included elsewhere in this prospectus. The total amendment fee was $1,550,000 and the structuring fee was $100,000, which was split evenly between IDC and Lyneer. This fee will be amortized as an adjustment to interest expense over the remaining term, along with any existing unamortized costs using the effective interest method. Fees paid other than to the lenders are expensed as incurred.

On January 16, 2024, Lyneer and IDC entered into a consent and amendment to the forbearance agreement with the lender under the Revolver under which the lender extended its forbearance with respect to all events of default until March 15, 2024, revised certain financial ratio covenants, with March 31, 2024 as the first calculation date for such ratios, and agreed to a revised schedule for the repayment of the over-advance.

As described above, on April 17, 2024, Lyneer and IDC entered into an additional amendment to the forbearance agreement with the lender under the Revolver under which the lender waived all then-existing events of default as of the effective date of the agreement and agreed to forbear from exercising its rights and remedies with respect to such events of default under the Revolver through July 31, 2024.

Lyneer is expected to enter into a new revolving credit facility with the lender on similar terms as the Revolver that will assume the approximately $35,000,000 of outstanding debt under the Revolver for which Lyneer is expected to be responsible. Following such restructuring of the Revolver, it is expected that Lyneer will be required to refinance its new revolving credit facility with either the current lender or a new lender.

Term Note

On August 31, 2021, Lyneer and IDC as co-borrowers entered into a Term Note in the amount of $30,300,000. The proceeds of this loan were primarily used to finance the acquisition of Lyneer by IDC in August 2021. The Term Note matures on February 28, 2026, at which time all outstanding balances are due and payable. There are no scheduled principal payments on the Term Note prior to its maturity date. The Term Note is subordinated to the Revolver and initially bore interest at the stated interest rate of 14% per annum.

As of December 31, 2023 and December 31, 2022, Lyneer had recognized liability balances on the Term Note of $34,223,489, and $31,875,297, respectively.

On May 5, 2023, the Term Note was amended to amend the stated interest rate, which may vary between 14% and 16% per annum, with the cash portion of the stated rate varying from 10% to 11% per annum and the PIK portion varying from 4% to 5% per annum, based on specified financial ratios and similar metrics.

The May 2023 amendment to the Term Note was treated as a modification pursuant to ASC 470 — Debt. As such, Lyneer is deferring recognition of the $100,000 amendment fee and will amortize such fee as an adjustment to interest expense over the remaining term of the Term Note, along with any existing unamortized costs, using the effective interest method. IDC paid the $100,000 amendment fee, which is included in “capital contribution” on Lyneer’s consolidated statements of mezzanine capital and members’ capital (deficit) for the year ended December 31, 2023 included elsewhere in this prospectus. Fees paid to third parties are expensed as incurred, and no gain or loss was recorded on the modification.

The Term Note was further amended on June 30, 2023 to defer the July 1, 2023 cash interest payment until August 1, 2023. However, Lyneer did not make this payment when due based upon the notice received from the administrative agent of the lender under the Revolver, which restricted payment on the Term Note as discussed above.

On August 4, 2023, Lyneer received a notice from the administrative agent of the Term Note advising Lyneer that it was in default under the loan agreement relating to the Term Note due to non-payment of the August 1, 2023 interest payment and that interest under the Term Note would accrue at the default rate of the stated rate plus 2% per annum. The Term Note contains certain customary financial and non-financial covenants with which Lyneer is required to comply.

The Term Note was further amended on August 31, 2023. Pursuant to such agreement, the lender waived all existing events of default as of the date of such amendment and agreed to forbear from exercising its rights and remedies through November 17, 2023. This amendment also increased the stated interest rate on the Term Note to 19% per annum and the cash portion of the stated rate increased to 14% per annum, with a default rate equal to the stated rate plus 2%. This amendment was treated as a modification after Lyneer’s analysis according to ASC 470 and as such, Lyneer will amortize any existing unamortized costs using the effective interest method, as an adjustment to interest expense over the remaining term. The structuring fee of $32,500 and the total forbearance fee of $325,000 is the responsibility of IDC. These fees were not paid and as such, were added to the principal amount of the Term Note. This amendment had the same contingencies as the forbearance agreement for the Revolver.

On January 16, 2024, Lyneer and IDC entered into an amendment to the forbearance agreement with its lender under the Term Note under which the lender agreed, subject to satisfaction of various conditions precedent, to waive all existing events of default under the Term Note as of the date of the amendment and to forbear from exercising its rights and remedies with respect to such events of default through March 15, 2024.

As described above, on April 17, 2024, Lyneer and IDC entered into an additional amendment to the forbearance agreement with its lender under the Term Note under which the lender waived all then-existing events of default under the Term Note and agreed to forbear from exercising its rights and remedies with respect to such events of default through July 31, 2024. IDC has agreed with Lyneer under an Allocation Agreement that IDC will assume all payment obligations under the Term Note. However, it is not expected that Lyneer will be released as an obligor under the Term Note until the Merger Note is paid in full and the indebtedness evidenced by the Term Note is restructured.

Seller Notes

As part of the purchase price consideration for the Transaction, Lyneer and IDC as co-borrowers issued various Seller Notes to the former owners of Lyneer in the aggregate principal amount of $15,750,000. Principal payments on the Seller Notes are due in quarterly instalments of $1,575,000, and $3,150,000 is due at their amended maturity dates of April 30, 2024. The Seller Notes bear interest at an amended fixed rate of 11.25% per annum. The Seller Notes represent unsecured borrowings and are subordinated to the Revolver and to the Term Note.

Lyneer had recognized Seller Note liability balances of $7,875,000 as of both December 31, 2023 and 2022.

Lyneer and IDC did not make the principal and interest payments due July 31, 2023 and October 31, 2023 on the Seller Notes as payments to any other debt holders was prohibited by the administrative agent of the lender under the Revolver.

Pursuant to the terms of the August 31, 2023 forbearance agreements, IDC agreed to use a portion of the Merger Consideration to pay down the Seller Notes upon the consummation of the Merger and the closing of this offering, following which Lyneer will have no further liability or responsibility for the payment of the Seller Notes. However, under the allocation agreement between IDC and Lyneer, IDC agreed with Lyneer that IDC will assume all payment obligation under the Seller Notes. It is not expected that Lyneer will be released as an obligor under the Seller Notes until the Merger Note is paid in full and the indebtedness evidenced by the Seller Notes is restructured.

Earnout Notes

As contingent consideration milestones are met in connection with the Transaction Agreement, Lyneer and IDC can elect to pay the milestone payments in cash or to issue notes payable. To date, Lyneer and IDC as co-borrowers have issued nine promissory notes in the aggregate principal amount of $13,494,133. Payments on each of the Earnout Notes are due in quarterly instalments through their amended maturity date of January 31, 2025 and each note bears an amended stated interest rate of 11.25% per annum. The Earnout Notes are subordinated to the Revolver and the Term Note and represent unsecured borrowings.

The Earnout Note liability was $13,494,133 as of both December 31, 2023 and 2022.

Lyneer and IDC did not make the principal and interest payments due July 31, 2023 and October 31, 2023 on the Earnout Notes as payments to any other debt holders was prohibited by the administrative agent of the lender under the Revolver.

Pursuant to the terms of the August 31, 2023 forbearance agreements, IDC agreed to use a portion of the Merger Consideration to pay down the Earnout Notes upon the consummation of the Merger and the closing of this offering, following which Lyneer will have no further liability or responsibility for the payment of the Earnout Notes. However, under the Allocation Agreement, IDC agreed with Lyneer that IDC will assume all payment obligation under the Earnout Notes. It is not expected that Lyneer will be released as an obligor under the Earnout Notes until the Merger Note is paid in full and the indebtedness is restructured.

2023 and 2024 Amendments to Seller and Earnout Notes

Lyneer and IDC did not make the principal and interest payments due on the Seller Notes and the Earnout Notes during 2023. On May 14, 2023, Lyneer signed an amendment, dated as of May 11, 2023 (the “Omnibus Amendment”), to defer the missed payments under the Seller Notes and Earnout Notes until the amended maturity dates of such notes of April 30, 2024 and January 31, 2025, respectively. The Omnibus Amendment changed the interest rate of the Seller Notes and the Earnout Notes to 11.25% per annum from 6.25% per annum for all remaining payments.

The Omnibus Amendment was treated as a modification based upon Lyneer’s analysis according to ASC 470 — Debt. As such, Lyneer is deferring its recognition of the $40,000 amendment fee and will amortize such fee as an adjustment to interest expense over the remaining terms of such notes, along with any existing unamortized costs, using the effective interest method. Lyneer paid the $40,000 amendment fee and will be reimbursed from IDC. These fees were included in “capital contribution” on Lyneer’s consolidated statements of mezzanine capital and members’ capital (deficit) for the year ended December 31, 2023 included elsewhere in this prospectus. Fees paid to third parties are expensed as incurred, and no gain or loss was recorded on the modification.

As described above, on January 16, 2024, Lyneer and IDC signed an amendment to the Omnibus Agreement with the holders of the Seller Notes and the Earnout Notes to defer the missed July 31, 2023 and October 31, 2023 principal and interest payments, each in the amount of $1,575,000 plus accrued interest, together with the principal payment in the amount of $1,575,000 plus accrued interest that is payable on January 31, 2024, all of which will now be payable on February 28, 2024. Lyneer missed the February 28, 2024 payment and is in default of the Seller Notes and Earnout Notes.

Interest Expense

Total interest expense is comprised of a cash and non-cash component as described in the debt arrangements described above.

For the years ended December 31, 2023 and December 31, 2022, total interest expense totaled $17,538,816 and $10,008,896, respectively. Total cash paid for interest for the years ended December 31, 2023 and 2022 totaled $9,150,636 and $4,859,526, respectively, with the remaining portion of the interest expense as non-cash due to the PIK interest and change in values of the accrued interest liability and amortization of deferred financing costs.

Assessment of Liquidity Position

Lyneer has assessed its liquidity position as of December 31, 2023 and December 31, 2022. As of December 31, 2023 and December 31, 2022, the total committed resources available to Lyneer were as follows:

	December 31, 2023	December 31, 2022
Cash and Cash Equivalents	$1,352,927	$1,716,161
Committed Liquidity Resources Available:
Short-term Revolving Credit Facility	(22,518,585)	12,002,753
Total Committed Resources Available	$(21,165,658)	$13,718,914

As noted above under the caption Liquidity and Capital Resources, pursuant to the Forbearance Agreement, the payment of the Merger Note, Lyneer intends to replace its obligations under the Revolver with a new revolving credit facility with a borrowing capacity of up to $40,000,000. Lyneer believes the borrowing capacity under such new credit facility, its cash flow from operations and the available net proceeds from this offering will provide sufficient liquidity and capital resources following consummation of the Merger to conduct its planned operations for at least one year.

Related Party Transactions

Transactions with Lyneer Management Holdings LLC (“LMH”)

LMH is owned by Lyneer’s Chief Financial Officer, James Radvany, and its Chief Executive Officer, Todd McNulty, each of whom owns 44.5% of LMH. As part of the purchase price consideration for the Transaction, Lyneer and IDC as co-borrowers entered into Seller Notes payable to LMH. Additionally, on November 15, 2022, Lyneer issued Earnout Notes in the aggregate principal amount of $5,127,218.

Interest incurred on the Seller Notes payable to LMH totaled $0 and $125,869 for the years ended December 31, 2023 and 2022, respectively, and was included in “interest expense” on Lyneer’s consolidated statement of operations for the years ended December 31, 2023 and 2022 included elsewhere in this prospectus.

The principal balance of the Earnout Notes payable to LMH was $5,127,218 as of December 31, 2023, of which $5,127,218 was included in “notes payable, current portion — related parties” on Lyneer’s consolidated balance sheets included elsewhere in this prospectus. Earnout Notes payable to LMH was $5,127,218 as of December 31, 2022, of which $2,563,609 was included in “notes payable, current portion — related parties” and “notes payable, long term — related parties” on Lyneer’s consolidated balance sheets included elsewhere in this prospectus. Interest expense incurred on the Earnout Notes to LMH totaled $526,156 and $28,248 for the years ended December 31, 2023 and 2022, respectively.

Transactions with IDC

Lyneer and IDC are co-borrowers and are jointly and severally liable for principal and interest payments under the Revolver, the Term Note, the Seller Notes and the Earnout Notes. In the case of certain of those obligations, IDC generally makes certain interest and principal payments to the lenders and collects reimbursement from Lyneer. When interest or principal payments of that nature are made by IDC, Lyneer recognizes interest expense and a payable to IDC, which is removed from Lyneer’s balance sheet upon remittance of the funds to IDC.

Lyneer and IDC file consolidated income tax returns in certain states. In connection with this arrangement, Lyneer has recorded a liability payable to IDC for taxes payable by IDC, which represent taxes attributable to Lyneer’s operations included on consolidated state and local income tax returns filed by IDC. These amounts are calculated by determining Lyneer’s taxable income multiplied by the applicable tax rate. These amounts totaled $522,472 and $402,814 as of December 31, 2023 and 2022, respectively, and are included in “due to related parties” on Lyneer’s consolidated balance sheets included elsewhere in this prospectus.

Total amounts payable to IDC, including the above IDC taxes payable, amounted to $4,384,178 and $6,651,064 on December 31, 2023 and December 31, 2022, respectively, and are included in “due to related parties” on Lyneer’s consolidated balance sheets included elsewhere in this prospectus. There are no formalized repayment terms.

Advance to Officer

Lyneer advanced $400,000 to its Chief Executive Officer in 2022. The advance is repayable only upon receipt by such officer of funds that will be owed to him by LMH upon LMH’s receipt of payment under the Earnout Notes. The advance does not bear interest. This advance is recorded in “due from related parties” on Lyneer’s consolidated balance sheets included elsewhere in this prospectus for each of the years ended December 31, 2023 and December 31, 2022.

For long-lived assets to be held and used, Lyneer recognizes an impairment loss only if the carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value. For the years ended December 31, 2023 and 2022, no impairments were recognized on Lyneer’s intangible assets.

Off Balance Sheet Arrangements

Lyneer has not entered into any off-balance sheet arrangements and does not have any holdings in variable interest entities.

Critical Accounting Policies and Estimates

The preparation of Lyneer’s consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, allowance for doubtful accounts and property and equipment valuation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions.

Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition

Lyneer derives its revenues from two service lines: temporary placement services and permanent placement and other services. Revenues are recognized when promised goods or services are delivered to customers in an amount that reflects the consideration with which Lyneer expects to be entitled in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC Topic 606 — “Revenue From Contracts with Customers” (“ASC 606”), Lyneer performs the following five steps: (i) it identifies the contracts with a customer; (ii) it identifies the performance obligations in the contract; (iii) it determines the transaction price; (iv) it allocates the transaction price to the performance obligations in the contract; and (v) it recognizes revenue when (or as) Lyneer satisfies a performance obligation.

Temporary Placement Services Revenue.

Temporary placement services revenue from contracts with customers are recognized in the amount which Lyneer has a right to invoice when the services are rendered by Lyneer’s engagement professionals. Lyneer invoices its customers for temporary placement services concurrently with each periodic payroll which coincides with the services provided. While all customers are invoiced weekly and payment terms vary, the majority of Lyneer’s customers have payments terms of 30 days or less. Customers are assessed for credit worthiness upfront through a credit review, which is considered in establishing credit terms for individual customers. Revenues that have been recognized but not invoiced for temporary staffing customers are included in “unbilled accounts receivable” on Lyneer’s consolidated balance sheets and represent a contract asset under ASC 606. Terms of collection vary based on the customer; however, payment generally is due within 30 days.

Most engagement professionals placed on assignment by Lyneer are legally Lyneer’s employees while they are working on assignments. Lyneer pays all related costs of employment, including workers’ compensation insurance, state and federal unemployment taxes, social security, and certain fringe benefits. Lyneer assumes the risk of acceptability of its employees to its customers.

Lyneer records temporary placement services revenue on a gross basis as a principal, rather than on a net basis as an agent in the presentation of revenues and expenses. Lyneer has concluded that gross reporting is appropriate because Lyneer (i) has the risk of identifying and hiring qualified employees, (ii) has the discretion to select the employees and establish their price and duties, and (iii) bears the risk for services that are not fully paid for by customers.

Permanent Placement and Other Services Revenue

Permanent placement and other services revenue from contracts with customers are primarily recognized when employment candidates accept offers of permanent employment and begin work for Lyneer’s customers. Certain of Lyneer’s permanent placement contracts contain a 30-day guarantee period. Lyneer has a substantial history of estimating the financial impact of permanent placement candidates who do not remain with its clients through the 30-day guarantee period. In the event that a candidate voluntarily leaves or is terminated for cause prior to the completion of 30 days of employment, Lyneer will provide a replacement candidate at no additional cost, as long as the placement fee is paid within 30 days of the candidate’s start date. When required, Lyneer defers the recognition of revenue until a replacement candidate is found and hired, and any associated collected amount is recorded as a contract liability. Fees to clients are generally calculated as a percentage of the new employee’s annual compensation. No fees for permanent placement talent solutions services are charged to employment candidates, regardless of whether the candidate is placed.

Contract liabilities are recorded when cash payments are received or due in advance of performance and are reflected in accounts payable and accrued expenses on the accompanying consolidated balance sheets.

Business Combinations

Total consideration transferred for acquisitions is allocated to the tangible and intangible assets acquired and liabilities assumed, if any, based on their fair values at the dates of acquisition. This purchase price allocation process requires management to make significant estimates and assumptions with respect to intangible assets and other fair value adjustments with respect to certain assets acquired and liabilities assumed. The fair value of identifiable intangible assets is based on detailed valuations that use information and assumptions determined by management. Any excess of purchase price over the fair value of the net tangible and intangible assets acquired is allocated to goodwill. While Lyneer use its best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date, as well as any contingent consideration, where applicable, Lyneer’s estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, Lyneer records adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to Lyneer’s consolidated statements of comprehensive income.

For business combinations that require additional assets or equity securities to be transferred to the selling parties in the event certain future events occur or conditions are met (contingent consideration), Lyneer recognizes the acquisition-date fair value of contingent consideration as part of the consideration transferred in exchange for the business combination. Contingent consideration meeting the criteria to be classified as equity in the consolidated balance sheets is not remeasured, and its subsequent settlement is recorded within equity. Contingent consideration classified as a liability is remeasured to fair value at each reporting date until the contingency is resolved, with any changes in fair value recognized in Lyneer’s consolidated statements of operations. All contingent consideration issued in connection with the Transaction was liability-classified.

Intangible Assets

Lyneer’s identifiable intangible assets as of March 31, 2024 and December 31, 2023 consisted of Lyneer’s customer relationships and tradenames and were initially recognized as a result of the Transaction and represent definite lived intangible assets. Lyneer does not currently have any indefinite lived intangible assets. Lyneer’s intangible assets are amortized using the straight-line method over their estimated useful lives.

In accordance with the accounting standard for the impairment or disposal of long-lived assets under ASC 360, Lyneer’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable (i.e., information indicates that an impairment might exist).

For long-lived assets to be held and used, Lyneer recognizes an impairment loss only if the carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value. For the three months ended March 31, 2024 and 2022, no impairments were recognized on Lyneer’s intangible assets.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Lyneer assesses the likelihood that deferred tax assets will be realized in accordance with the provisions of ASC Topic 740 — “Income Taxes” (“ASC 740”). ASC 740 requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. The assessment considers all available positive or negative evidence, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies.

Contingent Consideration Liability

Contingent consideration liability represents the change in fair value of the contingent consideration obligation included in current and noncurrent contingent consideration on the consolidated balance sheet, which is remeasured as of the end of each reporting period with changes recognized in earnings.

The contingent consideration earn-outs each include a base earn-out of $6,125,000 ($12,250,000 in total) if a certain level of revenues less gross wages is achieved by Lyneer. Additional payments are due subject to a formula for performance beyond that level, with no maximum. The contingent consideration valuation was determined using a Monte Carlo simulation, with key inputs being the standard deviation applied to Lyneer’s revenues, revenue multiple and discount rate. The measurement period for Lyneer’s contingent consideration arrangements expired on August 31, 2023, at which time amounts owed by Lyneer to its former owners were computed and represented fixed amounts, which are included in “accrued expenses and other current liabilities” and “other liabilities” on Lyneer’s consolidated balance sheets included elsewhere in this Form 8-K.

Adjustments to the fair value of the contingent consideration obligation for the three months ended March 31, 2024 and 2023 were charges of $0 and $(100,000), respectively.

*  *  *

BUSINESS

In connection with the consummation of the Merger, we divested our current business operations pursuant to the terms of the Asset Purchase Agreement. In connection with the consummation of the Merger, we acquired Lyneer and its business operations, which became the principal business operations of our company. The following is a summary of our business operations following the Merger below.

General

Lyneer, through its operating subsidiaries, primarily Lyneer Staffing Solutions, is a national strategic staffing firm servicing the commercial, professional, finance, direct placement, and managed service provider verticals. The firm was formed under the principles of honesty and integrity, and with the view of becoming the preferred outside employer of choice. Since its formation in Lyneer has grown from a regional operation to a national staffing firm with offices and geographic reach across the United States.

Lyneer’s management believes, based on their knowledge of the industry, that Lyneer is one of the prominent and leading staffing firms in the ever-evolving staffing industry. Lyneer, headquartered in Lawrenceville, New Jersey, has over 100 total locations and approximately 300 internal employees. Its management also believes that Lyneer is an industry leader in permanent, temporary and temp-to-perm placement services in a wide variety of areas, including, but not limited to, accounting & finance, administrative & clerical, hospitality, IT, legal, light industrial and medical fields. Its deep expertise and extensive experience have helped world class companies revolutionize their operations, resulting in greater efficiency and streamlined processes. Its comprehensive suite of solutions covers all aspects of workforce management, from recruitment and hiring to time and attendance tracking, scheduling, performance management, and predictive analytics. Lyneer takes a personalized approach to each client, working closely with them to understand their unique needs and develop a tailored roadmap for success. In addition, Lyneer offers a comprehensive range of recruiting services, including temporary and permanent staffing, within the light industrial, administrative, and financial sectors. Its services are designed to meet each client’s needs, including payroll services and vendor management services/managed service provider solutions. Its extensive network of offices and onsite operations provide local support for its clients, while its national presence gives Lyneer the resources to tackle even the most complex staffing needs. With a focus on integrity, transparency and customer service and a commitment to results over a 25-year period, management believes Lyneer has earned a reputation as one of the premier workforce solutions partners in the United States.

National Presence
Nation-wide Support

Lyneer By the Numbers:

Employees Annually	Clients	Experience
60,000+	1,200+ (and growing)	25+ years of industry experience

At Lyneer, management understands that finding the perfect candidate starts before the job requisition even comes in. Lyneer employs the strategy of proactive recruitment to build a pipeline of pre-vetted candidates for order fulfilment. Lyneer’s client mix consists of both small- and medium-size businesses, and large national and multinational client relationships. Client relationships with small- and medium-size businesses are based on a local or regional relationship, and tend to rely less on longer-term contracts, and the competitors for this business are primarily locally-owned businesses. Comprising over 60% of Lyneer’s revenue base, the large national and multinational clients, on the other hand, will frequently enter into non-exclusive arrangements with several firms, with the ultimate choice among them being left to local managers. As a result, employment services firms with a large network of offices compete most effectively for this business, which generally has agreed-upon pricing or mark-up on services performed.

Lyneer is a privately-held corporation and its securities do not trade on any marketplace. Lyneer Staffing Solutions, LLC is a wholly-owned subsidiary of Lyneer Holdings, Inc., which, in turn, is a wholly-owned subsidiary of Lyneer.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Lyneer” for important business and financial information regarding Lyneer.

Lyneer Service Offerings

Lyneer’s client contracts can be highly customized and generally provide for hiring, administration and benefit services. The contracts are typically for a term of one to two years and are automatically renewable, subject to termination in accordance with their respective terms. The contracts also typically provide the candidate attributes necessary for a successful candidate. Lyneer’s client contracts generally include standard payment terms that are acceptable in each of the states and cities in which Lyneer operates. The payment terms vary by the type and location of Lyneer’s clients and the services offered. While all customers are invoiced weekly and payment terms vary, the majority of Lyneer’s customers have payment terms of 30 days or less. Customers are assessed for credit worthiness at the commencement of an engagement through a credit review, which is considered in establishing credit terms for individual customers. Revenues that have been recognized but not invoiced for temporary staffing customers are included in “unbilled accounts receivable” on Lyneer’s consolidated balance sheets and represent a contract asset under ASC 606. Terms of collection vary based on the customer; however payment generally is due within 30 days.

Temporary Placement

This model offers staffing services in its most basic form while providing Lyneer’s clients with the in-depth knowledge Lyneer beings to the process and its deep breath of candidates. These engagements are usually definitive in time and generally do not exceed a year in engagement.

Lyneer invoices its clients for temporary placement services concurrently with each periodic payroll that coincides with the services provided. Most engagement professionals placed on assignment by Lyneer are actually Lyneer’s employees while they are working on assignments. Lyneer pays all related costs of employment, including workers’ compensation insurance, state and federal unemployment taxes, social security, and certain fringe benefits that are part of the costs model billed to the clients.

Direct Hire & Permanent Placement

Direct hire and permanent placement services are traditional workplace placement services through which Lyneer seeks qualified candidates to help a client grow its permanent staff. Permanent placement contracts with customers are primarily recognized when employment candidates accept offers of permanent employment and begin work for Lyneer’s customers. Certain of Lyneer’s permanent placement contracts contain a 30-day guarantee period in which the client can “test drive” the candidate in order to insure a “good fit.” In the event a candidate voluntarily leaves or is terminated for cause prior to the completion of 30 days of employment, Lyneer will provide a replacement candidate at no additional cost, as long as the placement fee is paid within 30 days of the candidate’s start date. Fees to clients are generally calculated as a percentage of the new employee’s annual compensation. No fees for permanent placement talent solutions services are charged to employment candidates, regardless of whether the candidate is placed.

Vendor Management Services and Managed Service Provider Support

Lyneer’s managed service programs have a track record of success supporting large-scale vendor management services programs.

Lyneer’s managed services programs combine advanced technology, deep functional and sector expertise, and operational excellence for knowledge-intensive processes across the client’s enterprise. Lyneer offers the services in various packages — with predictable costs, any-shore delivery, and the option to flex up or down to meet fast-changing needs.

Verticals That Lyneer Services

Lyneer’s team represents a broad range of skilled professional candidates that Lyneer can call upon to fill the needs of its clients. Lyneer’s recruiters use their years of experience, instinct and industry expertise to make sure the correct candidate is selected for the right position. Lyneer acts as a trusted consultant assisting with recruiting, screening and placing candidates and then monitoring their progress and the client’s satisfaction to ensure that the candidates perform at the highest level. In particular, Lyneer’s expertise extends in the following verticals:

Accounting & Finance: Accountants, controllers, accounts receivables, accounts payables, accounting clerks, audit

Customer Service: Call centers, customer service representatives, retail, marketing, product development

Hospitality: Room attendants, bartenders, housekeepers, front end services, food attendants, service

Professional & Medical: Legal professionals, attorneys, paralegals, lab technicians, phlebotomists

Light Industrial: Warehouse, pick/pack, distribution, manufacturing, packaging, retail setup, retail support services, mail sort and distribution

With an expansive database that is revitalized by its clients daily, Lyneer effectively evaluates its candidates’ skills to make the right match for the client and the candidate. Lyneer acts as a consultant; Lyneer’s experienced recruiters provide resume editing, career counselling and interview preparation to make a candidate stand out.

Lyneer knows its clients’ needs and its candidates’ capabilities and therefore attempts to find solutions that work.

Lyneer’s Competitive Advantages

Lyneer’s management believes that Lyneer has the following competitive advantages (see “Atlantic Business Model and Acquisitions Strategy”):

●	Industry Leading Management — Assembled management expertise across all company disciplines and offerings consisting of established industry leaders, as well as business founders.

●	Integrated Services — An integrated business model allows our business systems enables a holistic view of our client, its data, and the organizational health. It creates a better customer experience and improves internal workflow.

●	Category Experience — Accounting & finance, administrative & clerical, hospitality, IT, legal, light industrial and medical fields.

●	Results Driven — Each of Lyneer’s staffing experts is specially trained to unite the right talent with the right position creating a mutually beneficial relationship between client and employee.

●	One Stop Comprehensive Outsourced Services and Workforce Solution Support Model — Lyneer’s extensive network of offices and onsite operations provide local support for its clients, while its national presence gives us the resources to tackle even the most complex staffing needs.

●	Client Base — Blue-chip clients with long-term relationships with Lyneer.

Market Conditions and Opportunity

Start-up costs for an outsourced services and workforce solutions company are very low. Individual offices can be profitable, but consolidation is driven mainly by the opportunity for large agencies to develop national relationships with big customers. Some agencies expand by starting new offices in promising markets, but most prefer to buy existing independent offices with proven staff and an existing customer roster.

Temporary workers have become such a large part of the workforce that staffing company employees often work at the customer’s site to recruit, train, and manage temporary employees. Lyneer has a number of onsite relationships with its customers. Staffing companies try to match the best qualified employees for the customer’s needs, but often provide additional training specific to that company, such as instruction in the use of proprietary software.

Some personnel consulting firms and human resource departments are increasingly using psychological tests to evaluate potential job candidates. Psychological or liability testing has gained popularity, in part, due to recent fraud scandals. In addition to stiffer background checks, headhunters often check the credit history of prospective employees.

Lyneer’s management believes the trends of outsourcing entire departments and dependence on temporary and leased workers will expand opportunities for outsourced services companies. Taking advantage of their expertise in assessing worker capabilities, some companies manage their clients’ entire human resource functions. Human resources outsourcing may include management of payroll, tax filings, and benefit administration services. Human resources outsourcing may also include recruitment process outsourcing, whereby an agency manages all recruitment activities for a client.

New online technology is improving staffing efficiency. For example, some online applications coordinate workflow for staffing agencies, their clients and temporary workers, and allow agencies and customers to share work order requests, submit and track candidates, approve timesheets and expenses, and run reports. Interaction between candidates and potential employers is increasingly being handled online.

Initially viewed as rivals, some Internet job-search companies and traditional employment agencies are now collaborating. While some Internet sites do not allow agencies to use their services to post jobs or look through resumes, others find that agencies are their biggest customers, earning the sites a large percentage of their revenue. Some staffing companies contract to help client employers find workers online. Additionally, data supports the growing need for services in the key verticals Lyneer has identified:

●	The U.S. Bureau of Labor Statistics anticipates approximately 6% growth yearly and about 9,600 open positions annually through 2031 as is the demand for licensed and vocational nurses.

●	The Association of American Medical Colleges estimates that the country’s rapidly-increasing demand for physicians over the next 15 years will outpace its supply, leading to a shortage of between 37,800 and 124,000 physicians by 2034, according to the report, The Complexities of Physician Supply and Demand: Projections from 2019-2034. That shortage includes shortfalls of 17,800 to 48,000 primary care physicians and 21,000 to 77,100 specialists.

●	According to the Massachusetts Medical Society, there are renewing concerns about the stability of the state’s health care workforce. More than half of the almost 600 doctors surveyed said they had already cut back on time with patients — or were likely to do so. Other jurisdictions face similar dilemmas.

●	In a 2021 report by Thomson Reuters, the use of Alternative Legal Service Providers (ALSPs) in the United States showed a high market penetration with E-Discovery being the dominant service sought by law firms. According to the report, the alternative legal service providers market is currently valued at $14 billion.

●	According to a 2022 survey from Deloitte, 82.4% of hiring managers for accounting and financial roles at public companies admit to struggling with talent retention, and 68.9% of hiring managers at private companies say the same, thus creating a need to work hard to attract and retain top talent.

Scalable Model to Fit Business Needs

Lyneer’s services can be scaled up or down to meet the needs of medium and large clients or clients with disparate locations.

Staffing & Recruitment:    A consistent team effort to support the forecasts of Lyneer’s clients and meet their staffing needs.

Program Management:    Lyneer manages its program with individual clients to meet the client’s business needs and manages and maintains such a detailed program on an ongoing basis with the client and closely monitored by staff throughout the entirety of the business relationship.

Data Management:    Lyneer implements custom database solutions for each client, which helps it track usage throughout the entirety of the business platform and other critical variables.

Continuous Improvement:    Lyneer maintains consistent lanes of open communication with clients and stakeholders. Lyneer’s continual maintenance of client relationships allows Lyneer to better understand the needs of its client partners and also increases workplace productivity.

Technology Leveraging:    Lyneer utilizes the latest technology to leverage its services, including artificial intelligence (“AI”), which is providing companies with an efficient way to reduce the time they spend on the recruitment process while still ensuring that they hire quality candidates. AI and other technologies help reduce recruitment times by leveraging automation for certain aspects of the job search process.

Customers

Lyneer has one client that represented approximately 16% and 18% of Lyneer’s 2023 and 2022 revenues, respectively. The client’s contract with Lyneer consists of a master service agreement (“MSA”) for temporary employee services with various customer locations entering into separate service annexes. None of these locations has exceeded 5% of the revenue associated with the client. The current term of the MSA expires in January 2025 and automatically renews for one-year subsequent terms. However, the client may terminate the agreement for convenience at any time, subject to any accrued payment obligations.

Lyneer’s workforce solutions business is generally more active in the first and fourth quarters of a calendar year when certain professional services are in greater demand. Lyneer conducts business under various federal, state, and local government contracts, and no one such contract represented more than 5.0% percent of its total service revenues in 2023.

Competition

Lyneer competes in the employment services industry by offering a broad range of services, including permanent, temporary and contract recruitment, project-based workforce solutions, assessment and selection, training, career and talent management, managed service solutions, outsourcing, consulting and professional services. Lyneer’s industry is large and fragmented, comprised of tens of thousands of firms employing millions of people and generating billions of dollars in annual revenues. In most areas, no single company has a dominant share of the employment services market. The largest publicly owned companies specializing in recruitment services are The Adecco Group and Randstad. Lyneer also competes against a variety of regional or specialized companies such as Recruit Holdings, Allegis Group, Kelly Services, Manpower, Robert Half, Kforce, PageGroup, Korn/Ferry International and Alexander Mann. It is a highly competitive industry, reflecting several trends in the global marketplace such as the increasing demand for skilled people, employers’ desire for more flexible working models and consolidation among clients and in the employment services industry itself.

Government Regulations

Lyneer’s operations are subject to regulations by various federal, state, local and independent governing bodies, including, but not limited to, (a) licensing and registration requirements and (b) regulation of the employer/employee relationship, such as worker classification regulations (e.g., exempt/non-exempt classifications), wage and hour regulations, tax withholding and reporting, immigration regulations, social security and other retirement, anti-discrimination, and employee benefits and workers’ compensation regulations. Lyneer’s operations could be impacted by legislative changes by these bodies, particularly with respect to provisions relating to payroll and benefits, tax and accounting, employment, worker classification and data privacy. Due to the complex regulatory environment that Lyneer operates in, Lyneer remains focused on compliance with governmental and professional organizations’ regulations. For more discussion of the potential impact that the regulatory environment could have on its financial results, refer to the “Risk Factors — Risks Related to Lyneer’s Business” for further information.

Trademarks

Lyneer maintains a number of registered trademarks, trade names and service marks in the United States. Lyneer believes that many of these marks and trade names, including Lyneer Staffing Solutions, Lyneer and Lyneer International have significant value and are materially important to its business. In addition, Lyneer maintains other intangible property rights.

Employees

Lyneer had approximately 300 full-time internal staff as of June 18, 2024. In addition, Lyneer placed approximately 60,000 engagement professionals and workers (which includes full time engagement professionals) on assignments with clients during 2023. The substantial majority of engagement professionals placed on assignment by Lyneer are Lyneer’s temporary employees while they are working on assignments. With respect to engagement professionals, Lyneer pays the related costs of employment, such as workers’ compensation insurance, state and federal unemployment taxes, social security, and certain fringe benefits. None of Lyneer’s employees is subject to a collective bargaining agreement or an employment agreement other than senior management or as required by applicable law. As described under “Executive Compensation — Employment and Consulting Agreements,” certain executives and key employees have executed employment and consulting agreements with Lyneer.

Properties

Our corporate headquarters are located at 270 Sylvan Avenue, Suite 2230, Englewood Cliffs, New Jersey 07632, telephone number (201) 899-4470. The lease is for approximately 3,578 square feet, expiring on or about September 2026 with an unaffiliated landlord. The monthly rental is $8,641 increasing to $9,442.

The principal offices of Lyneer are located at 133 Franklin Corner Road, Lawrenceville, New Jersey 08648; telephone number (609) 503-4400. Lyneer occupies approximately 1,825 square feet of office space under a three-year lease ending September 30, 2025 with an unaffiliated landlord. The monthly rental is $3,650 increasing to $3,870.

Legal Proceedings

From time to time, Lyneer may be involved in various disputes and litigation matters that arise in the ordinary course of business. Lyneer is currently not a party to any material legal proceedings, except as follows.

Michael Smith v. Infinity Staffing Solutions, LLC, et. al., Case No. BC692644

On February 2, 2018, Michael Smith on his own behalf and on behalf of a putative class of allegedly similarly situated individuals, filed a complaint against various defendants in the Superior Court of California, Los Angeles County, that was subsequently amended to add Lyneer as a defendant on April 28, 2022. The complaint alleges wage and hour claims, and inaccurate wage statement claims on behalf of the class and plaintiff. The parties have agreed to a $300,000 settlement which is pending court approval.

Mirna Reyes and Teresa Alvarez v. Liquid Graphic, Inc., Case No. 30-2022-01251702-CU-OE-CXC

Mirna Reyes and Teresa Alvarez, on their own behalf and on behalf of a putative class of allegedly similarly situated individuals, filed a complaint against Lyneer and its client in the Superior Court of California, Orange County. The complaint alleges that a putative class of current and former employees of Lyneer (via Lyneer’s client) working in California since March 27, 2018 were paid in violation of the state’s wage requirements, Lyneer failed to provide required meal periods and rest periods, violation of the state’s final paycheck requirements, failure to provide accurate wage statements, failure to provide required rest days, as well as unfair business practice claims. The matter was referred to mediation and the parties accepted the mediator’s settlement proposal of $750,000. $100,000 of the settlement is to be paid by the client. The settlement is fully accrued on Lyneer’s 2022 financial statements.

Rosanna Vargas v. DHL Express (USA), Inc. et. al., Case No. L-4352-19

On October 30, 2019, Rosanna Vargas filed a complaint in the Superior Court of New Jersey at Camden County against Lyneer and various defendants, including Lyneer’s client, alleging severe personal injury sustained at work. The case is now closed as to all parties. As a result of the matter, Lyneer’s client sought indemnification from Lyneer pursuant to an indemnification demand issued to Lyneer on June 10, 2022. Accordingly, Lyneer agreed to pay approximately $1,030,000 over 36 months, beginning in July 2023, to settle the claim.

Aguilar, et al v Lyneer Staffing Solutions, et al Docket No. MID-L-3595-21 (Middlesex County Superior Court NJ)

On June 16, 2021, a complaint was filed in the Superior Court of New Jersey Law Division, Middlesex County. The complaint alleges a former minor employee (who obtained employment by providing false information) was injured on October 15, 2020 at the co-defendant’s worksite. Mediation was unsuccessful, and the matter is listed for trial on April 22, 2024. Lyneer believes it has issues for appeal, but believes it is probable to receive an unfavorable outcome and has accrued $875,000 with respect to this complaint, which is recognized in “accrued expenses and other current liabilities” on the accompanying consolidated balance sheets.

INFORMATION ABOUT ATLANTIC ACQUISITION CORP. (“AAC”)

Overview

AAC was formed in Delaware on October 6, 2022 as a special purpose vehicle to identify, evaluate, research and acquire control of a publicly-traded company, such as our company. On December 6, 2022, Atlantic signed a non-binding letter of intent with IDC to acquire 100% of the equity interests of IDC’s operating subsidiary, Lyneer, through its parent entities in a reverse merger with a publicly-traded issuer. AAC had no commercial operations prior to the Merger, other than raising funds in a private placement, organizational activities and negotiating with several entities for the acquisition of control of a publicly-traded issuer. On February 2, 2023, AAC entered into a letter of intent with our company to effect a reverse merger transaction involving AAC and Lyneer.

The core management team of AAC, which became our Management, ythe biographies of whom are set forth herein under the headings “Management” and “Senior Management,” has over 150 combined years of specific corporate management and investment banking experience. AAC’s management has developed long-standing relationships in the institutional investment arena to raise capital for publicly-listed entities to expand and up-list to a national securities exchange. This has, in turn, created liquidity and higher valuations for these previous companies.

We relocated our corporate headquarters to the offices previously occupied by AAC located at 270 Sylvan Avenue, Suite 2230, Englewood Cliffs, New Jersey 07632. Our main telephone number at that address is (201) 899-4470, and our website address was changed to www.atlanticinternationl.com.

Business Model and Acquisition Strategy

AAC is a high-growth U.S.-based outsourced services and workforce solutions company with management who have a more than 25-year operating record. Based on their knowledge of the industry, our management believes that through its mergers and acquisitions strategy, we expect to build a global staffing organization that redefines the way companies grow professional teams. Our mission is to leverage new technologies and business partnerships to create streamlined hiring processes that resolve the challenges of modern day employment economics. Accordingly, we are actively engaged in discussions and negotiations with multiple acquisition targets that complement Management’s core business strategy. In addition, our strategic direction will be enhanced by a program that will extend Lyneer’s breadth of services to its broad national reach in a number of complementary areas. Management has identified and is focusing on a number of high-demand fields, in particular, the medical, legal and financial services fields. Management is in the process of investigating a number of opportunities for acquisitions of staffing companies that operate in these identified sectors.

Our corporate acquisition strategy is premised on the seamless consolidation and integration of technology and back-office infrastructure, coupled with performance improvements and value creation. Its core thesis is designed to assist its client companies in the transformation of stagnation into growth to achieve sustainable results through their most important asset: people. Our goal is to create a business designed to deliver to its clients targeted our industry talent at speed and scale while also growing the pool of in-demand talent for this same constituency. Our recruiters will provide specific and data-driven guidance, development, training, and access to jobs. We believe this approach is particularly applicable in several growth sectors, including legal and financial services, technology, and healthcare. The current climate of industry fragmentation and overall economic uncertainty create a moment that we believe is ripe for strategic consolidation. We intend to aggressively engage in this “M&A” strategy and to take advantage of the synergies and opportunities created by this congruence of events. By advantageously augmenting Lyneer’s existing significant capabilities through acquisition, we believe Lyneer will create material margin improvement.

Management currently has a robust pipeline of potential acquisition targets and is in negotiations and discussions with outsourced services and workforce solutions acquisition targets in key service verticals. Management believes that multiple targets in the $100,000,000 revenue range are readily available for acquisition within a short period of time.

The first vertical on which we intend to focus represents national medical professional staffing companies. Growing at an estimated compound annual growth rate (CAGR) of over 6.9% according to a 2023 report of GlobalNewswire, this vertical addresses a national problem of chronic understaffing, coupled with a large and growing geriatric population, amplified by the extraordinary demands created by the impact of the COVID-19 pandemic. As such, we intend to acquire a temporary and permanent placement services company for healthcare professionals with a wide range of staffing services that includes temporary, temp-to-perm, and direct hire placements with an extensive network of qualified candidates including nurses, allied healthcare professionals, corporate support professionals and executives. We anticipate that the target will deliver a wide set of nurse staffing solutions to meet the dynamic nature of today’s medical provider’s needs coupled with offering a wide range of consultative and professional support services.

While actively pursuing the medical professional staffing vertical, we are also committed to identifying acquisition targets in the financial services sector. We expect that we will consolidate any such firm’s accountants with Lyneer’s current stable of professionals through the acquisition of a firm with a comprehensive range of accounting, consulting, business management, and tax services to individuals and businesses in the U.S. We intend to broaden our range of services serving clients at every level: from start-ups to owner-managed companies and well-established corporations.

Moreover, Management has commenced implementation of a detailed acquisition strategy that we believe will rapidly accelerate our growth, thus increasing and maximizing shareholder value. We plan to pursue “cornerstone acquisitions” and is focusing on targets with robust profits, diverse client bases, large national/large regional coverage in contract/permanent staffing, executive search, recruitment process, and outsourcing. In order to meet our “cornerstone acquisition” criterion, a company is expected to have over $50,000,000 in revenue and EBITDA margins of no less than 10%. In addition, we plan to pursue “tuck-in” acquisitions with a focus on acquiring high-margin niche staffing companies that can benefit from the synergies of a larger organization with increased penetration. Under our “tuck-in” program, we intend to acquire smaller profitable companies in business segments consistent with its larger anchor organizations.

We plan to integrate companies and maximize synergies and economics to improve sales and lower operating costs, while, at the same time, continuing to focus and expand on its acquisition strategy of high-margin profitable outsourced services and workforce solution providers.

We are currently in discussions and negotiations with multiple prospects and any such acquisitions are subject to the completion of due diligence and the negotiation and execution of final agreements. These prospects are representative of the types of companies and verticals that we are actively pursuing and underscore the opportunity for us to expand its footprint in lucrative markets with great demand for professionals and skilled workforce. We believe that the need for these services in these markets is becoming acute. We also believe that we are well positioned to execute on our acquisition plan. Should the proposed acquisitions be consummated, we will greatly increase our capabilities in the prime financial services and thriving healthcare support services vertical.

Management has a pipeline of workforce solutions firms with which Management is in advanced discussions. While these discussions have not resulted in a definitive agreement, we believe we are well positioned to execute on one or more of these opportunities in the near future. We have not reached a definitive agreement with any potential acquisition target and, as such, we cannot assure you that we will consummate any particular acquisition.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name and position of each person who became an executive officer or director of our Company upon the consummation of the Merger.

Name	Age	Position
Prateek Gattani	45	Chairman of the Board
Robert B. Machinist	71	Vice Chairman of the Board
Jeffrey Jagid	55	Chief Executive Officer and Director
Christopher Broderick	63	Chief Operating Officer and Chief Financial Officer
Michael Tenore	49	General Counsel and Secretary
Jeff Kurtz	55	Director
David Solimine	44	Director
David Pfeffer	63	Director

Prateek Gattani was elected to serve as our Chairman of the Board upon the completion of the Merger and has been Chief Executive Officer of IDC since 2007. Mr. Gattani acquired IDC in 2007, which, in turn, acquired Lyneer in August 2021. Prior to 2007, Mr. Gattani was a resource manager at e-Solutions Incorporated. IDC, founded in India in 2003, is a major information technology company. IDC currently provides business process outsourcing, IT consulting, revenue sources and software as a service (SaaS). According to Forbes India (August 2022), IDC ranks in the 95th  percentile market share and had three-year growth of 488% from 2020 to 2022. IDC is headquartered in Milpitas, California and has offices throughout the world. IDC is a multinational technology company that provides the highest level of knowledge and experience to assist its customers to redesign and recreate their ventures in order to stay in the competition in the changing business environment. IDC’s ability to know the business and personal environment of its clients helps them to provide tailored services according to the areas of operation, in the fields of innovation, as well as in culture. We believe Mr. Gattani’s business and financial experience in the staffing business, and his vision for future operations, gives him the qualifications and skills to lead us following the Merger as Chairman of the Board.

Robert B. Machinist was elected to serve as our Vice Chairman of the Board upon the completion of the Merger. He has served as Chairman of the Board of Atlantic since its formation in October 2022. He previously served as Chief Executive Officer and Chairman of the Board of Troika Media Group (Nasdaq: TRKA) from March 2018 until May 2022. Mr. Machinist has extensive experience both as a principal investor/operator in a broad range of businesses as well as an owner-operator of diversified investment banking operations. He has been the Vice Chairman of Pyrolyx A.G. (S26.DU), the first environmentally-friendly and sustainable method of recovering high-grade carbon black from end-of-life-tires. Most recently, he has been Chairman and an original founding Board member of CIFC Corp. (Nasdaq: CIFC), a publicly-listed credit manager with over $14.0 billion of assets under management, which was sold in December 2016. In addition, he has been Chairman, Board of Advisors of MESA, a merchant bank specializing in media and entertainment industry transactions, which was sold to Houlihan Lokey in 2016. He has also been a partner of Columbus Nova, a leading private investment fund. He runs a private family investment company, the activities of which include The Collectors Car Garage and a number of real estate development businesses.

Mr. Machinist previously served as managing director and head of investment banking for the Bank of New York and its Capital Markets division. Mr. Machinist was also previously president and one of the principal founders of Patricof & Co. Capital Corp. (APAX Purchasers) and its successor companies.

He is currently Vice-Chairman of the Maimonides Medical Center, serves on its Board of Directors, is Chairman of its Investment Committee and a member of its various other Board of Overseers for the Albert Einstein College of Medicine. Most recently, he has been Chairman of the American Committee for the Weizmann Institute of Science as well as a member of its Board of Directors and presently serves on its International Board of Governors and its Executive Committee. He has been a trustee and Vice Chairman of Vassar College, a member of its Executive Committee, and one of three trustees responsible for managing the College’s Endowment. He is currently a board member of ECD Autodesign (Nasdaq: ECDA).

Mr. Machinist earned a Bachelor of Arts in Philosophy and Chemistry from Vassar College in Poughkeepsie, New York. He undertook graduate work in biochemistry at the Weizmann Institute of Science in Rehovot, Israel. We believe Mr. Machinist’s broad entrepreneurial, financial and business expertise and his experience with growth companies give him significant qualifications and skills to serve as Vice Chairman of our board of directors following the Merger.

Jeffrey Jagid was elected to serve as our Chief Executive Officer and a Director upon completion of the Merger. He has served as CEO of Atlantic since February 1, 2023. He is a results-producing business executive with a strong track record of optimizing revenue and profitability within a global organization. He has demonstrated success building and leading businesses at all stages of growth.

Prior to joining Atlantic, Mr. Jagid was a director of ThinkEco Inc. since 2014 and became that company’s Chairman and Chief Executive Officer in 2017. Prior to joining ThinkEco, Mr. Jagid held various management positions at I.D. Systems, Inc. (Nasdaq: IDSY), including Chief Executive Officer and Chairman of the Board of Directors. Under Mr. Jagid’s leadership, I.D. Systems was named by Deloitte as one of North America’s fastest growing technology companies in 2005, 2006 and 2012. During his tenure at I.D. Systems, Mr. Jagid was named as a finalist for the Deloitte Entrepreneur of the Year award. Under Mr. Jagid’s leadership, I.D. Systems became a leading global provider of wireless IoT based technology solutions for securing, managing, and tracking high-value enterprise assets. He has been awarded 14 patents in wireless communications, mobile data, asset tracking, and connected car technology. Among his other achievements, he led that company’s initial public offering, as well as several other capital raises totaling nearly $100,000,000.

From 2001 to June 2014, Mr. Jagid also served on the board of directors of Coining Technologies, Inc., a privately-held company in the coining, forming, drawing, and piercing of specialty metals, mass-producing close-tolerance complex parts quickly and cost-effectively.

Mr. Jagid received a Bachelor of Business Administration from Emory University in 1991 and a Juris Doctor degree from the Benjamin N. Cardozo School of Law in 1994. He is member of the Bar of the States of New York and New Jersey.

Christopher Broderick was elected to serve as our Chief Operating Officer and Chief Financial Officer upon the completion of the Merger. He has served as Chief Operating Officer and Chief Financial Officer of Atlantic since February 1, 2023. From July 2017 until June 8, 2022, he served as Chief Operating Officer of Troika Media Group (“Troika”). On December 7, 2023, Troika and certain of its subsidiaries filed voluntary petitions under Chapter 11 of the United States Code in the U.S. Bankruptcy Court for the Southern District of New York. From March 27, 2015 until October 2016, he was Chief Operating Officer and Interim Chief Financial Officer. Prior thereto, he had served as Chief Operating Officer of Signal Point Holdings Corp. (SPHC) from October 17, 2012. Mr. Broderick has 30 years of experience in the telecommunications industry and was responsible for that company’s domestic network operations of wired and wireless topologies, supporting voice, data, internet products and services. He was also the operational leader for the development and build-out of SPHC’s continued network expansion. Prior to joining SPHC, Mr. Broderick served as Senior Director of Business Client Services for FairPoint Communications from 2008 to 2011. Mr. Broderick was responsible for Retail Business segment, outside sales support, billing, and SMB sales across Northern New England. Previously, Mr. Broderick served as Chief Operating Officer and Vice President of Operations at IntelliSpace and Wave2Wave from February 2000 to January 2008. Mr. Broderick was responsible for the design, implementation and day-to-day U.S. and U.K. operations of that company.

Mr. Broderick spent the majority of his career at New York Telephone, NYNEX, and Bell Atlantic where he was highly successful in the management of all facets of the telephone company’s Field Operations, Central Offices and outside plant facilities in New York City business districts. He also led sales and support “mega” call-center operations, for complex business accounts. In addition to his technical background, Mr. Broderick has an extensive education in quality process management, systems efficiency and design. He has utilized his extensive background to help build SPHC into one of the most reliable “Converged Networks” in the USA. Atlantic determined that Mr. Broderick’s 30 years of particular knowledge and experience in the telecommunications industry, and his position with SPHC, strengthens the Board’s collective qualifications, skills and experience.

Michael Tenore was elected to serve as our General Counsel and Secretary upon the completion of the Merger. He has served as General Counsel of Atlantic since March 2023. He was first appointed General Counsel, and Vice President of Regulatory Affairs for Troika in March 2015. In July 2017, Mr. Tenore was elected Corporate Secretary. He served in those positions until March 31, 2023. On December 7, 2023, Troika and certain of its subsidiaries filed voluntary petitions under Chapter 11 of the United States Code in the U.S. Bankruptcy Court for the Southern District of New York. Prior to joining Troika in March 2015 upon the merger with Signal Point Holdings Corp., he held various legal and regulatory positions, including General Counsel, at RNK, Inc. a regional telecommunications carrier. Mr. Tenore is a member of the adjunct staff of Suffolk University Law School and belongs to the Federal Communications Bar Association and the Association of Corporate Counsel. Mr. Tenore received his B.A. in Communications from Emerson College and his J.D. from Suffolk University Law School both degrees with Latin Honors. Mr. Tenore has been on the board of directors for youth hockey and charitable organizations for the past 10 years.

Jeff Kurtz was be elected to our board of directors upon the completion of the Merger. Since 1991, he has been the President of The Kamson Corporation, which currently owns and operates over 100 investment properties in the Northeast. Currently, he oversees extensive rehabilitation projects among over 100 projects and is presently involved in several building projects consisting of multifamily apartments, hi-rise buildings, and mixed-use properties which have retail and apartment components. In the past, Mr. Kurtz has built multifamily units for sale along with other building projects. Mr. Kurtz personally owns or is a general partner and/or manages, through the Kamson Corporation, a New Jersey corporation, 14,000+ apartments, in addition to office buildings and shopping centers. A graduate of the University of Miami, Mr. Kurtz is a member of the 1987 National Championship Football Team at the University of Miami. He continues as an active member of the university alumni. For the past 20 years, Mr. Kurtz has been on the Board of the Hope & Heroes Children’s Cancer Fund golf event and chairs this outing each year.

We believe Mr. Kurtz’s broad entrepreneurial, financial and business expertise and his experience give him the qualifications and skills to serve as a director of our company following the Merger.

David Solimine was elected to our board of directors upon the completion of the Merger. Mr. Solimine is the President & Chief Executive Officer of Kore Insurance Holdings, LLC., a privately-owned high-volume insurance agency established in 2012 with offices in New Jersey and Florida. He plays an integral part in providing a competitive insurance product with the utmost level of professional service to meet client satisfaction in all aspects. Prior thereto, from 2001-2008, Mr. Solimine was a principal, as well as the President of Sales and Marketing for EMAR Group, Inc., when it was acquired by Wells Fargo Insurance Services. Thereafter, while at Wells Fargo, he remained the largest Insurance Sales Producer on the East Coast for many consecutive years. He also served as Head of Marketing for Princeton Securities from 1999-2001. Mr. Solimine holds a Bachelor of Science in Business/Economics from Brown University. He is Property and Casualty Insurance Licensed throughout the United States.

We believe Mr. Solimine’s extensive business and financial experience in the insurance industry, in particular dealing with employment related issues, makes him qualified to serve on our board of directors following the Merger.

David Pfeffer has served as a member of our board of directors since September 2018 and is currently our Audit Committee Chairman. He retained these positions upon the completion of the Merger. Mr. Pfeffer has over 30 years of experience in diverse roles in financial services; leading companies, developing and executing strategy, building businesses up from the ground floor and driving innovation to grow in today’s ultra-competitive and dynamic global economy. Mr. Pfeffer is currently CEO of Brick Citi Capital, LLC, an investment services and business advisory firm founded in 2019. Previously, he was Executive Vice President and Chief Financial Officer of Oppenheimer Funds, a global asset manager, from 2004 to 2019. He was a Management Director on the Oppenheimer Funds, Inc. board and President of Oppenheimer Funds Harbourview Asset Management. From 2009 to 2019, Mr. Pfeffer served as an Independent Director at ICI Mutual Insurance Co., including a role as Audit Committee Chairman. From 2000 to 2004, Mr. Pfeffer worked as Institutional Chief Financial Officer and Director at Citigroup Asset Management. Mr. Pfeffer was at J.P. Morgan from 1984 to 2000, where he gained significant international experience serving as Chief Financial Officer and Director of JPM Brazil for five years in São Paulo and supported JPM’s international businesses during his 16 year tenure there. Mr. Pfeffer worked as a public accountant at Ernst & Whinney from 1981 to 1984. Mr. Pfeffer is a Certified Public Accountant, a Chartered Global Management Accountant and has his FINRA Series 99 Operations Professional license. He graduated Cum Laude from the University of Delaware with a B.S. in Accounting.

We believe Mr. Pfeffer’s experience in corporate governance and capital markets qualifies him to continue to serve on our board of directors following the Merger.

Senior Management

Name	Age	Position
Todd McNulty	55	Chief Executive Officer of Lyneer Staffing Solutions LLC
James Radvany	63	Chief Financial Officer of Lyneer Staffing Solutions LLC

Todd McNulty has served and continues to serve as Chief Executive Officer of Lyneer Staffing Solutions LLC. Mr. McNulty studied Business Administration and Marketing at York College of Pennsylvania. After college in 1990, Mr. McNulty started his career as a Marketing Representative for the Players Club International at Resorts Casino in Atlantic City. In August 1992, Mr. McNulty relocated back home to Central NJ and began a 30-year staffing career. Mr. McNulty worked for Staffing Alternatives, a New Jersey four office family-owned boutique company, focusing on clerical and light industrial staffing. He led sales from 1992 to September 1997, achieving a record $5,000,000 in new sales his first year. In October 1997, Mr. McNulty joined Jim Radvany with a plan and a mission to become the Delaware Valley’s leading staffing company. He opened multiple offices and achieved robust growth and profitability within months of office openings. Throughout the years, Mr. McNulty assumed the role of Chief Executive Officer with responsibility for its current day-to-day operations and working closely with Lyneer’s Business Development Team in building brand strength and growth throughout the country.

James Radvany has served and continues to serve as Chief Finance Officer of Lyneer Staffing Solutions. Mr. Radvany is a graduate of Susquehanna University. He started his career as a CPA with Coopers and Lybrand in Philadelphia in 1982 and was promoted to Manager in four years instead of the customary six-year period. Mr. Radvany joined Romac and Associates in 1986 as a Senior Recruiting Manager for accounting and finance professionals. He was consistently one of the top producers in Lyneer’s Northeast region throughout his seven-year tenure. Mr. Radvany founded his initial staffing company in 1993 and with the addition of Todd McNulty, led Lyneer Staffing Solutions to become one of the top staffing firms in the Delaware Valley in the 1990s. Lyneer Staffing Solutions started to expand outside of the Delaware Valley in the late 1990s and grew throughout the East Coast and into the Southeast and Midwest sectors of the country. With the addition of seven West Coast branches in early 2015, Lyneer expanded into a true national staffing company. In his role as Chief Financial Officer of Lyneer, Mr. Radvany handles all accounting, acquisitions, financing, legal and insurance issues for Lyneer. He also works with Mr. McNulty in running Lyneer’s day-to-day operations. He has successfully negotiated a $55,000,000 asset-based loan, integrated some smaller acquisitions, set up a very cost-effective workers compensation insurance program and oversees a 12-person accounting and legal department.

Family Relationships between Directors

Directors are elected until their successors are duly elected and qualified. No family relationship exists between any of the directors and executive officers. There are no arrangements or understandings with major stockholders, customers, suppliers or others pursuant to which any person referred to above was selected as a director or member of senior management.

To our knowledge, none of the individuals who will serve as a director or executive officer of our company following the Merger has, during the past 10 years, been involved in any of the legal proceedings listed in Item 401(f) of Regulation S-K.

Director Independence

We are complying with the rules of the National Securities Exchange (“NSE”) which require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the NSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Under the NSE Rules, a director will only qualify as an “independent director” if, in the opinion of the issuer’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has reviewed the composition of the board of directors immediately following consummation of the Merger and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of Prateek Gattani, Jeff Kurtz, David Solimine and David Pfeffer will be an “independent director” as defined under NSE Rules. Our board of directors also determined that the directors who will serve on our audit committee, our compensation committee and our nominating and corporate governance committee immediately following this offering satisfy the independence standards for such committees established by the SEC and NSE Rules, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has and will have with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Our board of directors has established three standing committees — audit, compensation, and nominating and corporate governance — each of which operates under a charter approved by our board of directors. Copies of each committee’s charter will be posted on the Investor Relations section of our corporate website, which will be located at www.atlantic-international.com, immediately following the consummation of the Merger and this offering. Each committee will have the composition and responsibilities described below. Our board of directors may from time to time establish other committees.

Audit Committee

Our audit committee consists of David Pfeffer, the chair of the committee, and Jeff Kurtz and David Solimine. We have determined that each of our proposed members of the audit committee satisfies the NSE Rules and SEC independence requirements. The functions of this committee include, among other things:

●	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

●	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

●	reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

●	reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

●	reviewing our major financial risk exposures (including cybersecurity and regulatory compliance), including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

●	reviewing and evaluating on an annual basis the performance of the audit committee, including compliance of the audit committee with its charter.

Our board of directors has determined that David Pfeffer qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations and meets the financial sophistication requirements of the NSE Rules. In making this determination, our board of directors has considered Mr. Pfeffer’s extensive financial experience and business background. Our independent registered public accounting firm and our management will meet privately periodically with our audit committee.

Compensation Committee

Our compensation committee consists of Jeff Kurtz, the chair of the committee, and David Solimine. We have determined that each of our proposed members of our compensation committee satisfies NSE Rules independence requirements. The functions of this committee include, among other things:

●	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) our overall compensation strategy and policies;

●	reviewing and approving the compensation, the performance goals and objectives relevant to the compensation, and other terms of employment of our executive officers;

●	reviewing and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) the equity incentive plans, compensation plans and similar programs advisable for our company, as well as modifying, amending or terminating existing plans and programs;

●	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

●	reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC; and

●	preparing the report that the SEC requires in our annual proxy statement.

None of our proposed executive officers following the Merger currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that had one or more of its executive officers serving as a member of our board of directors or compensation committee. None of the proposed members of our compensation committee has at any time been one of our officers or employees or an officer or employee of Atlantic or Lyneer.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of David Solimine, the chair of the committee, and Jeff Kurtz and Prateek Gattani. We have determined that each of the proposed members of this committee satisfies NSE Rules independence requirements. The functions of this committee include, among other things:

●	identifying, reviewing and evaluating candidates to serve on our board of directors consistent with criteria approved by our board of directors;

●	evaluating director performance on our board of directors and applicable committees of our board of directors and determining whether continued service on its board of directors is appropriate;

●	evaluating, nominating and recommending individuals for membership on our board of directors; and

●	evaluating nominations by stockholders of candidates for election to our board of directors.

Code of Business Conduct and Ethics

Our board of directors has adopted a written code of conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code and all disclosures that are required by law or NSE Rules concerning any amendments to, or waivers from, any provision of the code will be posted on our website upon consummation of the Merger, which will be located at www.atlantic-international.com.

Employment and Consulting Agreements

Consulting Agreement with Robert Machinist

Upon the closing of the Merger, Robert Machinist entered into a one-year consulting agreement with our company as Executive Vice Chairman of the Board. Mr. Machinist’s consulting fee is $180,000 per annum. Mr. Machinist will receive a $100,000 transaction bonus upon the completion of the Merger. Mr. Machinist is eligible for discretionary annual bonuses as determined by the compensation committee of our board of directors.

If the consulting agreement is terminated for any reason other than for Cause (as defined) or if Mr. Machinist voluntarily terminates his consulting engagement for any reason, he will be entitled to full benefits and all previously-granted restricted stock, restricted stock units and warrants will immediately vest. He will be entitled to six months of severance payments of his base salary upon termination, in equal monthly installments, other than for Cause. For Cause, he will be entitled to three months of severance paid in three equal monthly installments, and all unvested restricted stock, restricted stock units and warrants then held by Mr. Machinist will be forfeited.

Employment Agreement with Jeffrey Jagid

Upon the closing of the Merger, Jeffrey Jagid entered into an employment agreement with our Company as Chief Executive Officer. The agreement is for a term of five years with an additional one-year extension unless terminated by either party upon 90 days written notice prior to the end of the initial term. Mr. Jagid’s base salary is $500,000 per annum. Mr. Jagid is entitled to a true-up payment in an amount equal to the pro-rated difference between his salary of $120,000 per year under his employment contract dated February 1, 2023 with Atlantic and $500,000 per annum. Mr. Jagid is eligible to receive an annual bonus in an amount equal to his base salary for every year commencing in 2023. The bonus will be predicated upon our recording a minimum of $250,000,000 in revenues. Mr. Jagid will also be paid a $200,000 transaction bonus as a result of the closing of the Merger and he will be paid additional transaction bonuses in the amount of $100,000 for the closing of any subsequent acquisition that is valued in excess of $8,000,000. He is also eligible for an annual discretionary bonus to be set by the compensation committee of our board of directors.

If we terminate the employment agreement for any reason other than Cause (as defined), all of Mr. Jagid’s then-outstanding restricted stock, restricted stock units and warrants will immediately vest, and Mr. Jagid will be entitled to (i) 12 months of severance payments of his base salary, (ii) a prorated annual bonus if we are on pace to meet the above-stated performance milestones, (iii) the right to 12 months of COBRA insurance, and (iv) reasonable outplacement services for a period of up to 90 days from termination.

Upon death or disability, Mr. Jagid, or his estate, will receive all accrued compensation and any prorated bonus, and any equity that would have vested during the 24-month period beginning on the date of death or disability will immediately vest. If Mr. Jagid is terminated for Cause, or resigns without Good Reason (as defined), he will receive accrued compensation and any vested equity.

Upon a Change of Control (as defined), all of Mr. Jagid’s non-vested equity will immediately vest in full, and he will be entitled to his full severance payments stated above if he chooses to terminate his employment with our company. Mr. Jagid will be subject to a one-year non-compete covenant from termination of his employment anywhere in the United States if termination is for Cause, and six months if termination is for any other reason. He will be subject to a two-year non-solicitation covenant from termination if he is terminated for Cause and 12 months if he is terminated for any other reason. He will also be covered under our directors and officers liability insurance for up to one year from termination of his employment.

Employment Agreement with Christopher Broderick

Upon the closing of the Merger, Christopher Broderick entered into an employment agreement with our company as Chief Operating Officer and Chief Financial Officer. The employment agreement is for three years with an additional one-year extension unless terminated by either party upon 90 days’ written notice prior to the end of the initial term. Mr. Broderick’s base salary is $300,000 per annum. He is also entitled to a true-up payment equal to the pro-rated difference between his salary of $120,000 per year under his employment agreement dated February 1, 2023 with Atlantic and $300,000 per annum. Mr. Broderick will be eligible to receive a yearly bonus equal to his annual base salary for every year commencing in 2023. The bonus will be predicated upon our recording a minimum of $250,000,000 in revenues and adjusted EBITDA of $5,000,000. Mr. Broderick will also be paid a $150,000 transaction bonus as a result of the closing of the Merger and he will be paid additional transaction bonuses in the amount of $75,000 for the closing of any subsequent acquisition that is valued in excess of $8,000,000. He also will be eligible for an annual discretionary bonus to be set by the compensation committee of the board of directors.

If we terminate the employment agreement for any reason other than Cause (as defined), all of Mr. Broderick’s then-outstanding restricted stock, restricted stock units and warrants will immediately vest, and Mr. Broderick will be entitled to (i) 12 months of severance payments of his base salary, (ii) a prorated annual bonus if we are on pace to meet the above-stated performance milestones, (iii) the right to 12 months of COBRA insurance, and (iv) reasonable outplacement services for a period of up to 90 days from termination.

Upon death or disability, Mr. Broderick, or his estate, will receive all accrued compensation and any prorated bonus, and any equity that would have vested during the 24-month period beginning on the date of death or disability will immediately vest. If Mr. Broderick is terminated for Cause, or resigns without Good Reason (as defined), he will receive accrued compensation and any vested equity.

Upon a Change of Control (as defined), all of Mr. Broderick’s non-vested equity will immediately vest in full, and he will be entitled to his full severance payments stated above if he chooses to terminate his employment with our company. Mr. Broderick will be subject to a one-year non-compete covenant from termination of his employment anywhere in the United States if termination is for Cause, and six months if his termination is for any other reason. He will be subject to a two-year non-solicitation covenant from termination if he is terminated for Cause and 12 months if he is terminated for any other reason. He will also be covered under our directors and officers liability insurance for up to one year from termination of employment.

Employment Agreement with Michael Tenore

Upon the closing of the Merger, Michael Tenore entered into an employment agreement with our company as General Counsel and Secretary. The employment agreement is for three years with an additional one-year extension unless terminated by either party upon 90 days written notice prior to the end of the initial term. Mr. Tenore’s base salary is $300,000 per annum. He is also entitled to a true-up payment equal to the pro-rated difference between his salary of $120,000 per year under his employment agreement dated April 1, 2023 with Atlantic and $300,000 per annum. Mr. Tenore is entitled to receive an annual bonus of $100,000 for every year commencing in 2023. The bonus is predicated upon our receiving a minimum of $250,000,000 in revenues and adjusted EBITDA of $5,000,000. Mr. Tenore will also be paid a $75,000 transaction bonus as a result of the closing of the Merger and he will be paid additional transaction bonuses in the amount of $75,000 for the closing of any subsequent acquisition that is valued in excess of $8,000,000. He also will be eligible for an annual discretionary bonus to be set by the compensation committee of our board of directors.

If we terminate the employment agreement for any reason other than Cause (as defined), all of Mr. Tenore’s then-outstanding restricted stock, restricted stock units and warrants will immediately vest, and Mr. Tenore will be entitled to (i) 12 months of severance payments of his base salary, (ii) a prorated annual bonus if we are on pace to meet the above-stated performance milestones, (iii) the right to 12 months of COBRA insurance, and (iv) reasonable outplacement services for a period of up to 90 days from termination.

Upon death or disability, Mr. Tenore, or his estate, will receive all accrued compensation and any prorated bonus, and any equity that would have vested during the 24-month period beginning on the date of death or disability will immediately vest. If Mr. Tenore is terminated for Cause, or resigns without Good Reason (as defined), he will receive accrued compensation and any vested equity.

Upon a Change of Control (as defined), all of Mr. Tenore’s non-vested equity will immediately vest in full and he will be entitled to his full severance payments stated above if he chooses to terminate his employment with our company. Mr. Tenore will be subject to a one-year non-compete covenant from termination of his employment anywhere in the United States if his termination is for Cause, and six months if termination is for any other reason. He will be subject to a two-year non-solicitation covenant from termination if he is terminated for Cause and 12 months if terminated for any other reason. He also will be covered under our directors and officers liability insurance for up to one year from termination of employment.

Employment Agreement with Todd McNulty

On June 18, 2024, Lyneer entered into a new employment agreement, with Todd McNulty to be its Chief Executive Officer. The employment agreement is for three years with successive one-year extensions unless terminated by either party upon 90 days’ prior written notice. Mr. McNulty’s current base salary is $750,000 per annum. Mr. McNulty is entitled to receive: (a) a transaction bonus of $100,000; (b) accrued compensation of $300,000 on or before June 28, 2024; (c) a 2024 Special Bonus of $1,375,000 on or before September 28, 2024; (d) an additional cash bonus of $1,375,000 on or before December 18, 2024; (e) beginning in 2024 and each fiscal year thereafter an annual bonus increasing from $100,000 to $300,000 on total revenues increasing from $350 million to $390 million, and (f) restricted stock units equal to 1% of the Company’s issued and outstanding shares of common stock. He is also eligible for an annual discretionary bonus to be set by the compensation committee of our board of directors.

In case of termination without Cause (as defined), or termination by Mr. McNulty with Good Reason (as defined), or termination upon expiration date with notice of termination/non-renewal by Lyneer, unless Lyneer provides notice of termination prior to the expiration of the Agreement in which case Mr. McNulty shall receive the severance amount. Mr. McNulty will be entitled to severance defined as: (i) in the event of a termination date on or prior to the second anniversary date of the Merger, an amount equal to 1.5 times his annual base salary as in effect immediately prior to the termination date, and continuation of medical insurance benefits, as provided on the termination date until the end of the applicable severance term (as defined, or, at the sole discretion of Lyneer, reimburse Mr. McNulty for COBRA insurance; (ii) in the event of a termination date after the second anniversary of the Merger, an amount equal to one time his annual base salary as in effect immediately prior to the termination date, and continuation of medical insurance benefits or COBRA insurance until the end of the applicable severance term; or (iii) in the case of non-renewal of the employment agreement by Lyneer after the initial term or any renewal term and the subsequent termination of employment within three months following such non-renewal of the employment agreement by Lyneer, an amount equal to six months of his annual base salary as in effect immediately prior to the termination date, and continuation of medical insurance benefits or COBRA insurance. In case of termination by Lyneer with Cause or by Mr. McNulty without Good Reason, Mr. McNulty will only be entitled to accrued obligations consisting of accrued but unpaid base salary; unreimbursed expenses; accrued but unpaid benefits; and any unpaid bonus for any then completed fiscal year. Mr. McNulty is subject to one-year non-compete and non-solicitation covenants from termination of his employment.

Employment Agreement with James Radvany

On June 18, 2024, Lyneer entered into a new employment agreement with James Radvany to continue as its Chief Financial Officer. The employment agreement has a term of three years with successive one-year extensions unless terminated by either party upon 90 days’ prior written notice. Mr. Radvany’s base salary is $500,000 per annum. Mr. Radvany is entitled to the same transactions bonus, accrued compensation, 2024 Special Bonuses, annual bonuses starting in 2024, discretionary bonuses and 1% restricted stock units as Mr. McNulty is entitled to. Mr. Radvany’s employment agreement provides for the same severance provisions, non-competition and non-solicitation covenants as those in Mr. Radvany’s employment agreement discussed above. In case of termination by Lyneer with Cause or by Mr. Radvany without Good Reason, Mr. Radvany will only be entitled to accrued obligations consisting of accrued but unpaid base salary; unreimbursed expenses; accrued but unpaid benefits; and any unpaid bonus for any then completed fiscal year.

2014 Equity Incentive Plan

Our board of directors and our stockholders originally approved our 2014 Equity Incentive Plan, or the 2014 Plan, in April 2014. Our 2014 Plan allows for the grant of equity-based awards to our and our affiliates’ officers, employees, directors and key persons. On March 18, 2021, our board of directors and stockholders approved an amendment and restatement of our 2014 Plan to increase the number of shares of common stock available for equity awards under the 2014 plan to 87,500 shares.

As of December 31, 2023, a total of 87,500 shares of our common stock were authorized for issuance under our 2014 Plan, and at such date, stock grants of an aggregate of 67,845 shares had been made under the 2014 Plan. Upon the effectiveness of the Incentive Plan, no additional stock awards will be granted under our existing 2014 Equity Incentive Plan as in effect immediately prior to the consummation of the Merger.

2023 Equity Incentive Plan

The Atlantic International Corp. 2023 Equity Incentive Plan, which is referred to herein as the “Incentive Plan,” became effective upon the consummation of the Merger and will allow us to continue to provide equity awards as part of our compensation program, an important tool for motivating, attracting and retaining talented employees and for providing incentives that promote our business and increased stockholder value.

The following is a summary of the material features of the Incentive Plan. This summary is qualified in its entirety by the full text of the Incentive Plan, a copy of which is available at the SEC’s website, www.sec.gov.

Purpose

The purpose of the Incentive Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions to our company following the Merger by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities.

Eligibility

Persons eligible to participate in the Incentive Plan will be our officers, employees, non-employee directors, and consultants and those of our subsidiaries as selected from time to time by the plan administrator in its discretion. As of the date of this prospectus, approximately 314 individuals currently employed by, or affiliated with, Atlantic or Lyneer will be eligible to participate in the Incentive Plan, which includes four officers, approximately 300 employees who are not officers, seven non-employee directors, and three consultants.

Administration

The Incentive Plan will be administered by the compensation committee of our board of directors, our board of directors or such other similar committee pursuant to the terms of the Incentive Plan. The plan administrator, which initially will be the compensation committee of our board of directors, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Incentive Plan. The plan administrator may delegate to one or more of our officers, the authority to grant awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act.

Share Reserve

A number of shares of our common stock equal to 15% of the number of shares of common stock to be outstanding immediately following consummation of the Initial Capital Raise following the Merger will be initially reserved for issuance under the Incentive Plan. Following the Merger, we assumed Atlantic’s obligations with respect to restricted stock units granted to and held by those members of Atlantic management and certain persons who are key consultants to our company post-Merger listed under “Management” and “Senior Management,” and it is expected that all of the shares of common stock initially reserved for issuance under the Incentive Plan will be reserved for issuance upon the vesting of such restricted stock units.

Shares underlying any awards under the Incentive Plan that are forfeited, cancelled, held back to cover the exercise price or tax withholding, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the Incentive Plan. The payment of dividend equivalents in cash shall not count against the share reserve.

Annual Limitation on Awards to Non-Employee Directors

The Incentive Plan contains a limitation whereby the grant date value of all awards under the Incentive Plan and all other cash compensation paid by us to any non-employee director may not exceed $250,000 in any calendar year, although our board of directors may, in its discretion, make exceptions to the limit in extraordinary circumstances.

Types of Awards

The Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, and other stock or cash based awards, or collectively, awards. Unless otherwise set forth in an individual award agreement, each award shall vest over a four-year period, with one-quarter of the award vesting on the first annual anniversary of the date of grant, with the remainder of the award vesting monthly thereafter.

Stock Options

The Incentive Plan permits the granting of both options to purchase shares of our common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the Incentive Plan will be nonqualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to our employees and employees of our subsidiaries. Nonqualified options may be granted to any persons eligible to receive awards under the Incentive Plan.

The exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of the common stock on the date of grant or, in the case of an incentive stock option granted to a 10% stockholder, 110% of such share’s fair market value. The term of each option will be fixed by the plan administrator and may not exceed ten years from the date of grant (or five years for an incentive stock option granted to a 10% stockholder). The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Upon exercise of options, the exercise price must be paid in full either in cash, check, or, with the approval of the plan administrator, by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law and approval of the plan administrator, the exercise price may also be made by means of a broker-assisted cashless exercise. In addition, the plan administrator may permit nonqualified options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.

Stock Appreciation Rights

The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of common stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of common stock on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each stock appreciation right may be exercised, including the ability to accelerate the vesting of such stock appreciation rights.

Restricted Stock

The plan administrator may award restricted shares of common stock subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with our company or our subsidiaries through a specified vesting period. Unless otherwise provided in the applicable award agreement, the participant generally will have the rights and privileges of a stockholder as to such restricted shares, including without limitation the right to vote such restricted shares and the right to receive dividends, if applicable.

Restricted Stock Units and Dividend Equivalents

The plan administrator may award restricted stock units which represent the right to receive common stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the plan administrator. Restrictions or conditions could include, but are not limited to, the attainment of performance goals, continuous service with our company or our subsidiaries, the passage of time or other restrictions or conditions. The plan administrator determines the persons to whom grants of restricted stock units are made, the number of restricted stock units to be awarded, the time or times within which awards of restricted stock units may be subject to forfeiture, the vesting schedule, and rights to acceleration thereof, and all other terms and conditions of the restricted stock unit awards. The value of the restricted stock units may be paid in shares of common stock, cash, other securities, other property, or a combination of the foregoing, as determined by the plan administrator.

A participant holding restricted stock units will have no voting rights as a stockholder. Prior to settlement or forfeiture, restricted stock units awarded under the Incentive Plan may, at the plan administrator’s discretion, provide for a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all dividends paid on one share of common stock while each restricted stock unit is outstanding. Dividend equivalents may be converted into additional restricted stock units. Settlement of dividend equivalents may be made in the form of cash, shares of common stock, other securities, other property, or a combination of the foregoing. Prior to distribution, any dividend equivalents will be subject to the same conditions and restrictions as the restricted stock units to which they attach.

Other Stock or Cash Based Awards

Other stock or cash based awards may be granted either alone, in addition to, or in tandem with, other awards granted under the Incentive Plan and/or cash awards made outside of the Incentive Plan. The plan administrator will have authority to determine the persons to whom and the time or times at which such awards will be made, the amount of such awards, and all other conditions, including any dividend and/or voting rights.

Changes in Capital Structure

The Incentive Plan requires the plan administrator to make appropriate adjustments to the number of shares of common stock that are subject to the Incentive Plan, to certain limits in the Incentive Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Change in Control

Except as set forth in an award agreement issued under the Incentive Plan, in the event of a change in control (as defined in the Incentive Plan), each outstanding stock award (vested or unvested) will be treated as the plan administrator determines, which may include (i) our continuation of such outstanding stock awards (if we are the surviving corporation); (ii) the assumption of such outstanding stock awards by the surviving corporation or its parent; (iii) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such stock awards; (iv) the cancellation of such stock awards in exchange for a payment to the participants equal to the excess of (A) the fair market value of the shares subject to such stock awards as of the closing date of such corporate transaction over (B) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the stock awards (which payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); (v) provide that such award shall vest and, to the extent applicable, be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Incentive Plan or the provisions of such award; or (vi) provide that the award will terminate and cannot vest, be exercised or become payable after the applicable event.

The Incentive Plan provides that a stock award may be subject to additional acceleration of vesting and exercisability upon a change in control as may be provided in the award agreement for such stock award, but in the absence of such provision, no such acceleration will occur.

Tax Withholding

Participants in the Incentive Plan are responsible for the payment of any federal, state or local taxes that we or our subsidiaries are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of our company or our subsidiaries to be satisfied, in whole or in part, by the applicable entity withholding from shares of common stock to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of our company or our subsidiaries to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to us or our subsidiaries in an amount that would satisfy the withholding amount due.

Transferability of Awards

The Incentive Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution; however, the plan administrator has the discretion to permit awards (other than incentive stock options) to be transferred by a participant.

Term

The Incentive Plan became effective upon consummation of the Merger and, unless terminated earlier, the Incentive Plan will continue in effect for a term of ten (10) years ending June 18, 2034, after which time no awards may be granted under the Incentive Plan.

Amendment and Termination

Our board of directors and the plan administrator may each amend, suspend, or terminate the Incentive Plan and the plan administrator may amend or cancel outstanding awards, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the Incentive Plan will require the approval of our stockholders. Generally, without stockholder approval, (i) no amendment or modification of the Incentive Plan may reduce the exercise price of any stock option or stock appreciation right, (ii) the plan administrator may not cancel any outstanding stock option or stock appreciation right where the fair market value of the common stock underlying such stock option or stock appreciation right is less than its exercise price and replace it with a new option or stock appreciation right, another award or cash and (iii) the plan administrator may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange.

All stock awards granted under the Incentive Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, our board of directors may impose such other clawback, recovery or recoupment provisions in a stock award agreement as our board of directors determines necessary or appropriate.

Form S-8 Registration Statement

When permitted by SEC rules and subject to any contractual prohibitions, we intend to file with the SEC a registration statement on Form S-8 registering the shares of our common stock issuable under the Incentive Plan.

Director Compensation

General. The following discussion describes the significant elements of the existing compensation program for members of our current board of directors and its committees. The compensation of our directors is, and following the consummation of the Merger will be, designed to attract and retain committed and qualified directors and to align their compensation with the long-term interests of our stockholders. Directors who are also executive officers (each, an “Excluded Director”) will not be entitled to receive any compensation for his or her service as a director, committee member or Chair of our board of directors or of any committee of our board of directors.

Director Compensation Arrangements. Our existing non-employee director compensation program is designed to attract and retain qualified individuals to serve on our board of directors. Our board of directors, on the recommendation of its compensation committee, will be responsible for reviewing and approving any changes to the directors’ compensation arrangements. In consideration for serving on our board of directors, each director (other than Excluded Directors) will be paid an annual retainer. All directors will be reimbursed for their reasonable out-of-pocket expenses incurred while serving as directors.

Our board of directors has approved the following compensation program for the non-employee members of our pre-Merger board of directors. This program will be terminated upon the completion of the Merger and options or restricted stock units will be awarded by the Compensation Committee going forward.

Cash Compensation. Under such program, we currently pay each non-employee director a cash fee, payable quarterly, of $4,167 per month for service on our pre-Merger board of directors.

Equity Awards. Each non-employee director currently receive a one-time initial stock option award for 16,216 shares of our common stock, which options shall vest in arrears in two equal tranches on the first and second anniversaries of service on our Board. Each non-employee director shall also be eligible to receive grants of stock options, each in an amount designated by the compensation committee of our board of directors, from any equity compensation plan approved by the compensation committee of our pre-Merger Board.

In addition to such compensation, we reimburse each non-employee director for all pre-approved expenses within 30 days of receiving satisfactory written documentation setting out the expense actually incurred by such director. These include reasonable transportation and lodging costs incurred for attendance at any meeting of our board of directors.

Following the consummation of the Merger and this offering, it is expected that our board of directors will review our current director compensation policy and determine if any changes to such policy are desired or required.

The following table sets forth the director compensation we accrued in the year ended December 31, 2023 (excluding compensation to our executive officers set forth in the summary compensation table above).

Name	Fees Earned or Paid in Cash	Option Awards	Total ($)
Douglas Miscoll	$50,000	$—	$50,000
David Pfeffer	60,000	—	60,000
Patrice M. Milos, Ph.D.	50,000	—	50,000
	—	—	—
Total:	$160,000	$—	$160,000

Pension Benefits

We expect to adopt Lyneer’s 401(k) benefit plan upon the completion of the Merger.

Nonqualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Limitation of Liability and Indemnification Matters

Our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law (“DGCL”). Consequently, our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

●	any breach of their duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases, or redemptions as provided in Section 174 of the DGCL; or

●	any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws also provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated bylaws would permit indemnification. We plan on obtaining directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and may be unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the DGCL.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Other than as disclosed below, as of the date of this prospectus, there are no material arrangements, agreements and transactions since January 1, 2021, or any currently proposed transactions, in which we were or are to be a participant and in which any person who will serve as an executive officer or director of our company following the consummation of the Merger and this offering had a direct or indirect material interest (other than compensation described under “Compensation of Executive Officers and Directors”).

At December 31, 2023 and 2022, we had the following outstanding payables to affiliated parties for past services:

The above entities are affiliated with (i) William C. St. Laurent, a former member of our board of directors, (ii) relatives of Mr. St. Laurent or (iii) entities controlled by the St. Laurent family, who may be deemed to be controlling stockholders of our company. St. Laurent Realty, Inc. and Genomic Diagnostic Technologies assisted us by previously providing corporate accounting support; St. Laurent Institute, a non-for-profit company, provided bioinformatics specialist support for certain sequencing services.

From April 29, 2019 to April 29, 2020, we issued a series of non-convertible promissory notes (the “Promissory Notes”) to St. Laurent Investments LLC amounting to $1,375,000. The Promissory Notes had a one-year term with interest accruing at 10% per annum. In October 2021, we entered into an agreement with St. Laurent Investments LLC to reduce the interest on $1,375,000 principal amount of the Promissory Notes from 10% to 5% per year starting on October 1, 2021. On May 30, 2024, we entered into an agreement with St. Laurent Investments LLC to extend the maturity date of the $1,375,000 Promissory Note, to July 31, 2025. The interest rate from August 1, 2024 through July 31, 2025 shall be 10% per annum.

SeqLL Omics was formed by Daniel Jones, our current Chairman of the Board and Chief Executive Officer, and certain of our other current employees, for the purpose of carrying on our pre-Merger business after the Merger. SeqLL Omics currently performs research and development services for us in order to facilitate our pre-Merger research and development efforts. We incurred expenses of $73,764 in relation to the services provided by SeqLL Omics during the year ended December 31, 2023.

See “Executive Compensation” for the terms and conditions of employment agreements and senior management consulting agreements and options and warrants issued and/or to be issued to our officers, directors, consultants and senior management.

Policy for Approval of Related Person Transactions

Pursuant to a written charter adopted by the audit committee of our board of directors, the audit committee will be responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any of the following persons has or will have a direct or indirect material interest:

●	our executive officers;

●	our directors;

●	the beneficial owners of more than five percent of our securities;

●	the immediate family members of any of the foregoing persons; and

●	any other persons whom our board of directors determines may be considered related persons.

For purposes of this policy, “immediate family members” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing the household with the executive officer, director or five percent beneficial owner.

In reviewing and approving such transactions, our audit committee will obtain, or will direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion shall be held of the relevant factors if deemed to be necessary by the committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. This approval authority may also be delegated to the chair of the audit committee in some circumstances. No related person transaction shall be entered into prior to the completion of these procedures.

Our audit committee or its chair, as the case may be, will approve only those related person transactions that are determined to be in, or not inconsistent with, our best interest and our stockholders’ best interests, taking into account all available facts and circumstances as the committee or the chair determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of our audit committee will participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our outstanding common stock following the consummation of the Merger by (i) each of the persons who serves as one of our directors or executive officers, (ii) all of the persons who serve as our directors and executive officers as a group and (iii) each person who is known by us who will beneficially own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them. The applicable percentage ownership before this offering is based on 48,728,813 shares of common stock that are outstanding on July 18, 2024 and includes the 4,704,098 shares of our common stock held in escrow to satisfy potential claims of our pre-Merger stockholders due to our cancellation of the stock dividend contemplated by the Merger Agreement as originally executed.

Name and Address of Beneficial Owner	Number of Shares		Percentage Ownership
Executive Officers and Directors
Prateek Gattani	25,423,729	(1)	52%
Robert B. Machinist(2)	728,814		1.5
Jeffrey Jagid(2)	3,635,169	(5)	7.5
Christopher Broderick(2)	2,004,237	(4)	4.1
Michael Tenore(2)	1,001,694	(4)	2.1
Jeff Kurtz(2)	161,290	(6)	*
David Solimine(2)	161,290	(6)	*
David Pfeffer(3)	162,820	(7)	*
All directors and executive officers as a group (8 persons)	33,379,043		68.5%
5% or Greater Shareholder
IDC Technologies, Inc., 920 Hillview Court, Suite 250, Milpitas, California 95035(10)	25,423,729	(8)	52%

*	Represents ownership of less than one (1%) percent.

(1)	As the Chief Executive Officer and sole shareholder of IDC, Mr. Gattani has the power to vote and dispose of the shares held by IDC. The address of Mr. Gattani is c/o IDC Technologies, Inc. (IDC), 920 Hillview Court, Suite 250, Milpitas, California 95035. Does not include restricted stock units (“RSUs”) expected to be issued to Mr. Gattani to purchase 1,300,000 shares of our common stock, which have not yet vested.

(2)	The address of this person is c/o Atlantic International Corp., 270 Sylvan Avenue, Suite 2230, Englewood Cliffs, New Jersey 07632.

(3)	The address of Mr. Pfeffer is c/o SeqLL Inc., 3 Federal Street, Billerica, Massachusetts 01821.

(4)	Does not include RSUs expected to be issued to purchase 487,288 shares of our common stock, which will not be vested within the next 60 days.

(5)	Does not include RSUs expected to be issued to purchase 2,436,441 shares of our common, which will not be vested within the next 60 days.

(6)	Consists of 161,290 RSUs Granted as directors fees that will vest on a monthly basis starting July 18, 2024.

(7)	Includes (i) 500 shares of common stock, (ii) 1,030 shares of common stock issuable upon the exercise of currently exercisable stock options and (iii) 161,290 RSUs granted as directors fees that will vest on a monthly basis starting July 18, 2024.

(8)	These shares were issued to IDC upon consummation of the Merger as Merger Consideration. These shares are subject to a pledge agreement entered into with the lender under the Term Note. In the event of a default by either IDC or Lyneer under the Term Note prior to the restructuring or repayment of their joint and several debt obligations, the lenders under the Term Note would be able to foreclose upon IDC’s equity interest in our company, which would result in a change in control of our company.

SELLING SHAREHOLDERS

The Shares offered by the Selling Shareholders are those issued to the Selling Shareholders pursuant to the Merger Agreement and as Merger Consideration (as defined in the Merger Agreement). For additional information regarding the issuances of the Shares, see “Description of the Shares” above. We are registering the Shares in order to permit the Selling Shareholders to offer the shares for resale from time to time.

The table below lists the Selling Shareholders’ information regarding the beneficial ownership of the shares of common stock. The second column lists the number of shares of common stock beneficially owned by the Selling Shareholders, based on their ownership of the Shares, as of the date of this prospectus.

In accordance with the terms of a registration rights agreement with the Selling Shareholders, this prospectus generally covers the resale of the maximum number of Shares.

The Selling Shareholders may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Names and Address of Selling Shareholders		Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
Alan Hartley	71 Alba Road Wellesley, Massachusetts 02481	1,038,559	1,038,559	-0-
Pequod Consulting LLC[1]	Hankins Waterfront Plaza, Suite 556 Main Street Charlestown Nevis	2,696,610	2,696,610	-0-
Adam Raymond Jones	12 Wergs Hau Road Wolverhampton West Midlands WV69DA United Kingdom	1,038,136	1,038,136	-0-
Lucas William Jones	5 Orchard Grove Four Oaks, Sutton Coldfield Birmingham, B74 4AX United Kingdom	1,548,728	1,548,728	-0-
Raymond William Jones and Katrina Jones JT	12 Wergs Hau Road Wolverhampton West Midlands WV69DA United Kingdom	1,385,594	1,385,594	-0-
Gabbay Invest	128 Summit Ave Hackensack, New Jersey 07601	33,797	33,797	-0-
Perri Sason	1415 Sunset Harbour Drive, Apartment 406 Miami Beach, Florida 33139	286,500	286,500	-0-
Jack Bressman	160 West 22nd Street, Apartment 603 New York, New York 10011	286,500	286,500	-0-
VStock Transfer LLC as Escrow Agent for the benefit of Legacy SeqLL Shareholders	18 Lafayette Place Woodmere, NY 11598	4,704,098	4,704,098	-0-
John and Susan Linn	20 Gledholdt Road Huddersfield HD1 4HP	338,984	338,984	-0-
Daniel Llovet	12 Bush Bach Tredegar Blaenau Gwent NP22 3SR Wales United Kingdom	254,237	254,237	-0-
Joshua Jagid	38 Rodney Place Demarest, New Jersey 07629	100,000	100,000	-0-

	TOTAL:			13,711,743

[1]	Pequod Consulting LLC has acted as a consultant to the Company since October 15, 2022. Upon the Closing of the Merger on June 18, 2024, the Company retained Pequod’s services under a two-year Consulting Agreement.

DESCRIPTION OF THE SHARES

Authorized and Outstanding Capital Stock

The following description sets forth certain general terms and provisions of the shares of Common Stock and shares of preferred stock.

We have 300,000,000 shares of capital stock, par value $0.00001 per share.

As of July 22, 2024, we had 48,728,813 shares of our common stock issued and outstanding, held by 32 stockholders of record. The number of record holders does not include beneficial owners of common stock whose shares are held in the names of various broker-dealers and registered clearing agencies.

Common Stock

The holders of our Common Stock are entitled to one vote per share. In addition, the holders of our Common Stock will be entitled to receive dividends ratably, if any, are declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our Common Stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

PLAN OF DISTRIBUTION

Our common stock is quoted on the Pink Open Market tier operated by OTC Markets Group, Inc. (the “OTC Pink”) under the symbol “ATLN.” On July 18, 2024, the last reported sale price prior to the date of this prospectus, of the common stock on the OTC Pink was $5.01. Since the OTC Pink is not an established public trading market, the Shares will be offered and sold by the Selling Shareholders at a fixed price of $9.00 per share. If and when, our common stock is quoted on a National Securities Exchange, thereafter, the Shares may be sold by each Selling Shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, for any or all of their securities covered hereby on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholders have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the shares of common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares of common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SHARES ELIGIBLE FOR FUTURE SALE

As of July 22, 2024, we had 48,728,813 shares of common stock outstanding. Of this amount 43,148,164 shares of common stock held by existing shareholders are deemed “restricted securities” as that term is defined in Rule 144 and may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including Rule 144. As of the date of this prospectus, all of such shares are currently eligible for sale, subject to the limitations of Rule 144.

Rule 144

In general, under Rule 144, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our share capital that such person has held for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our share capital by any such person would be subject to the availability of current public information about us if the shares to be sold were held by such person for less than one year.

In addition, under Rule 144, a person may sell shares of our share capital acquired from us immediately upon the completion of this offering, without regard to volume limitations or the availability of public information about us, if:

●	the person is not our affiliate and has not been our affiliate at any time during the preceding three months;

●	and the person has beneficially owned the shares to be sold for at least six months, including the holding period of any prior owner other than one of our affiliates.

Our affiliates who have beneficially owned shares of our share capital for at least six months, including the holding period of any prior owner other than another of our affiliates, would be entitled to sell within any three-month period those shares and any other shares they have acquired that are not restricted securities, provided that the aggregate number of shares sold does not exceed the greater of:

●	1% of the number of shares of our authorized share capital then outstanding, which will equal approximately 487,288 shares of common stock as of the date of this prospectus; or

●

the average weekly trading volume in our shares of common stock if and when they are listed on a National Securities Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates are generally subject to the availability of current public information about us, as well as certain “manner of sale” and notice requirements.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Davidoff Hutcher & Citron LLP, New York, New York.

EXPERTS

The financial statements of Lyneer and its subsidiaries as of and for the periods ended December 31, 2023 and 2022 included in this prospectus have been audited by RBSM LLP, an independent registered public accounting firm as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$973,886	$1,352,927
Accounts receivable, net of allowance of $1,769,076 and $1,902,140	45,465,894	58,818,832
Unbilled accounts receivable	7,963,506	5,660,753
Prepaid expenses and other current assets	5,221,563	4,965,936
Deposits, current	8,000,000	8,000,000
Total current assets	67,624,849	78,798,448
Noncurrent assets
Property and equipment, net	386,098	432,695
Right-of-use assets	2,593,967	2,368,677
Intangible assets, net	34,990,556	36,188,889
Other assets	10,306,009	8,877,900
Total non-current assets	48,276,630	47,868,161
Total assets	$115,901,479	$126,666,609
Liabilities, mezzanine capital and members’ deficit
Current liabilities
Accounts payable	$586,583	$799,568
Accrued expenses and other current liabilities	15,210,851	16,044,095
Due to related parties	3,614,282	4,384,178
Current operating lease liabilities	1,529,693	1,436,813
Notes payable, current portion	135,388,945	138,900,203
Total current liabilities	156,330,354	161,564,857
Non-current liabilities
Noncurrent operating lease liabilities	1,108,004	980,851
Other liabilities	—	3,474,954
Total non-current liabilities	1,108,004	4,455,805
Total liabilities	157,438,358	166,020,662
Commitments and contingencies
Mezzanine capital
Redeemable Units	—	10,663,750
Total mezzanine capital	—	10,663,750
Members’ deficit
Members’ deficit	(41,536,879)	(50,017,803)
Total members’ deficit	(41,536,879)	(50,017,803)
Total liabilities, mezzanine capital and members’ deficit	$115,901,479	$126,666,609

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Service revenue, net	$100,623,212	$98,028,122
Cost of revenue	90,157,830	86,281,564
Gross profit	10,465,382	11,746,558
Selling, general and administrative	10,341,037	10,142,006
Change in fair value of contingent consideration liabilities	—	(100,000)
Depreciation and amortization	1,259,554	1,263,819
(Loss) income from operations	(1,135,209)	440,733
Interest expense	5,022,230	3,690,089
Net loss before provision for income taxes	(6,157,439)	(3,249,356)
Income tax benefit	1,290,595	921,073
Net loss	$(4,866,844)	$(2,328,283)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEZZANINE CAPITAL AND MEMBERS’ CAPITAL (DEFICIT)
(Unaudited)

	Mezzanine Capital		Members’ Capital (Deficit)

			Non-Redeemable Interests
	Redeemable Interests	Total Mezzanine Capital	Contributed Capital	Accumulated (Deficit)	Total Members’ (Deficit)
Balance – December 31, 2023	$10,663,750	$10,663,750	$11,786,313	$(61,804,116)	$(50,017,803)
Accretion to redemption value	133,162	133,162	(133,162)	—	(133,162)
Net loss	—	—	—	(4,866,844)	(4,866,844)
Exercise of redeemable interests	(10,796,912)	(10,796,912)	10,796,912		10,796,912
Capital contribution	—	—	2,648,018	—	2,684,018
Balance – March 31, 2024	$—	$—	$25,134,081	$(66,670,960)	$(41,536,879)

	Mezzanine Capital		Members’ Capital (Deficit)

			Non-Redeemable Interests
	Redeemable Interests	Total Mezzanine Capital	Contributed Capital	Accumulated (Deficit)	Total Members’ (Deficit)
Balance – December 31, 2022	$10,165,000	$10,165,000	$9,084,599	$(46,552,096)	$(37,467,497)
Accretion to redemption value	124,688	124,688	(124,688)	—	(124,688)
Net loss	—	—	—	(2,328,283)	(2,328,283)
Capital contribution	—	—	652,794	—	652,794
Balance – March 31, 2023	$10,289,688	$10,289,688	$9,612,705	$(48,880,379)	$(39,267,674)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Net loss	$(4,866,844)	$(2,328,283)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization, deferred financing cost	305,250	101,319
Interest paid in kind	616,163	319,816
Change in estimated fair value of contingent consideration	—	(100,000)
Deferred income taxes	(1,308,089)	(921,073)
Depreciation and amortization expense	1,259,553	1,263,819
Expenses paid by IDC	2,550,970	140,000
Changes in operating assets and liabilities:
Accounts receivable	13,352,938	18,532,166
Unbilled accounts receivable	(2,302,753)	(812,862)
Prepaid expenses and other current assets	(255,627)	(2,772,169)
Due from related parties	(375,000)	(571,236)
Other assets	(120,020)	(199,493)
Right of use assets	(225,290)	(303,894)
Accounts payable	(212,985)	409,408
Due to related parties	(36,848)	(4,481,577)
Income taxes payable	6,957	—
Accrued expenses and other current liabilities	2,626,366	858,540
Operating lease liability	220,033	305,448
Net cash provided by operating activities	11,234,774	9,439,929
Cash flows from investing activities
Purchase of property and equipment	(14,623)	(22,065)
Net cash used in investing activities	(14,623)	(22,065)
Cash flows from financing activities
Borrowings on revolving line of credit	102,704,746	93,006,196
Payments on revolving line of credit	(114,284,438)	(103,204,874)
Debt issuance costs payment	(19,500)	—
Net cash used in financing activities	(11,599,192)	(10,198,678)
Net decrease in cash and cash equivalents	(379,041)	(780,814)
Cash and Cash Equivalents – Beginning of period	1,352,927	1,716,161
Cash and Cash Equivalents – End of period	$973,886	$935,347

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$2,306,490	$2,876,608
Income Taxes, net of refunds received	$16,775	$5,025
Non-cash investing and financing activities:
Notes payable issued for amounts due under contingent consideration arrangements	$6,941,521	$—
Deemed capital contribution	$2,684,018	$652,794
Unpaid debt issuance costs added to Term Note	$600,000	$—
Accretion of redeemable units to redemption value	$133,162	$124,688

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1: Organization and Nature of Operations

Lyneer Investments, LLC (“Lyneer Investments”) is a limited liability company formed in the State of Delaware on January 9, 2018. Lyneer Investments is owned by its members. The members of Lyneer Investments have limited personal liability for the obligations and debts of Lyneer Investments under Delaware law. Lyneer Holdings, Inc. (“Lyneer Holdings”), a wholly owned subsidiary of Lyneer Investments, and Lyneer Staffing Solutions, LLC (“LSS”), a wholly owned subsidiary of Lyneer Holdings, were also incorporated and formed, respectively, in the State of Delaware on January 9, 2018. Lyneer Investments, Lyneer Holdings, and LSS are collectively referred to herein as the “Company.”

The Company specializes in the placement of temporary and temporary-to-permanent labor across various industries throughout the United States of America (“USA”). The Company primarily places individuals in accounting and finance, administrative and clerical, information technology, legal, light industrial, and medical roles. The Company is also a leading provider of productivity consulting and workforce management solutions. The Company is headquartered in Lawrenceville, New Jersey and has more than one hundred locations throughout the USA.

On August 31, 2021 (the “Acquisition Date” or the “Transaction Date”), IDC Technologies, Inc., a California corporation (“Parent” “IDC” or the “Acquirer”) obtained a controlling financial interest in Lyneer Investments by acquiring ninety percent of Lyneer Investments’ outstanding equity (the “Transaction”) pursuant to a membership interest purchase agreement (the “Transaction Agreement”) executed with the selling parties (“Sellers”). Following closing of the Transaction, one of the Sellers, Lyneer Management Holdings, LLC (“LMH”) an entity owned primarily by certain members of the executive management team of the Company continued to own 10% equity interest in the Company. The Transaction represented a change of control with respect to Lyneer Investments and was accounted for as a business combination in accordance with the guidance prescribed in Accounting Standard Codification (“ASC”) Topic 805 — Business Combinations (“ASC 805”). Lyneer Investments applied pushdown accounting as of the Acquisition Date.

In connection with the Transaction, IDC or the Company as co-obligors are required to make additional payments to the Sellers should the Company meet certain financial targets, as defined in the Transaction Agreement, within certain timeframes after the Transaction Date. These amounts represent contingent consideration liabilities remeasured at fair value each reporting period, with changes recorded in earnings.

In connection with the Transaction, the Sellers agreed to indemnify the Company for payment of claims or settlement amounts related to any pending or unasserted actions against the Company that arise from events that occurred on or prior to the Transaction Date, as well as legal expenses incurred by the Company related to its defense in such matters.

Total amounts due from the Sellers under the indemnification provisions of the Transaction amounted to $2,500,000 as of both March 31, 2024 and December 31, 2023, and represented reimbursement for legal fees incurred to which the Company has a right to reimbursement under the Transaction Agreement.

Note 2: Merger Agreement

On May 29, 2023 and subsequently amended on June 23, 2023, October 5, 2023, October 17, 2023, November 3, 2023, January 16, 2024, March 7, 2024 and April 15, 2024, the Company, SeqLL Inc., a Delaware corporation (“SeqLL”), SeqLL Merger Sub, a Delaware corporation (“SeqLL Merger Sub”), Atlantic Acquisition Corp., a Delaware corporation (“Atlantic”), Atlantic Merger LLC, a Delaware limited liability company and a majority-owned subsidiary of Atlantic (“Atlantic Merger Sub”), Lyneer, IDC and LMH, a Delaware limited liability company (“Lyneer Management”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (i) Atlantic Merger Sub will be merged with and into the Company with the Company continuing as the surviving entity and as an approximately 41.7%- owned subsidiary of Atlantic, and an approximately 58.3%-owned subsidiary of IDC, and (ii) SeqLL Merger Sub will subsequently be merged with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of SeqLL (collectively referred to as the “Merger”).

The success of the Merger is contingent on a number of conditions including but not limited to (i) SeqLL shareholder and Board of Directors approval (ii) completion of a reverse stock split of SeqLL’s common stock and (iii) approval of the proposed Merger by all parties involved. The Company has achieved the above conditions.

As of March 31, 2024, this Merger has not been consummated and therefore there is no accounting impact.

See Note 17: Subsequent Events for details related to the June 4, 2024 and June 12, 2024 amendments and the closing of the Merger on June 18, 2024.

Note 3: Going Concern

The accompanying condensed consolidated financial statements do not include any adjustments or classifications that may result from the possible inability of the Company to continue as a going concern and have been prepared on a basis which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. Significant assumptions underlie this belief, including, among other things, that there will be no material adverse developments in our business, liquidity, capital requirements and that our credit facilities with lenders will remain available to us.

On June 6, 2023, the Company was informed by a letter from the administrative agent of the lender the borrowing base calculation was required to be changed from how it was historically calculated. This change caused the Company and IDC as co-borrowers to be over-advanced. The agent required the co-borrowers to cure the over-advance. On March 31, 2024, the total over-advance was $13,130,742. The Company was not in compliance with the covenants with the Revolver due to non-payment of the over-advance.

In accordance with Accounting Standards Codification (“ASC”) Topic 205-40 – Going Concern, the Company evaluates whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern.

On August 31, 2023, the Company entered into Forbearance Agreements with its lenders of the Revolver and Term Note under which the lenders waived all existing events of default as of the date of the agreement and agreed to forbear from exercising its rights and remedies with respect to such events of default under the credit facilities through November 17, 2023.

On January 30, 2024, the Company entered into Extended Forbearance Agreements with the lenders of the Revolver and Term Note under which the lenders extended forbearance concerning all events of default until March 15, 2024, revised financial ratios and entered into a schedule for repayment of the over-advance. On January 16, 2024, the Company entered into an amended Omnibus Agreement with the lenders of the Seller Notes and Earnout Notes to defer the missed July 31, 2023 and October 31, 2023 principal and interest payments until February 28, 2024, as well as the payment with accrued interest scheduled for January 31, 2024, which shall now be due and payable on February 28, 2024. The Extended Forbearance Agreements and amended Omnibus Agreement represent a limited waiver and require the Company to complete certain events after completion of the proposed Merger. The events of default were waived for a limited period until March 15, 2024, at which time the Company was required to refinance or restructure the credit facility.

On April 17, 2024, the Company entered into the April 2024 Forbearance Agreements with the lenders of the Revolver and Term Note under which the lenders extended forbearance concerning all events of default until July 31, 2024 and eliminating certain financial covenants. The April 2024 Forbearance Agreements represent a limited waiver and require the Company to complete certain events after completion of the proposed Merger. Upon closing of the proposed Merger, issuance of the Merger Note and successfully raising $20 million of gross proceeds, the Company will be required to direct a portion of the proceeds raised to specified creditors, execute limited pledge and guarantee agreements and provide other customary covenants. The events of default are waived for a limited period until July 31, 2024, at which time the Company is required to refinance or restructure the credit facility.

On June 18, 2024, the Company entered into the June 2024 Forbearance Agreements with the lenders of the Revolver and Term Note under which the lenders extended forbearance concerning all events of default until July 15, 2024. The June 2024 Forbearance Agreements represent a limited waiver and require the Company to complete certain events after completion of the proposed Merger. Upon closing of the proposed Merger, issuance of the Merger Note and successfully raising $20 million of gross proceeds, the Company will be required to direct a portion of the proceeds raised to specified creditors, execute limited pledge and guarantee agreements and provide other customary covenants. The events of default are waived for a limited period until July 15, 2024, at which time the Company is required to refinance or restructure the credit facility.

In accordance with Accounting Standards Codification (“ASC”) Topic 205-40 – Going Concern, Management evaluates whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern. This evaluation includes considerations related to financial and other covenants contained in the Company’s credit facilities, as well as forecasted liquidity. Given the uncertainties around the Company’s liquidity, non-compliance with its covenants and uncertainty to refinance or repay its existing debt obligations by July 15, 2024, Management has concluded that there is substantial doubt about its ability to continue as a going concern for at least one year from the date of issuance of these interim financial statements.

Note 4: Summary of Significant Accounting Policies

Basis of Presentation

The condensed unaudited consolidated financial statements of the Company are prepared following the requirements of the United States Securities and Exchange Commission (“SEC”) for interim reporting. As permitted under those rules, certain notes or other financial information that is normally required by accounting principles generally accepted in the U.S (“U.S. GAAP”) for complete financial statements can be condensed or omitted. Certain information and footnote disclosures normally included in our annual audited financial statements for the fiscal year ended December 31, 2023 have been condensed or omitted. These interim financial statements, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of the financial position and results of income for the interim periods ended March 31, 2024 and 2023.

These Financial Statements should be read in conjunction with the audited financial statements of the Company for the year ended December 31, 2023. The results of operations for any interim period are not necessarily indicative of, nor comparable to, the results of operations for a full year.

The condensed unaudited consolidated financial statements reflect the operations of Lyneer Investments and our wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated. We operate as one operating segment.

Russia-Ukraine Conflict and Israel-Hamas War

During the first quarter of 2022, Russia commenced a military invasion of Ukraine, and the ensuing conflict has created disruption in the region and around the world. To date, this has not had a material effect on the Company’s operations. The Company continues to closely monitor the ongoing conflict and related sanctions, which could impact the Company’s business, financial results and results of operations in the future.

During October 2023, Hamas launched an attack on southern Israel from the Gaza Strip, and the ensuing war has created disruption in the region and around the world. To date, this has not had a material effect on the Company’s operations. The Company continues to closely monitor the ongoing war, but believes it will not impact the Company’s business, financial results and results of operations in the future.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company evaluates its estimated assumptions based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results and outcomes may differ from management’s estimates and assumptions. Changes in estimates are reflected in reported results in the period in which they become known.

Joint and Several Liability Arrangements

In connection with the Transaction, the Company has entered into several debt facilities under which it is jointly and severally liable for repayment with its parent IDC. The Company measures obligations resulting from joint and several liability arrangements in accordance with ASC 405-40 – Obligations Resulting from Joint and Several Liability Arrangements (“ASC 405-40”). ASC 405-40 requires that when determining the amount of liability to recognize under a joint and several obligation, a reporting entity which is an obligor under a joint and several liability arrangement first look to the terms of a related agreement with its co-obligors and record an amount equal to what it is obligated to pay under that agreement, plus any amount it expects to pay on behalf of the co-obligors. If no agreement with the co-obligors exists a reporting entity should recognize the full amount that it could be required to pay under the joint and several liability obligation. Amounts recognized in the Company’s financial statements represents its portion of amounts Lyneer expects to repay under its respective joint and several liability agreements as of March 31, 2024 and December 31, 2023, respectively. See Note 9: Debt for more information.

Contingent Consideration

For business combinations that require additional assets — such as cash, notes, or equity securities — to be transferred to the selling parties in the event certain future events occur or conditions are met (“contingent consideration”), the Company recognizes the acquisition-date fair value of contingent consideration as part of the consideration transferred in exchange for the business combination. The Company’s contingent consideration is classified as a liability and measured at fair value at each reporting date until the contingency is resolved, with any changes in fair value recognized in the Company’s consolidated statements of operations. The measurement period for the Company’s contingent consideration arrangements expired on August 31, 2023, at which time amounts owed by the Company to its former owners were computed and represent fixed amounts. On January 16, 2024, six notes payable with equivalent terms, except to the amount of principal and interest, were issued to the Sellers.

Recent Accounting Pronouncements

Standards Recently Adopted

None.

Standards Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09 – Income Taxes (“ASU 2023-09”) to enhance income tax disclosures primarily related to the rate reconciliation and income taxes paid information. The guidance is effective for reporting periods after December 15, 2025, for other than public companies. Early adoption is permitted. The Company plans to adopt ASU 2023-09 for the reporting period December 31, 2025. The Company does not believe ASU 2023-09 or any other recently issued but not yet effective accounting pronouncements will have a material effect on its consolidated financial statements.

Note 5: Revenue Recognition and Accounts Receivable

The Company’s disaggregated revenues are as follows:

	Three Months Ended March 31,
	2024	2023
Temporary placement services	$99,672,902	$97,063,302
Permanent placement and other services	950,310	964,820
Total service revenues, net	$100,623,212	$98,028,122

When disaggregating revenue, the Company considered all of the economic factors that may affect its revenues. Because all its revenues are from placement services, there are no differences in the nature, timing and uncertainty of the Company’s revenues and cash flows from its revenue generating activities. For the periods ended March 31, 2024 and March 31, 2023, revenues from the Company’s largest customer accounted for approximately 15% and 16% of consolidated revenues, respectively; no other customers accounted for more than 10% of the Company’s consolidated revenues in either period. Economic factors specific to this customer could impact the nature, timing and uncertainty of the Company’s revenues and cash flows.

Contract assets consists of unbilled accounts receivable of $7,963,506 and $5,660,753 as of March 31, 2024 and December 31, 2023, respectively.

Accounts receivable is as follows:

	March 31, 2024	December 31, 2023
Accounts receivable	$47,234,970	$60,720,972
Allowance for doubtful accounts	(1,769,076)	(1,902,140)
Accounts receivable, net	$45,465,894	$58,818,832

The Company did not recognize any bad debt expense during the periods ended March 31, 2024 and 2023.

None of the Company’s customers accounted for more than 10% of the Company’s accounts receivable as of March 31, 2024 and December 31, 2023.

Note 6: Property and Equipment

Property and equipment consisted of the following:

	March 31, 2024	December 31, 2023	Estimated Useful Life
Computer equipment and software	$745,564	$730,941	3 years
Office equipment	94,876	94,876	5 years
Furniture and fixtures	168,778	168,778	7 years
Leasehold improvements	18,420	18,420	Lesser of lease term or asset life
Total	$1,027,638	$1,013,015
Less: accumulated depreciation and amortization	(641,540)	(580,320)
Property and equipment, net	$386,098	$432,695

Total depreciation expense of $61,220 and $65,486 was recorded during the three months ended March 31, 2024 and 2023, respectively and is included in “depreciation and amortization” in the accompanying consolidated condensed statements of operations.

Note 7: Intangible Assets

Intangible assets consisted of the following:

	March 31, 2024			December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer Relationships	$35,000,000	$(6,034,444)	$28,965,556	$35,000,000	$(5,451,111)	$29,548,889
Trade Name	12,400,000	(6,375,000)	6,025,000	12,400,000	(5,760,000)	6,40,000
Total intangible assets	$47,400,000	$(12,409,444)	$34,990,556	$47,400,000	$(11,211,111)	$36,188,889

Total amortization expense of $1,198,333 was recorded during each of the three months ended March 31, 2024 and 2023. The Company continuously monitors for events and circumstances that could indicate that it is more likely than not that its finite lived intangible assets and other long-lived assets are impaired or not recoverable (a triggering event), requiring an interim impairment test. During the three months ended March 31, 2024, the Company considered a number of factors including, but not limited to, current macroeconomic conditions such as inflation, economic growth, and interest rate movements, industry and market considerations, and overall financial performance of the Company. Based on the analysis of relevant events and circumstances, the Company concluded a triggering event had not occurred as of March 31, 2024.

Note 8: Leases

We determine whether an arrangement is a lease at inception and whether such leases are operating or financing leases. For each lease agreement, the Company determines its lease term as the non-cancellable period of the lease and includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option. We use these options in determining our capitalized financing and right-of-use assets and lease liabilities.

Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. To determine the discount rate to use in determining the present value of the lease payments, we use the rate implicit in the lease if determinable, otherwise we use our incremental borrowing rate.

The Company maintains operating leases for corporate and field offices. The Company’s leases have initial terms ranging from one month to three years, some of which include the option to renew, and some of which include an early termination option. During the three months ended March 31, 2024, the Company extended certain of its leases for periods ranging from one to three years.

The following table summarizes the weighted average remaining lease term and discount rate for operating leases as of March 31, 2024 and December 31, 2023:

	March 31, 2024	December 31, 2023
Weighted average remaining lease term for operating leases	2.13 years	1.75 years
Weighted average discount rate for operating leases	4.87%	4.22%

The following table summarizes the future minimum payments for operating leases as of March 31, 2024, due in each year ending December 31:

Year	Minimum Lease Payments
2024	$1,222,074
2025	1,112,837
2026	218,079
2027	70,007
2028	38,010
Thereafter	86,214
Total lease payments	2,747,221
Less: imputed interest	(109,524)
Present value of operating lease liabilities	$2,637,697

Note 9: Debt

All of the Company’s debt obligations consist of joint and several liabilities with the Company’s Parent which are accounted for under ASC 405 – Debt (“ASC 405”). Lyneer will remain jointly and severally liable with the Company’s Parent to the lenders of the debt obligations until such time as such joint and several indebtedness is restructured.

The table below provides a breakdown of the Company’s recognized debt:

	March 31, 2024	December 31, 2023
Revolver	$73,513,003	$85,092,695
Term note	35,439,652	34,223,489
Seller notes	7,875,000	7,875,000
Earnout notes	13,295,395	8,366,915
Earnout notes – related party	7,140,259	5,127,218
Less: unamortized debt issuance costs	(1,874,364)	(1,785,114)
Total debt	$135,388,945	$138,900,203

Current portion	$135,388,945	$138,900,203
Non-current portion	$—	$—

The revolving credit facility (the “Revolver”) and Term Note contain certain customary financial and non-financial covenants that the Company is required to comply with; the Company was not in compliance with the covenants of the Revolver and Term Note as of March 31, 2024. On January 30, 2024, the Company and the Revolver and Term Note lenders entered into the Forbearance Agreements (defined below), under which the lenders waived all existing events of default as of the date of the agreement and agreed to forbear from exercising its rights and remedies with respect to such events of default under the credit facilities through March 15, 2024.

As disclosed in Note 3: Going Concern, the Company entered into Revised Forbearance Agreements with its Revolver and Term Note lenders on January 30, 2024. Under these agreements, the lenders extended forbearance concerning all events of default until March 15, 2024. Because the extended waiver obtained from the lenders does not extend one year from the balance sheet date and the Company did not meet the covenants upon expiration of the forbearance period on March 15, 2024, the Company has classified all of its notes payable debt obligations as current liabilities as of March 31, 2024.

Revolver

The Company maintains a Revolver as a co-borrower with its parent company IDC with an initial available borrowing capacity of up to $125,000,000. The facility was partially used to finance the acquisition of Lyneer Investments by IDC in August 2021, with additional borrowing capacity available under the Revolver to finance the Company’s working capital. All the Company’s cash collections and disbursements are currently linked with bank accounts associated with the Lender and funded using the Revolver. These borrowings are determined by the Company’s availability based on a formula of billed and unbilled accounts receivable as defined in the loan agreement. The Revolver matures on August 31, 2025 at which time all outstanding balances are due and payable. There are no scheduled principal payments on the Revolver prior to its maturity date. The Company may prepay amounts owed under the Revolver at any time prior to its maturity date without penalty.

As of March 31, 2024 and December 31, 2023, the Company has recognized liability balances on the Revolver of $73,513,003 and $85,092,695, respectively.

Borrowings under the Revolver are classified as either Secured Overnight Financing Rate (“SOFR”) Revolving Credit Loans, SOFR FILO Loans, Base Rate Revolving Credit Loans, Base Rate FILO Loans, or Swing-Line Loans. Applicable Margins for each loan type are as follows:

Average Availability	SOFR Revolving Credit Loans	Base Rate Revolving Credit Loans	SOFR FILO Loans	Base Rate FILO Loans
Greater than $83,333,333.33	1.75%	0.75%	2.75%	1.75%
Greater than $41,666,666.66 but less than or equal to $83,333,333.33	2.00%	1.00%	3.00%	2.00%
Less than $41,666,666.66	2.25%	1.25%	3.25%	2.25%

Swing Line Loans on the Revolver bear interest at a rate equal to the Base Rate plus the Applicable Margin.

On May 5, 2023, the Company entered into the Third Amendment to the Revolver. The Third Amendment to the Revolver was treated as a modification after the Company’s analysis according to ASC 470 – Debt and as such, the Company is deferring the amendment fee and will amortize as an adjustment to interest expense over the remaining term, along with any existing unamortized costs using the effective interest method. The amendment fee was $750,000, split evenly between IDC and the Company. Fees paid to third parties are expensed as incurred, and no gain or loss was recorded on the modification.

The Third Amendment to the Revolver increased the applicable margin thresholds for various products as follows:

Average Availability	SOFR Revolving Credit Loans	Base Rate Revolving Credit Loans	SOFR FILO Loans	Base Rate FILO Loans
Greater than $83,333,333.33	2.25%	1.25%	3.25%	2.25%
Greater than $41,666,666.66 but less than or equal to $83,333,333.33	2.50%	1.50%	3.50%	2.50%
Less than $41,666,666.66	2.75%	1.75%	3.75%	2.75%

After the Company and IDC deliver financial statements and a Compliance Certificate for the trailing four consecutive fiscal quarters (“Measurement period”) ending March 31, 2024 or the first Measurement Period after March 31, 2024, the applicable margin thresholds will revert back to the original thresholds.

On August 31, 2023, the Company entered into the Fourth Amendment and Forbearance Agreement to the Revolver (the “Fourth Amendment to the Revolver”) which decreased the available borrowing capacity to $100,000,000. The applicable margins were raised to: (i) 4.75% per annum with respect to SOFR Revolving Credit Loans, (ii) 3.75% per annum with respect to Base Rate Revolving Credit Loans, (iii) 5.75% per annum with respect to SOFR FILO Loans, and (iv) 4.75% per annum with respect to Base Rate FILO Loans.

The Fourth Amendment to the Revolver was treated as a debt extinguishment after the Company’s analysis according to ASC 470. The total amendment fee was $1,550,000 and the structuring fee was $100,000, split evenly between IDC and the Company, and will be amortized as an adjustment to interest expense over the remaining term, along with any existing unamortized costs using the effective interest method. Fees paid other than to the lenders are expensed as incurred.

The Fourth Amendment to the Revolver is contingent upon completion of the sale of securities and the consummation of the Merger; the payment of all restructuring fees of Lyneer and IDC and the expenses of the lender at the closing of the Merger; the pre-payment by Lyneer of $4,000,000 under its new revolving credit facility discussed below; and the repayment by IDC of approximately $29,000,000 principal amount of the Revolver from the proceeds it receives in the Merger. Pursuant to the terms of the Fourth Amendment to the Revolver, the remaining amounts owed under the Revolver will be split between IDC and Lyneer at the closing of the Merger, with Lyneer retaining availability of up to $40,000,000 under a new revolving credit facility having terms similar to those under the existing Revolver. In addition, pursuant to the terms of the Fourth Amendment to the Revolver, IDC has agreed to apply a portion of the cash proceeds it receives in the Merger to pay down the Term Note. Any remaining balances on the Term Note, the Seller Notes and the Earnout Notes will be assumed by IDC, and Lyneer will have no liability or responsibility for the payment of those obligations. Following the restructuring of the Lyneer and IDC debt obligations contemplated by the Forbearance Agreement, and repayment of the Merger Note, Lyneer will have no other debt other than its outstanding indebtedness under its new revolving credit facility. However, pursuant to the terms of the Fourth Amendment to the Revolver, notwithstanding the one-year term of the new credit facility, Lyneer will be required to refinance its obligations under new revolving credit facility with either the existing lender or a new lender on or prior to November 17, 2023.

The Fifth Amendment and Forbearance Agreement, dated on January 16, 2024 was not effective. On January 30, 2024, the Company entered into the Limited Consent and Sixth Amendment and Forbearance Agreement (the “Sixth Amendment to the Revolver”) with its lender, under which the lender, waived all existing events of default as of the date of the agreement and agreed to forbear from exercising its rights and remedies with respect to such events of default under the Revolver through March 15, 2024, revising financial ratios with the first ratio being due March 31, 2024, and entering into a schedule for repayment of the over-advance. The Sixth Amendment to the Revolver represents a limited waiver and requires the Company to complete certain actions subsequent to completion of the proposed Merger and the public offering. Following the closing of the proposed Merger, issuance of the Merger Note and successfully raising $20 million of gross proceeds, the Company will be required to direct a portion of the proceeds raised to specified creditors, execute limited pledge and guarantee agreements and provide other customary covenants. The events of default are waived for a limited period until March 15, 2024, at which time the Company is required to refinance or restructure the credit facility. The Sixth Amendment to the Revolver contains certain customary financial and non-financial covenants. See Note 3: Going Concern for more information with respect to the Company’s forecasted compliance with such covenants.

The Sixth Amendment to the Revolver was treated as a modification after the Company’s analysis according to ASC 470 and as such, the Company is deferring the $750,000 amendment, forbearance and structuring fees, split evenly between IDC and the Company, and will amortize as an adjustment to interest expense over the remaining term, along with any existing unamortized costs using the effective interest method. Fees paid to third parties are expensed as incurred, and no gain or loss was recorded on the modification.

On April 17, 2024, the Company entered into the Limited Consent and Seventh Amendment and Forbearance Agreement (the “Seventh Amendment to the Revolver”) with its lender, under which the lender, waived all existing events of default as of the date of the agreement and agreed to forbear from exercising its rights and remedies with respect to such events of default under the Revolver through July 31, 2024. See Note 17: Subsequent Events for further information.

On June 18, 2024, the Company entered into the Limited Consent and Eighth Amendment and Forbearance Agreement (the “Eighth Amendment to the Revolver”) with its lender, under which the lender, waived all existing events of default as of the date of the agreement and agreed to forbear from exercising its rights and remedies with respect to such events of default under the Revolver through July 15, 2024. See Note 17: Subsequent Events for further information.

The Revolver contains certain customary financial and non-financial covenants. See Note 3: Going Concern for more information with respect to the Company’s forecasted compliance with such covenants.

Total available borrowing capacity on the Revolver as of March 31, 2024 was over-advanced by $13,130,742.

Term Note

On August 31, 2021, the Company and IDC as co-borrowers entered into a Term Note in the amount of $30,300,000. The proceeds of this loan were primarily used to finance the acquisition of Lyneer by IDC in August 2021. The Term Note matures on February 28, 2026 at which time all outstanding balances are due and payable. There are no scheduled principal payments on the Term Note prior to its maturity date. The Term Note is subordinated to the Revolver and bears an initial stated rate of 14% per annum.

As of March 31, 2024 and December 31, 2023, the Company has recognized liability balances on the Term Note of $35,439,652, and $34,223,489, respectively.

On May 5, 2023, the Third Amendment to the Term Note revised the stated interest rate which may vary between 14% and 16% per annum, with the cash portion of the stated rate varying from 10% to 11% per annum, and the PIK portion varying from 4% to 5% per annum, based on specified financial ratios and similar metrics.

The Third Amendment to the Term Note was treated as a modification after the Company’s analysis according to ASC 470 and as such, the Company is deferring the $100,000 amendment fee and will amortize as an adjustment to interest expense over the remaining term, along with any existing unamortized costs using the effective interest method. IDC paid the $100,000 amendment fee which is included in “capital contribution” on the accompanying condensed consolidated statements of mezzanine capital and members’ capital (deficit). Fees paid to third parties are expensed as incurred, and no gain or loss was recorded on the modification.

The Term Note was further amended on June 30, 2023 (the “Fourth Amendment to the Term Note”) to defer the July 1, 2023 Cash Interest payment until August 1, 2023. The Company did not make this payment due to the notice received from the Revolver’s administrative agent of the lender restricting payment on the Term Note. $15,000 was paid with respect to the Fourth Amendment to the Term Note.

On August 4, 2023, the Company received notice from the administrative agent of the Term Note that it was in default of the loan agreement due to non-payment of the August 1, 2023 interest payment due and the default rate became effective which is the stated rate plus 2% per annum.

The Term Note was further amended and provided a forbearance on August 31, 2023 (the “Fifth Amendment to the Term Note”). The lender waived all existing events of default as of the date of the Fifth Amendment to the Term Note and agreed to forbear from exercising its rights and remedies through November 17, 2023. The Fifth Agreement to the Term Note increased the stated interest rate to 19% per annum and the cash portion of the stated rate increased to 14% per annum. The Fifth Amendment to the Term Note has the same contingencies as the Fourth Amendment to the Revolver.

The Fifth Amendment to the Term Note was treated as a modification after the Company’s analysis according to ASC 470 and as such, the Company will amortize any existing unamortized costs using the effective interest method, as an adjustment to interest expense over the remaining term. The structuring fee of $32,500 and the total forbearance fee of $325,000, are the responsibility of IDC, which is included in “capital contribution” on the accompanying consolidated statements of mezzanine capital and members’ deficit. These fees were not paid and as such, was added to the principal of the Term Note. Fees paid other than to the lenders are expensed as incurred, and no gain or loss was recorded on the modification.

On January 16, 2024, the Company entered into the Limited Consent and Sixth Amendment and Forbearance Agreement which was not effective. On January 30, 2024, the Company entered into the Limited Consent and Seventh Amendment (the “Seventh Amendment to the Term Note”) with its lender, under which the lender, waived all existing events of default and agreed to forbear from exercising its rights and remedies with respect to the Term Note through March 15, 2024. The Seventh Amendment to the Term Note has the same contingencies as the Sixth Amendment to the Revolver.

On April 17, 2024, the Company entered into the Limited Consent and Eighth Amendment and Forbearance Agreement (the “Eighth Amendment to the Term Note”) with its lender, under which the lender, waived all existing events of default and agreed to forbear from exercising its rights and remedies with respect to the Term Note through July 31, 2024. The Eighth Amendment to the Term Note has the same contingencies as the Seventh Amendment to the Revolver. See Note 17: Subsequent Events for further information.

On June 18, 2024, the Company entered into the Limited Consent and Nineth Amendment and Forbearance Agreement (the “Nineth Amendment to the Term Note”) with its lender, under which the lender, waived all existing events of default and agreed to forbear from exercising its rights and remedies with respect to the Term Note through July 15, 2024. The Nineth Amendment to the Term Note has the same contingencies as the Eighth Amendment to the Revolver. See Note 17: Subsequent Events for further information.

The Term Note contains certain customary financial and non-financial covenants that the Company is required to comply with. See Note 3: Going Concern for more information with respect to the Company’s forecasted compliance with such covenants.

Seller Notes

As part of the purchase price consideration for the Transaction, the Company and IDC as co-borrowers issued various Seller Notes to former owners totaling $15,750,000. Payments on the Seller Notes are due in quarterly installments of $1,575,000, and $3,150,000 due at their amended maturity date of April 30, 2024, and bear interest at an amended fixed rate of 11.25% per annum. The Seller Notes represent unsecured borrowings and are subordinated to the Revolver and to the Term Note.

The Company has recognized Seller Note liability balances of $7,875,000 as of both March 31, 2024 and December 31, 2023, respectively.

Earnout Notes

As contingent consideration milestones are met in connection with the Transaction Agreement, the Company can elect to pay the obligation in cash or issue notes payable. During 2022, the Company and IDC as co-borrowers issued nine notes payable with an aggregate value of $13,494,133. Payments on each of the Earnout Notes are due in quarterly installments through their amended maturity date of January 31, 2025 and each note bears an amended stated interest rate of 11.25% per annum. On January 16, 2024, the Company and IDC as co-borrowers issued six notes payable with an aggregate value of $6,941,521. Payments on each of the Earnout Notes are due in quarterly installments through their maturity date of January 16, 2026 and each note bears interest at a rate of 6.25% per annum. The Company missed the March 31, 2024 principal and interest payment and the interest rate increased to the default rate of 11.25%.

The Earnout Notes are subordinated to the Revolver and Term Note and represent unsecured borrowings.

The Earnout Note liability was $20,435,654 and $13,494,133 at the periods ended March 31, 2024 and December 31, 2023.

2023 and 2024Amendments to Seller and Earnout Notes

The Company did not make the Seller Note and Earnout Note principal and interest payments due during 2023. On May 14, 2023, the Company signed an amendment (the “Omnibus Amendment”) to defer the missed Seller Note and Earnout Note payments through the amendment date until their amended maturity dates of April 30, 2024 and January 31, 2025, respectively. The amendment increased the interest rate of the Seller Note and the Earnout Notes to 11.25% per annum from 6.25% for all remaining payments.

The Omnibus Amendment was treated as a modification after the Company’s analysis according to ASC 470 and as such, the Company is deferring the $40,000 amendment fee and will amortize as an adjustment to interest expense over the remaining term, along with any existing unamortized costs using the effective interest method. Lyneer paid the $40,000 amendment fee and will be reimbursed from IDC. These fees were included in “capital contribution” on the accompanying consolidated statements of mezzanine capital and members’ capital (deficit). Fees paid to third parties are expensed as incurred, and no gain or loss was recorded on the modification.

On January 16, 2024, the Company signed the Second Omnibus agreement to defer the missed July 31, 2023 and October 31, 2023 principal and interest payments until February 28, 2024, in addition to the payment of $1,575,000, along with accrued interest, scheduled for payment on January 31, 2024, which shall now be due and payable on February 28, 2024. The Company missed the payment due on February 28, 2024.

The Second Omnibus Amendment was treated as a modification after the Company’s analysis according to ASC 470 and as such, the Company is deferring the $19,500 amendment fee and will amortize as an adjustment to interest expense over the remaining term, along with any existing unamortized costs using the effective interest method. Lyneer paid the $19,500 amendment fee and will be reimbursed from IDC. These fees were included in “capital contribution” on the accompanying consolidated statements of mezzanine capital and members’ capital (deficit). Fees paid to third parties are expensed as incurred, and no gain or loss was recorded on the modification.

Debt Allocation Agreement

Lyneer and IDC entered into a debt allocation agreement (the “Allocation Agreement”) dated as of December 31, 2023, which specifies and allocates responsibility for repaying (or refinancing) the joint-and-several debt between Lyneer and IDC. Upon entering into the Allocation Agreement with IDC, the Company reassessed its accounting for joint-and-several liabilities under ASC 405-40. As a result of IDC’s financial instability, Lyneer is expecting to repay all of IDC’s Assumed Debt and therefore concluded the Company cannot deconsolidate the debt.

As previously disclosed, the Company was not in compliance with its debt obligations upon expiration on March 15, 2024 of lender waivers obtained. The Company has accordingly presented all of its joint-and-several debt obligations as current liabilities as of March 31, 2024.

Subsequent to the executed amendments of the Company’s debt obligations described herein, the future minimum principal payments on the Company’s outstanding debt are as follows:

As of March 31, 2024
Remainder of 2024	$137,263,309
2025	—
2026	—
2027	—
2028	—
Thereafter	—
Total	$137,263,309

Interest Expense

The Company recognized total interest expense of $5,022,230 and $3,690,089 during the three months ended March 31, 2024 and 2023, respectively. $305,250 and $101,319 of deferred financing costs were recognized as a component of “interest expense” on the accompanying condensed consolidated statements of operations for the three months ended March 31, 2024 and 2023, respectively.

Note 10: Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	March 31, 2024	December 31, 2023
Accrued wages and salaries	$7,306,797	$5,372,929
Accrued commissions and bonuses	236,377	549,313
Accrued interest	4,840,002	3,001,362
Income tax payable	6,957	—
Earnout due to sellers – current portion	—	3,474,954
Accrued other expenses and current liabilities	2,820,718	3,645,537
Total accrued expenses and other current liabilities	$15,210,851	$16,044,095

Note 11: Commitments and Contingencies

Litigation

The Company is subject to lawsuits and other claims arising in the ordinary course of business. The Company is required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of accrual required, if any, for these contingencies is made after careful analysis of each matter. The required accrual may change in the future due to new developments in a particular matter or changes in approach, such as a change in settlement strategy in dealing with these matters. With respect to material matters for which the Company believes an unfavorable outcome is reasonably possible, the Company has disclosed the nature of the matter and an estimate of potential exposure. The Company believes that the loss for any other litigation matters and claims that are reasonably possible to occur will not have a material adverse effect on the Company’s results of operations, financial position or cash flows, although such litigation is subject to certain inherent uncertainties.

On June 16, 2021, a complaint was filed in the Superior Court of New Jersey Law Division, Middlesex County. The complaint alleges a former minor employee (who obtained employment by providing false information) was injured on October 15, 2020 at the Co-Defendant’s worksite. Mediation was unsuccessful, and the matter was listed for trial but was rescheduled to sometime in September 2024. The Company’s employer’s liability insurance carrier and workers compensation carrier have now issued a reservation of rights and entered an appearance and appointed counsel to defend the Company’s interests in the case. A settlement conference is tentatively scheduled for July 23, 2024. The Company believes it has issues for appeal, but believes it is probable to receive an unfavorable outcome and has accrued $875,000 with respect to this complaint, which is recognized in “accrued expenses and other current liabilities” on the accompanying consolidated balance sheets.

Note 12: Fair Value Measurements

Earnout Liability

The Company may be required to make certain earnout payments in connection with the Transaction, which would be payable upon the future achievement of revenues less certain identified expenses and other performance targets. The fair value of these contingent consideration payments is determined using a Monte Carlo simulation, with key inputs being standard deviation applied to the Company’s revenues, revenue multiple, and gross profit discount rate. The fair value measurement of the contingent consideration is considered a Level 3 measurement within the fair value hierarchy.

The measurement period for the Company’s contingent consideration arrangements expired on August 31, 2023, at which time amounts owed by the Company to its former owners were computed and represent fixed amounts.

A summary of the activities of Level 3 fair value measurements is as follows:

December 31, 2023
Beginning balance	$7,100,000
Issuance of Earnout Notes	—
Change in fair value	(150,093)
Transfer to purchases consideration	(6,949,907)
Ending balance	$—

See Note 15: Related Party Transactions for a discussion of the Company’s contingent consideration liabilities attributed to LMH.

Note 13: Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

Cash in Excess of FDIC Insured Limits

The Company places its cash and cash equivalents with financial institutions which it believes are of high creditworthiness and where deposits are insured by the United States Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. The Company’s cash balances in excess of FDIC insured limits amounted to $505,279 and $1,659,914 as of March 31, 2024 and December 31, 2023, respectively.

The Company has not experienced any losses with regard to its bank accounts and believes it does not pose a significant credit risk to the Company.

Other Concentrations

As of March 31, 2024 and December 31, 2023, the Company has a deposit in the amount of $8,000,000 with a professional employer organization (“PEO”). The PEO is the employer of record for substantially all of the Company’s engagement professionals, and as such certain costs of revenue are paid to the PEO and subsequently distributed to Company engagement professionals.

Note 14: Members’ Capital and Mezzanine Capital

As of March 31, 2024, 100% of the outstanding membership units were held by IDC. As of December 31, 2023, 90%, of the outstanding membership units were held by IDC, and 10% were held by LMH.

Under the Operating Agreement, LMH has the right, but not the obligation to require IDC to purchase LMH’s interest in the Company (the “LMH Put”) upon the occurrence of any Triggering Event, or during the Put-Call Period. Upon the occurrence of certain triggering events as defined in the Company’s operating agreement, LMH had the right to require IDC to purchase its membership units in the Company. The Company has determined the LMH Units to be redeemable upon an event that is outside the control of the Company, and accordingly has classified the LMH Units as a component of mezzanine capital and outside of permanent equity as of December 31, 2023. These units were exercised on February 28, 2024 and as of March 31, 2024 were reclassed to permanent equity. See below for further detail.

Accordingly, these ownership interests were recorded in mezzanine capital, and subject to subsequent measurement under the guidance provided under ASC Topic 480 – Distinguishing Liabilities from Equity (“ASC 480”). Pursuant to ASC 480, contingently redeemable equity instruments that are not redeemable as of the balance sheet date but probable of becoming redeemable in the future should be accreted to their redemption value either immediately or ratably; the Company has elected to recognize changes in redemption value immediately upon the determination that an outstanding instrument is probable of becoming redeemable in the future.

Net income and losses are allocated to Members’ capital accounts in accordance with the terms of the Operating Agreement which generally provides that these items are allocated in proportion to each Member’s percentage ownership interest in the Company. Distributions to the Members are made at the discretion of the Board of Managers and in accordance with the terms of the Operating Agreement.

The LMH Put is payable by IDC and will be paid by the issuance of the Put-Call Notes. The Put-Call period was extended until February 29, 2024. On February 28, 2024, LMH exercised its right to put the LMH Units to IDC and entered into a Put-Call Option Note on April 17, 2024, in the amount of $10,796,912. The Put-Call Note entitles the holder to payment of 50% of outstanding principal six months after issuance with the remaining 50% payable in six equal quarterly payments beginning on December 31, 2024 and continuing until the maturity date of March 31, 2026. The Put-Call Option Note provides for the acceleration of payment principal under certain conditions, including upon a change of control, as defined. The Put-Call Option Note bears interest at a stated annual interest rate of 5.25% which is payable quarterly in arrears commencing December 31, 2024. IDC may prepay the Put-Call Option Note at any time without premium or penalty. The Put-Call Option Note contains customary covenants.

Note 15: Related Party Transactions

Transactions with Lyneer Management Holdings

LMH is a non-controlling member of the Company with a 10% ownership interest. Two of the Company’s officers, specifically its CEO and CFO, each own 44.5% of LMH, respectively.

On November 15, 2022, the Company and IDC as co-borrowers issued Year 1 Earnout Notes to LMH with total balances of $5,127,218. The balance of the Year 1 Earnout Notes payable to LMH was $5,127,218 as of both March 31, 2024 and December 31, 2023. On January 16, 2024, the Company and IDC as co-borrowers issued Year 2 Earnout Notes to LMH with total balances of $2,013,041. The balance of the Year 2 Earnout Notes payable to LMH was $2,013,041 and $0 as of March 31, 2024 and December 31, 2023, respectively.

As of March 31, 2024 and December 31, 2023, the combined Earnout Note balances payable to LMH of $7,140,259 and $5,127,218 are included in “notes payable, current portion”, respectively on the accompanying condensed consolidated balance sheets. Interest expense incurred on the Earnout Notes to LMH totaled $173,708 and $62,720 for the three months ended March 31, 2024 and March 31, 2023, respectively.

Total amounts due from LMH under the indemnification provisions of the Transaction Agreement amounted to $750,000 as of both March 31, 2024 and December 31, 2023, and are included in “other assets” in the accompanying condensed consolidated balance sheets. Refer to Note 1: Organization and Nature of Operations for additional information.

The balance of the earnout liability payable to LMH as of March 31, 2024 and December 31, 2023, was $0 and $2,015,473, respectively, which is included in “other liabilities” on the accompanying consolidated balance sheets.

Transactions with IDC

The Company and IDC are co-borrowers and jointly and severally liable for principal and interest payments under the Revolver, the Term Note, the Seller Notes and the Earnout Notes. In the case of certain of those obligations IDC generally makes certain interest and principal payments to the lenders and collects reimbursement from the Company. For interest payments of that nature, the Company recognizes interest expense when interest is incurred under the relevant loan agreement and a corresponding payable to IDC, which is subsequently removed from the Company’s consolidated balance sheet upon Company’s remittance of the reimbursement funds to IDC. Additionally, when principal payments are made by IDC the Company recognizes a reduction of the associated loan balance, with a corresponding increase in the payable to IDC which is then reduced upon the Company’s payment of funds to IDC.

The Company and IDC file consolidated income tax returns in certain state and local jurisdictions. In connection with this arrangement the Company has recorded a liability payable to IDC for taxes payable by IDC which represent taxes attributable to the Company’s operations included on consolidated state and local income tax returns filed by IDC. These amounts are determined by determining the Company’s taxable income multiplied by the applicable tax rate. Amounts payable to IDC of this nature amounted to $533,009 and $522,472 as of March 31, 2024 and December 31, 2023, respectively, and are included in “due to related parties” on the accompanying condensed consolidated balance sheets.

Total amounts payable to IDC, including the above taxes payable to IDC, amounted to $3,614,282 and $4,384,178 as of March 31, 2024, and December 31, 2023, respectively and are included in “due to related parties” on the accompanying condensed consolidated balance sheets. There are no formalized repayment terms.

During the three months ended March 31, 2024, the Company included $2,550,970 as an expense paid for by IDC and recorded as a deemed capital contribution to the Company, of which all related to interest. Additionally, IDC agreed to reimburse certain expenses paid by the Company totaling $133,048 also recorded as deemed capital contributions, by reducing the payable balance owed to IDC. Of this amount, $113,548 related to professional fees and $19,500 related to a debt amendment fee.

Advance to Officer

The Company advanced $400,000 to the CEO of the Company in 2022. The advance is repayable only upon receipt by the CEO of funds that will be owed to him by LMH upon LMH’s receipt of payment under the Earnout Notes. The advance does not bear interest. This advance is recorded in “other assets” on the accompanying condensed consolidated balance sheets as of March 31, 2024 and December 31, 2023. The officer loan will be settled from a portion of the recapitalization proceeds at the closing of the Merger.

Note 16: Income Taxes

For the three months ended March 31, 2024 and 2023, the Company recorded an income tax benefit of $1,290,595 and $921,073, respectively. The Company’s effective tax rate for the three months ended March 31, 2024 and 2023 was 21.0% and 28.3%, respectively. The decrease in effective tax rates between the periods was primarily due to the disallowance of transaction costs in the amount of $1,125,696 for tax purposes.

Note 17: Subsequent Events

The Company has evaluated subsequent events through June 18, 2024, as detailed below.

Revolver and Term Note

On April 17, 2024 the lenders of the Revolver and the Term Note provided an additional extended forbearance, under which the lenders waived all existing events of default as of the date of the agreement and agreed to forbear from exercising its rights and remedies with respect to such events of default under the credit facilities through July 31 2024, and eliminated certain financial ratios. The maturity date of the Revolver was accelerated to July 31, 2024 and the Company’s available borrowing capacity decreased to $70,000,000 and further decreasing to $40,000,000 upon the consummation of the Merger. Additionally, the sublimit for letters of credit was decreased from $10,000,000 to $6,000,000, further decreasing to $0 upon the consummation of the Merger.

The April 17, 2024 forbearances represent limited waivers and require the Company to complete certain actions subsequent to completion of the proposed Merger and the public offering. The April 17, 2024 forbearances contain certain customary financial and non-financial covenants.

On June 18, 2024 the lenders of the Revolver and the Term Note entered into amendments and forbearance agreements, under which the lenders waived all existing events of default as of the date of the agreement and agreed to forbear from exercising its rights and remedies with respect to such events of default under the credit facilities through July 15, 2024. The maturity date of the Revolver was extended to August 31, 2025 and the available borrowing capacity was decreased to $60,000,000, decreasing to $40,000,000 upon Atlantic International and/or its subsidiaries or affiliates issuing equity interests generating gross proceeds in an amount not less than $20,000,000 (the “Initial Capital Raise”) and further decreasing upon the issuance or disposition of any indebtedness or equity interest after the Initial Capital Raise of or by (i) any loan party or subsidiary or affiliate thereof or (ii) Atlantic International or any subsidiary or affiliate thereof (the “Secondary Capital Raise”). The maximum consolidated cash balance at the end of any business day was reduced to $1,000,000.

The June 18, 2024 forbearances represent limited waivers and require the Company to complete certain actions subsequent to completion of the proposed Merger and the public offering. The June 18, 2024 forbearances contain certain customary financial and non-financial covenants

Put-Call Option Note

On April 17, 2024, IDC executed the Put-Call Option Note with LMH, in the amount of $10,796,912.While not formalized until April 17, 2024, the terms of the Put-Call Option Note was agreed to by all parties prior to March 31, 2024 and as such, the Company gave effect to the transaction as of March 31, 2024. The Put-Call Option Note provides that IDC owned one hundred percent (100%) of all the membership interests in Lyneer Investments and requires IDC to pay 50% of outstanding principal six months after issuance with the remaining 50% payable in six equal quarterly payments beginning on December 31, 2024 and continuing until the maturity date of March 31, 2026 to LMH. The Put-Call Option Note provides for the acceleration of payment principal under certain conditions, including upon a change of control, as defined. The Put-Call Option Note bears interest at a stated annual interest rate of 5.25% which is payable quarterly in arrears commencing December 31, 2024. IDC may prepay the Put-Call Option Note at any time without premium or penalty. The Put-Call Option Note contains customary covenants.

As part of the consummation of the Merger on June 18, 2024, IDC paid $2,000,000 to LMH as a partial payment on the Put-Call Option Note.

Merger

On June 4, 2024, the Company entered into an Amended and Restated Agreement and Plan of Reorganization (the “Amended Merger Agreement”), which amended certain provisions of the Merger agreement: (i) fixed the number of shares of SeqLL common stock to be issued, (ii) replaced the Cash Consideration that was to paid with a short-term promissory note, (iii) deleted the requirements of the closing of the Capital Raise and the listing of SeqLL common stock on a national securities exchange as conditions to the closing of the Merger, and (iv) provided for certain additional issuances of SeqLL common stock to IDC if such common stock is not listed on a national securities exchange on or prior to September 30, 2024. On June 12, 2024, the Amended Merger Agreement was amended (“Amendment 1”) to reflect a per share price change from the previous $3.10 to $2.36 and to correct the shares associated with the new per share price.

On June 18, 2024, the Merger was consummated with the Company continuing as the surviving entity and a wholly-owned subsidiary of SeqLL, renamed to Atlantic International Corporation (ATLN).

Upon consummation of the Merger, the following considerations were paid:

●	SeqLL shall issue and deliver to IDC at the Closing a non-interest bearing convertible promissory note (the “Merger Note”) in the principal amount of $35,000,000 that will be due on or before September 30, 2024. The cash proceeds from the Merger Note shall be used by IDC to repay indebtedness.

●	IDC was issued 25,423,729 shares of SeqLL common stock with an assumed value of $2.36 per share or $60,000,000 in the aggregate.

●	The shareholders of Atlantic were issued an aggregate 18,220,339 shares of SeqLL common stock at an assumed value of $2.36 per share or $43,000,000 in the aggregate.

●	In the event the SeqLL’s common stock is not up-listed to a national securities exchange, either directly or indirectly by a reverse merger or otherwise, on or before September 30, 2024, IDC shall be issued $10,000,000 of additional shares of SeqLL’s common stock valued at the then-current stock price of SeqLL’s common stock.

In connection with the closing of the Merger, two of the Company’s officers, specifically its CEO and CFO, entered into new three-year employment agreements. Additionally, other employment agreements were executed with offers of ATLN.

On June 18, 2024 as part of the Merger, LMH entered into a $6,000,000 guarantee agreement with the PEO, replacing and cancelling the $6,000,000 letter of credit previously held by the lenders of the Revolver.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
Lyneer Investments, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Lyneer Investments, LLC and subsidiaries (the “Company” or “Successor”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in mezzanine capital and members’ capital (deficit), and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has an accumulated deficit and recurring losses. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RBSM LLP

We have served as the Company’s auditor since 2022.

Las Vegas, Nevada

April 16, 2024

PCAOB ID Number 587

New York | Washington, DC | California | Nevada

China | India | Greece

Member of ANTEA International with offices worldwide

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$1,352,927	$1,716,161
Accounts receivable, net of allowance of $1,902,140 and $394,247	58,818,832	61,005,050
Unbilled accounts receivable	5,660,753	6,307,006
Prepaid income taxes	1,281,925	267,663
Prepaid expenses and other current assets	3,684,011	663,798
Deposits, current	8,000,000	8,000,000
Total current assets	78,798,448	77,959,678
Noncurrent assets
Property and equipment, net	432,695	603,869
Right-of-use assets	2,368,677	3,840,773
Intangible assets, net	36,188,889	40,982,222
Due from related parties	1,150,000	903,160
Deferred tax assets, net	5,242,610	97,764
Deposits, long-term	276,367	284,004
Other assets	2,208,923	1,636,042
Total non-current assets	47,868,161	48,347,834
Total assets	$126,666,609	$126,307,512
Liabilities, mezzanine capital and members’ deficit
Current liabilities
Accounts payable	$799,568	$167,711
Accrued expenses and other current liabilities	16,044,095	7,473,109
Due to related parties	4,384,178	6,651,064
Current operating lease liabilities	1,436,813	1,697,310
Notes payable, current portion	133,772,985	10,483,457
Notes payable, current portion – related parties	5,127,218	2,563,609
Total current liabilities	161,564,857	29,036,260
Non-current liabilities
Notes payable, long term	—	112,727,913
Notes payable, long term – related parties	—	2,563,609
Noncurrent operating lease liabilities	980,851	2,182,227
Other liabilities	3,474,954	7,100,000
Total non-current liabilities	4,455,805	124,573,749
Total liabilities	166,020,662	153,610,009
Commitments and contingencies
Mezzanine capital
Redeemable Units (aggregate redemption values of $10,663,750 and $10,165,000 at December 31, 2023 and 2022, respectively)	10,663,750	10,165,000
Total mezzanine capital	10,663,750	10,165,000
Members’ deficit
Members’ deficit	(50,017,803)	(37,467,497)
Total members’ deficit	(50,017,803)	(37,467,497)
Total liabilities, mezzanine capital and members’ deficit	$126,666,609	$126,307,512

The accompanying notes are an integral part of these consolidated financial statements.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2023	2022
Service revenue, net	$401,374,701	$441,544,117
Cost of revenue	354,496,441	387,338,567
Gross profit	46,878,260	54,205,550
Selling, general and administrative	45,383,244	42,073,972
Selling, general and administrative – related parties	58,415	192,526
Change in fair value of contingent consideration liabilities	(150,093)	894,133
Depreciation and amortization	5,038,218	5,065,511
(Loss) income from operations	(3,451,524)	5,979,408
Loss on debt extinguishment	189,951	—
Interest expense	17,012,660	9,912,806
Interest expense – related parties	526,156	96,090
Net loss before provision for income taxes	(21,180,291)	(4,029,488)
Income tax benefit	5,928,271	808,430
Net loss	$(15,252,020)	$(3,221,058)

The accompanying notes are an integral part of these consolidated financial statements.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN MEZZANINE CAPITAL AND
MEMBERS’ CAPITAL (DEFICIT)

	Mezzanine Capital		Members’ Capital (Deficit)
			Non-Redeemable Interests
	Redeemable Interests	Total Mezzanine Capital	Contributed Capital	Accumulated (Deficit)	Total Member’ Equity/(Deficit)
Balance – December 31, 2021	$9,900,000	$9,900,000	$11,571,321	$(43,331,038)	$(31,759,717)
Transaction consideration paid on behalf of Parent	—	—	(2,221,722)	—	(2,221,722)
Accretion to redemption value	265,000	265,000	(265,000)	—	(265,000)
Net loss	—	—	—	(3,221,058)	(3,221,058)
Balance – December 31, 2022	$10,165,000	$10,165,000	$9,084,599	$(46,552,096)	$(37,467,497)
Accretion to redemption value	498,750	498,750	(498,750)	—	(498,750)
Net loss	—	—	—	(15,252,020)	(15,252,020)
Capital contribution	—	—	3,200,464	—	3,200,464
Balance – December 31, 2023	$10,663,750	$10,663,750	$11,786,313	$(61,804,116)	$(50,017,803)

The accompanying notes are an integral part of these consolidated financial statements.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2023	2022
Net loss	$(15,252,020)	$(3,221,058)
Adjustments to reconcile net loss to net cash used in/provided by operating activities:
Bad debt expense	1,526,985	—
Amortization, deferred financing cost	673,322	405,287
Loss on debt extinguishment	189,951	—
Interest paid in kind	1,990,692	1,264,766
Change in estimated fair value of contingent consideration	(150,093)	894,133
Deferred income taxes	(5,144,846)	(2,445,325)
Depreciation and amortization expense	5,038,218	5,065,511
Expenses paid by IDC	1,840,855	—
Changes in operating assets and liabilities:
Accounts receivable	659,233	5,685,826
Unbilled accounts receivable	646,253	242,585
Prepaid expenses and other current assets	(3,020,213)	690,518
Prepaid income taxes	(1,014,262)	614,806
Due from related parties	(1,689,764)	(171,213)
Deposits	7,637	1,976,668
Other assets	(572,881)	(1,636,042)
Right of use assets	1,472,096	1,505,884
Right of use assets – related party	—	122,506
Accounts payable	631,857	(1,616,223)
Due to related parties	(549,777)	2,152,836
Income taxes payable	(66,317)	11,408
Accrued expenses and other current liabilities	5,162,350	970,351
Operating lease liability	(1,461,873)	(1,478,018)
Operating lease liability – related party lessor	—	(101,942)
Net cash (used in)/provided by operating activities	(9,082,597)	10,933,264
Cash flows from investing activities
Purchase of property and equipment, net	(73,711)	(121,821)
Net cash used in investing activities	(73,711)	(121,821)
Cash flows from financing activities
Borrowings on revolving line of credit	406,301,822	486,401,819
Payments on revolving line of credit	(397,468,748)	(488,904,273)
Payments of related party notes	—	(504,000)
Payment of seller note	—	(4,221,000)
Debt issuance costs payment	(40,000)	—
Transaction consideration paid on behalf of Parent	—	(2,221,722)
Net cash provided by/(used in) financing activities	8,793,074	(9,449,176)
Net (decrease) increase in cash and cash equivalents	(363,234)	1,362,267
Cash and Cash Equivalents – Beginning of period	1,716,161	353,894
Cash and Cash Equivalents – End of period	$1,352,927	$1,716,161

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Year Ended December 31,
	2023	2022
Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$9,150,636	$4,859,526
Income Taxes, net of refunds received	$73,541	$1,154,012
Non-cash investing and financing activities:
Deemed capital contribution	$3,200,464	$—
Accretion of redeemable units to redemption value	$498,750	$265,000
Unpaid debt issuance costs added to Term Note	$357,500	$—
Notes payable issued for amounts due under contingent consideration arrangements	$—	$13,494,133

The accompanying notes are an integral part of these consolidated financial statements.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1: Organization, Nature of Operations and Basis of Presentation

Lyneer Investments, LLC (“Lyneer Investments”) is a limited liability company formed in the State of Delaware on January 9, 2018. Lyneer Investments is owned by its members. The members of Lyneer Investments have limited personal liability for the obligations and debts of Lyneer Investments under Delaware law. Lyneer Holdings, Inc. (“Lyneer Holdings”), a wholly owned subsidiary of Lyneer Investments, and Lyneer Staffing Solutions, LLC (“LSS”), a wholly owned subsidiary of Lyneer Holdings, were also incorporated and formed, respectively, in the State of Delaware on January 9, 2018. Lyneer Investments, Lyneer Holdings, and LSS are collectively referred to herein as the “Company.”

The Company specializes in the placement of temporary and temporary-to-permanent labor across various industries throughout the United States of America (“USA”). The Company primarily places individuals in accounting and finance, administrative and clerical, information technology, legal, light industrial, and medical roles. The Company is also a leading provider of productivity consulting and workforce management solutions. The Company is headquartered in Lawrenceville, New Jersey and has more than one hundred locations throughout the USA.

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) pursuant to the accounting and disclosure rules and regulations of the United States Securities and Exchange Commission (“SEC”). The accompanying consolidated financial statements include the consolidated accounts of Lyneer Investments, Lyneer Holdings and LSS. All significant intercompany transactions and balances have been eliminated in consolidation.

On August 31, 2021 (the “Acquisition Date” or the “Transaction Date”), IDC Technologies, Inc., a California corporation (“Parent” “IDC” or the “Acquirer”) obtained a controlling financial interest in Lyneer Investments by acquiring ninety percent of Lyneer Investments’ outstanding equity (the “Transaction”) pursuant to a membership interest purchase agreement (the “Transaction Agreement”) executed with the selling parties (“Sellers”). Following closing of the Transaction, one of the Sellers, Lyneer Management Holdings, LLC (“LMH”) an entity owned primarily by certain members of the executive management team of the Company continued to own 10% equity interest in the Company. The Transaction represented a change of control with respect to Lyneer Investments and was accounted for as a business combination in accordance with the guidance prescribed in Accounting Standard Codification (“ASC”) Topic 805 — Business Combinations (“ASC 805”). Lyneer Investments applied pushdown accounting as of the Acquisition Date.

In connection with the Transaction, IDC or the Company as co-obligors are required to make additional payments to the Sellers should the Company meet certain financial targets, as defined in the Transaction Agreement, within certain timeframes after the Transaction Date. These amounts represent contingent consideration liabilities remeasured at fair value each reporting period, with changes recorded in earnings.

In connection with the Transaction, the Sellers agreed to indemnify the Company for payment of claims or settlement amounts related to any pending or unasserted actions against the Company that arise from events that occurred on or prior to the Transaction Date, as well as legal expenses incurred by the Company related to its defense in such matters.

Total amounts due from the Sellers under the indemnification provisions of the Transaction amounted to $2,500,000 and $1,677,201 as of December 31, 2023 and December 31, 2022, respectively, and represented reimbursement for legal fees incurred to which the Company has a right to reimbursement under the Transaction Agreement.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1: Organization, Nature of Operations and Basis of Presentation (cont.)

The Company evaluates its estimated assumptions based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results and outcomes may differ from management’s estimates and assumptions. Changes in estimates are reflected in reported results in the period in which they become known.

COVID-19 Considerations

In March 2020, the World Health Organization declared a global pandemic related to the novel coronavirus (“COVID-19”). COVID-19 has created significant volatility, uncertainty, and economic disruption in the markets, however, to date, COVID-19 did not have a material adverse effect on the Company’s operations other than impairing our goodwill balance in 2021 and subsequent decreases of our gross revenues and costs.

Russia-Ukraine Conflict and Israel-Hamas War

During the first quarter of 2022, Russia commenced a military invasion of Ukraine, and the ensuing conflict has created disruption in the region and around the world. To date, this has not had a material effect on the Company’s operations. The Company continues to closely monitor the ongoing conflict and related sanctions, which could impact the Company’s business, financial results and results of operations in the future.

During October 2023, Hamas launched an attack on southern Israel from the Gaza Strip, and the ensuing war has created disruption in the region and around the world. To date, this has not had a material effect on the Company’s operations. The Company continues to closely monitor the ongoing war, but believes it will not impact the Company’s business, financial results and results of operations in the future.

Note 2: Merger Agreement

On May 29, 2023 and subsequently amended on June 23, 2023, October 5, 2023, October 17, 2023, November 3, 2023, January 16, 2024, March 7, 2024, and April 15, 2024 the Company, SeqLL Inc., a Delaware corporation (“SeqLL”), SeqLL Merger Sub, a Delaware corporation (“SeqLL Merger Sub”), Atlantic Acquisition Corp., a Delaware corporation (“Atlantic”), Atlantic Merger LLC, a Delaware limited liability company and a majority-owned subsidiary of Atlantic (“Atlantic Merger Sub”), Lyneer, IDC and LMH, a Delaware limited liability company (“Lyneer Management”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (i) Atlantic Merger Sub will be merged with and into the Company with the Company continuing as the surviving entity and as an approximately 44%-owned subsidiary of Atlantic, and approximately 56%-owned subsidiary of IDC, and (ii) SeqLL Merger Sub will subsequently be merged with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of SeqLL (collectively referred to as the “Merger”).

If the Merger is successful, it is expected to result in the Company becoming a listed company on the Cboe BZX Exchange Inc.

The success of the Merger is contingent on a number of conditions including but not limited to (i) SeqLL raising funding through the public issuance of SeqLL stock (“Capital Raise”) (ii) SeqLL shareholder and Board of Directors approval (iii) completion of a reverse stock split of SeqLL’s common stock and (iv) approval of the proposed Merger by all parties involved. The Company has achieved the above conditions, excluding (i) the Capital Raise.

As of December 31, 2023, this Merger has not been consummated and therefore there is no accounting impact.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 3: Going Concern

The accompanying consolidated financial statements do not include any adjustments or classifications that may result from the possible inability of the Company to continue as a going concern and have been prepared on a basis which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. Significant assumptions underlie this belief, including, among other things, that there will be no material adverse developments in our business, liquidity, capital requirements and that our credit facilities with lenders will remain available to us.

On June 6, 2023, the Company was informed by a letter from the administrative agent of the lender the borrowing base calculation was required to be changed from how it was historically calculated. This change caused the Company and IDC as co-borrowers to be over-advanced. The agent required the co-borrowers to cure the over-advance. On December 31, 2023, the total over-advance was $22,518,585. The Company was not in compliance with the covenants with the Revolver due to non-payment of the over-advance.

In accordance with Accounting Standards Codification (“ASC”) Topic 205-40 — Going Concern, the Company evaluates whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern.

On August 31, 2023, the Company entered into Forbearance Agreements with its lenders of the Revolver and Term Note under which the lenders waived all existing events of default as of the date of the agreement and agreed to forbear from exercising its rights and remedies with respect to such events of default under the credit facilities through November 17, 2023.

On January 16, 2024, the Company entered into Extended Forbearance Agreements with the lenders of the Revolver and Term Note under which the lenders extended forbearance concerning all events of default until March 15, 2024, revised financial ratios and entered into a schedule for repayment of the over-advance. On January 16, 2024, the Company also entered into an amended Omnibus Agreement with the lenders of the Seller Notes and Earnout Notes to defer the missed July 31, 2023 and October 31, 2023 principal and interest payments until February 28, 2024, as well as the payment with accrued interest scheduled for January 31, 2024, which shall now be due and payable on February 28, 2024. The Extended Forbearance Agreements and amended Omnibus Agreement represent a limited waiver and require the Company to complete certain milestones even after completion of the proposed Merger. Upon closing of the proposed Merger, issuance of the Merger Note and successfully raising $20 million of gross proceeds, the Company will be required to direct a portion of the proceeds raised to specified creditors, execute limited pledge and guarantee agreements and provide other customary covenants. The events of default were waived for a limited period until March 15, 2024, at which time the Company is required to refinance or restructure the credit facility. The Company has not refinanced or restructured the credit facility and is not in compliance with its debt obligations upon expiration on March 15, 2024.

Management has considered both scenarios and management’s respective plans to alleviate events that give rise to substantial doubt, including if they are within the control of the Company, in evaluating ASC 205-40, Presentation of Financial Statements. The first scenario described above was determined to be an event (or transaction) outside of the control of the Company. In evaluating the second scenario, the January 16, 2024 agreements represent a limited waiver for a period of less than twelve months and management did not refinance or restructure the credit facility by March 15, 2024. As a result, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance date of these financial statements.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 4: Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash includes funds deposited in banks. The Company considers all highly liquid investments with a maturity at the date of purchase of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment upon receipt of invoice. The Company extends credit to customers with payment terms ranging from 30 to 150 days from the invoice date. Customer account balances which have not been timely paid according to the customer-specific payment terms are considered delinquent. Accounts receivable are stated at the amount billed to the customer. Upon determination by management, accounts receivable balances are placed into legal, collect and bankruptcy classification, usually on balances over ninety days past the due date. Payments of accounts receivable are allocated to the invoices specified on the customer’s remittance advice or, if unspecified, are applied as payments on account until the specific invoices paid are determined.

Contracts with certain customers allow the Company to charge interest at a rate of 1.5% per month once invoices are considered delinquent, which varies based on the terms of the contracts. The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s best estimate of the amounts that will not be collected. Management individually reviews all past due accounts receivable balances and based on an assessment of current creditworthiness, estimates the portion, if any, of the balance that will not be collected. Additionally, management applies a general allowance to the remaining accounts receivable based on write-offs from prior periods.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation of property and equipment is computed principally using the straight-line method over the lesser of the estimated useful lives or, in the case of leasehold improvements over the shorter of the useful life of the asset or the remaining term of the lease.

Major improvements are capitalized, while replacements, maintenance and repairs that do not extend the lives of the assets are charged directly to expense as incurred. Upon the disposition of property and equipment, the cost of the asset and the associated accumulated depreciation are eliminated from the related accounts and any resulting gain or loss is recognized as a component of income or loss.

Joint and Several Liability Arrangements

In connection with the Transaction, the Company has entered into several debt facilities under which it is jointly and severally liable for repayment with its parent IDC. The Company measures obligations resulting from joint and several liability arrangements in accordance with ASC 405-40 — Obligations Resulting from Joint and Several Liability Arrangements (“ASC 405-40”). ASC 405-40 requires that when determining the amount of liability to recognize under a joint and several obligation, a reporting entity which is an obligor under a joint and several liability arrangement first look to the terms of a related agreement with its co-obligors and record an amount equal to what it is obligated to pay under that agreement, plus any amount it expects to pay on behalf of the co-obligors. If no agreement with the co-obligors exists a reporting entity should recognize the full amount that it could be required to pay under the joint and several liability obligation. The offsetting journal entry upon the Company’s recognition of amounts under joint and several liability arrangements will differ based on the substance of the transactions or events that gave rise to recognition. In cases where a joint and several liability arises because the Company has received cash proceeds for use in its own operations the offsetting entry is generally a debit to cash. In cases where the Company has recognized a liability and funds were borrowed for the benefit of IDC, the Company generally recognizes a deemed distribution within its statement of changes in mezzanine capital and members’ capital (deficit). The Company records associated interest expense and associated debt issuance costs for all amounts that it has recognized in its financial statements under joint and several liability obligations. Amounts recognized in the Company’s financial statements represents its portion of amounts Lyneer expects to repay under its respective joint and several liability agreements as of December 31, 2023 and December 31, 2022, respectively. See Note 9: Debt for more information.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 4: Summary of Significant Accounting Policies (cont.)

Contingent Consideration

For business combinations that require additional assets — such as cash, notes, or equity securities — to be transferred to the selling parties in the event certain future events occur or conditions are met (“contingent consideration”), the Company recognizes the acquisition-date fair value of contingent consideration as part of the consideration transferred in exchange for the business combination. The Company’s contingent consideration is classified as a liability and measured at fair value at each reporting date until the contingency is resolved, with any changes in fair value recognized in the Company’s consolidated statements of operations. The measurement period for the Company’s contingent consideration arrangements expired on August 31, 2023, at which time amounts owed by the Company to its former owners were computed and represent fixed amounts, included in “accrued expenses and other current liabilities” and “other liabilities” on the accompanying consolidated balance sheets.

Segments

Operating segments are defined as components of an entity for which discrete financial information is available that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer (“CEO”) is the CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has one operating segment, which is the business of providing commercial staffing solutions.

Redeemable Units

Certain outstanding ownership interests of the Company were redeemable upon certain defined events that were determined to be outside of the Company’s control during the period ended December 31, 2021. Accordingly, these ownership interests were initially recorded in mezzanine capital and subject to subsequent measurement under the guidance provided under ASC Topic 480 — Distinguishing Liabilities from Equity (“ASC 480”). Pursuant to ASC 480, contingently redeemable equity instruments that are not redeemable as of the balance sheet date but probable of becoming redeemable in the future, should be accreted to their redemption value either immediately or ratably. The Company performs an assessment as to whether an outstanding contingently redeemable instrument is probable of becoming redeemable in the future at each reporting date. The Company has elected to recognize changes in redemption value immediately upon the determination that an outstanding instrument is probable of becoming redeemable in the future. Increases in the redemption value of contingently redeemable units are recorded as an increase in mezzanine capital and a reduction of members’ capital.

Intangible Assets

The Company’s identifiable intangible assets as of December 31, 2023 and 2022 consist of the Company’s customer relationships and tradenames and were initially recognized as a result of the Transaction. The Company’s intangible assets are amortized using the straight-line method over their estimated useful lives.

Impairment of Long-Lived Assets

In accordance with ASC Topic 360 — Property, Plant, and Equipment, the Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 4: Summary of Significant Accounting Policies (cont.)

For long-lived assets to be held and used, the Company recognizes an impairment loss only if the asset’s carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value. For the years ended December 31, 2023 and 2022, there was no impairment of the Company’s long-lived assets.

Leases

The Company is a lessee under various noncancellable operating leases.

The Company accounts for leases in accordance with ASC Topic 842 — Leases (“ASC 842”). The Company determines if an arrangement is or contains a lease at contract inception. If a contract is or contains a lease, the Company recognizes a right-of-use (“ROU”) asset and a lease liability at the lease commencement date.

For operating leases, the lease liability is initially and subsequently measured at the present value of the unpaid lease payments.

Key estimates and judgments include how the Company determines (1) the discount rate it uses to discount the unpaid lease payments to present value, (2) lease term, and (3) lease payments.

●	ASC 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. Generally, the Company cannot determine the interest rate implicit in the lease because it does not have access to the lessor’s estimated residual value or the amount of the lessor’s deferred initial direct costs. Therefore, the Company generally uses its incremental borrowing rate as the discount rate for the lease.

●	The lease term for all the Company’s leases includes the noncancellable period of the lease plus any additional periods covered by either a Company option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor.

●	Lease payments included in the measurement of the lease liability are fixed payments, including in-substance fixed payments, owed over the lease term.

The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received.

For operating leases, the ROU asset is subsequently measured throughout the lease term at the carrying amount of the lease liability, plus initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The Company monitors for events or changes in circumstances that require a reassessment of one of its leases. When a reassessment results in the remeasurement of a lease liability, a corresponding adjustment is made to the carrying amount of the corresponding ROU asset unless doing so would reduce the carrying amount of the ROU asset to an amount less than zero. In that case, the ROU asset is reduced to zero and the remainder of the adjustment is recorded in profit or loss.

Deferred Financing Costs

Costs that are incremental and direct to obtaining debt financing are capitalized and amortized as a component of interest expense, over the term of the related debt. Unamortized deferred financing fees are presented as a contra-liability with respect to the associated outstanding debt on the Company’s consolidated balance sheets.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 4: Summary of Significant Accounting Policies (cont.)

Revenue Recognition

Service Revenues

The Company derives its revenues from two service lines: temporary placement services and permanent placement and other services. Revenues are recognized when promised goods or services are delivered to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC Topic 606 — Revenue from Contracts with Customers (“ASC 606”), the Company performs the following five steps: (i) it identifies the contract with a customer; (ii) it identifies the performance obligations in the contract; (iii) it determines the transaction price; (iv) it allocates the transaction price to the performance obligations in the contract; and (v) it recognizes revenue when (or as) the Company satisfies a performance obligation.

Temporary Placement Services Revenue

Temporary placement services revenue from contracts with customers are recognized in the amount which the Company has a right to invoice when the services are rendered by the Company’s engagement professionals. The Company invoices its customers for temporary placement services concurrently with each periodic payroll which coincides with the services provided. Revenues that have been recognized but not invoiced for temporary staffing customers are included in “unbilled accounts receivable” on the Company’s consolidated balance sheets and represent a contract asset under ASC 606.

Most engagement professionals placed on assignment by the Company are employed by a third-party professional employer organization (“PEO”) while they are working on assignments. The PEO pays all related costs of employment, including workers’ compensation insurance, state and federal unemployment taxes, social security, and certain fringe benefits which is invoiced back to the Company on a weekly basis. The Company assumes the risk of acceptability of its employees to its customers.

The Company records temporary placement services revenue on a gross basis as a principal, rather than on a net basis as an agent in the presentation of revenues and expenses. The Company has concluded that gross reporting is appropriate because the Company (i) has the risk of identifying and hiring qualified employees, (ii) has the discretion to select the employees and establish their price and duties, and (iii) bears the risk for services that are not fully paid for by customers.

Permanent Placement and Other Services Revenue

Permanent placement and other services revenue from contracts with customers are primarily recognized when employment candidates accept offers of permanent employment and begin work for the Company’s clients. Certain of the Company’s permanent placement contracts contain a thirty-day guarantee period. The Company has a substantial history of estimating the financial impact of permanent placement candidates who do not remain with its clients through the thirty-day guarantee period. If a candidate voluntarily leaves or is terminated for cause prior to the completion of thirty days of employment, the Company will provide a replacement candidate at no additional cost to the customer, as long as the placement fee is paid within thirty days of the candidate’s start date. When required to provide a replacement candidate, the Company defers the recognition of revenue until a replacement candidate is found and hired, and any associated fees collected from the customer is recorded as a contract liability. Fees to clients are generally calculated as a percentage of the new employee’s annual compensation. No fees for permanent placement talent solutions services are charged to employment candidates, regardless of whether the candidate is placed.

Contract liabilities are recorded when cash payments are received or due in advance of performance and are reflected in “accrued expenses and other current liabilities” on the accompanying consolidated balance sheets.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 4: Summary of Significant Accounting Policies (cont.)

Cost of Revenue

Direct costs of temporary placement services consist of payroll, payroll taxes, and benefit costs for the Company’s engagement professionals. There are no material direct costs of permanent placement and other services.

Advertising Expense

The Company expenses advertising costs as incurred. For the years ended December 31, 2023 and December 31, 2022, the Company recorded advertising expense of $962,606 and $859,545, respectively. Advertising expense is included in “selling, general and administrative” on the accompanying consolidated statements of operations.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes uncertain tax positions that it has taken or expects to take on a tax return. Management makes a determination as to whether it is more likely than not that an income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the Company were to incur an income tax liability from an uncertain tax position in the future, interest on any income tax liability would be reported as interest expense and penalties on any income tax liability would be reported as income taxes.

Management’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analyses of tax laws, regulations and interpretations thereof as well as other factors.

Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company has applied the framework for measuring fair value which requires a fair value hierarchy to be applied to all fair value measurements. All financial instruments recognized at fair value are classified into one of three levels in the fair value hierarchy as follows:

Level 1 —   Valuation based on quoted prices (unadjusted) observed in active markets for identical assets or liabilities.

Level 2 —   Valuation techniques based on inputs that are quoted prices of similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not in active markets; inputs other than quoted prices used in a valuation model that are observable for that instrument; and inputs that are derived from or corroborated by observable market data by correlation or other means.

Level 3 —   Valuation techniques with significant unobservable market inputs.

The Company measures certain non-financial assets and liabilities, including long-lived assets, intangible assets and goodwill, at fair value on a nonrecurring basis. The fair value of contingent consideration is classified within Level 3 of the fair value hierarchy.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 4: Summary of Significant Accounting Policies (cont.)

Loss Contingencies

From time to time, the Company may become involved in various claims, disputes and legal or regulatory proceedings that arise in the ordinary course of business. The Company assesses its potential contingent and other liabilities by analyzing its claims, disputes and legal and regulatory matters using all available information and developing its views on estimated losses in consultation with its legal and other advisors. The Company determines whether a loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. If the contingency is not probable or cannot be reasonably estimated, disclosure of the contingency shall be made when there is at least a reasonable possibility that a loss may be incurred. Legal fees incurred by the Company related to contingent liabilities are expensed as incurred.

Recent Accounting Pronouncements

Standards Recently Adopted

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13 — Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires measurement and recognition of expected credit losses for financial assets. In April 2019, the FASB issued clarification to ASU 2016-13 within ASU 2019-04, Codification Improvements to ASC Topic 326 — Financial Instruments-Credit Losses, ASC Topic 815 — Derivatives and Hedging, and ASC Topic 825 — Financial Instruments or ASU 2016-13. The guidance is effective for fiscal years beginning after December 15, 2022. The adoption of ASU 2016-13 did not have a material impact on its financial statements and financial statement disclosures.

Standards Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09 — Income Taxes (“ASU 2023-09”) to enhance income tax disclosures primarily related to the rate reconciliation and income taxes paid information. The guidance is effective for reporting periods after December 15, 2025, for other than public companies. Early adoption is permitted. The Company does not believe ASU 2023-09 or any other recently issued but not yet effective accounting pronouncements will have a material effect on its consolidated financial statements.

Note 5: Revenue Recognition and Accounts Receivable

The Company’s disaggregated revenues are as follows:

	Year Ended December 31,
	2023	2022
Temporary placement services	$396,739,483	$434,301,937
Permanent placement and other services	4,635,218	7,242,180
Total service revenues, net	$401,374,701	$441,544,117

When disaggregating revenue, the Company considered all of the economic factors that may affect its revenues. Because all its revenues are from placement services, there are no differences in the nature, timing and uncertainty of the Company’s revenues and cash flows from its revenue generating activities. For the periods ended December 31, 2023 and December 31, 2022, revenues from the Company’s largest customer accounted for approximately 16% and 18% of consolidated revenues, respectively; no other customers accounted for more than 10% of the Company’s consolidated revenues in either period. Economic factors specific to this customer could impact the nature, timing and uncertainty of the Company’s revenues and cash flows.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 5: Revenue Recognition and Accounts Receivable (cont.)

Contract assets consists of unbilled accounts receivable of $5,660,753 and $6,307,006 as of December 31, 2023 and December 31, 2022, respectively.

Accounts receivable is as follows:

	December 31, 2023	December 31, 2022
Accounts receivable	$60,720,972	$61,399,297
Allowance for doubtful accounts	(1,902,140)	(394,247)
Accounts receivable, net	$58,818,832	$61,005,050

The Company recognized $1,526,985 and $0 of bad debt expense during the years ended December 31, 2023 and 2022, respectively.

None of the Company’s customers accounted for more than 10% of the Company’s accounts receivable as of December 31, 2023. As of December 31, 2022, two of the Company’s customers accounted for approximately 14% and 10% of the Company’s consolidated accounts receivable balance.

Note 6: Property and Equipment

Property and equipment consisted of the following:

	December 31, 2023	December 31, 2022	Estimated Useful Life
Computer equipment and software	$730,941	$659,474	3 years
Office equipment	94,876	94,876	5 years
Furniture and fixtures	168,778	166,534	7 years
Leasehold improvements	18,420	18,420	Lesser of lease term or asset life
Total	$1,013,015	$939,304
Less: accumulated depreciation and amortization	(580,320)	(335,435)
Property and equipment, net	$432,695	$603,869

Total depreciation expense of $244,885 and $252,178 was recorded during the years ended December 31, 2023 and 2022, respectively and is included in “depreciation and amortization” in the accompanying consolidated statements of operations.

The carrying value of the Company’s property and equipment serving as collateral for the Company’s outstanding indebtedness amounted to $426,920 and $592,679 as of December 31, 2023 and 2022, respectively.

Note 7: Intangible Assets

Intangible assets consisted of the following:

	December 31, 2023			December 31, 2022
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer Relationships	$35,000,000	$(5,451,111)	$29,548,889	$35,000,000	$(3,111,111)	$31,888,889
Trade Name	12,400,000	(5,760,000)	6,640,000	12,400,000	(3,306,667)	9,093,333
Total intangible assets	$47,400,000	$(11,211,111)	$36,188,889	$47,400,000	$(6,417,778)	$40,982,222

Total amortization expense of $4,793,333 and $4,813,333 was recorded during the years ended December 31, 2023 and 2022, respectively. Amortization expense related to intangible assets is included in “depreciation and amortization” on the accompanying consolidated statements of operations.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 7: Intangible Assets (cont.)

As of December 31, 2023 scheduled future amortization of the Company’s intangible assets is as follows for each of the next five years and thereafter:

2024	$4,793,333
2025	4,793,333
2026	4,053,334
2027	2,333,333
2028	2,333,333
Thereafter	17,882,223
Total	$36,188,889

The Company continuously monitors for events and circumstances that could indicate that it is more likely than not that its finite lived intangible assets and other long-lived assets are impaired or not recoverable (a triggering event). During the year ended December 31, 2023, the Company considered a number of factors including, but not limited to, current macroeconomic conditions such as inflation, economic growth, and interest rate movements, industry and market considerations, and overall financial performance of the Company. Based on the analysis of relevant events and circumstances, the Company concluded a triggering event had not occurred as of December 31, 2023.

Note 8: Leases

We determine whether an arrangement is a lease at inception and whether such leases are operating or financing leases. The Company does not have any material leases, individually or in the aggregate, classified as finance leases. For each lease agreement, the Company determines its lease term as the non-cancellable period of the lease and includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option. We use these options in determining our capitalized financing and right-of-use assets and lease liabilities.

Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. To determine the discount rate to use in determining the present value of the lease payments, we use the rate implicit in the lease if determinable, otherwise we use our incremental borrowing rate.

The Company maintains operating leases for corporate and field offices. The Company’s leases have initial terms ranging from one month to three years, some of which include the option to renew, and some of which include an early termination option. During the year ended December 31, 2023, the Company extended certain of its leases for periods ranging from one to four years.

Variable Lease Costs

Certain of the Company’s leases require payments for taxes, insurance, and other costs applicable to the property, in addition to the minimum lease payments. These costs are considered variable costs which are based on actual expenses incurred by the lessor. Therefore, these amounts are not included in the calculation of the right-of-use assets and lease liabilities.

The Company has lease agreements which provide for fixed and scheduled escalations, which are included in the calculation of the right-of-use assets and lease liabilities. The Company does not generally enter into lease agreements with increases in the base rent amount based on changes to the consumer price index.

Further, the Company has several locations in which its lease tenancy is month-to-month. For purposes of the Company’s lease liability calculations, the Company has estimated the length of time that it is reasonably certain to occupy the space. There is inherent variability risk due to these month-to-month tenancies.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 8: Leases (cont.)

Options to Extend or Terminate Leases

Many of the Company’s leases contain options to extend the lease term. The leases generally contain a single option of one-year to three-year renewal terms. The exercise of lease renewal options is at the Company’s sole discretion. If it is reasonably certain that the Company will exercise such options, the periods covered by such options are included in the lease term and are recognized as part of the Company’s right-of-use assets and lease liabilities. The Company’s leases do not generally contain options to early terminate; however, leases with month-to-month tenancy can be terminated at any time.

Related Party Lease

During 2022, the Company leased office space in Ewing, New Jersey (the “Leased Property”) under an operating lease agreement (the “Related Party Lease Agreement”) from a leasing entity owned and controlled by the Company’s Chief Financial Officer (the “CFO”). The Leased Property served as the Company’s headquarters until October of 2022 when the Company terminated the Related Party Lease Agreement and relocated its headquarters to a different location under a lease agreement with an unrelated landlord.

Discount Rate and Lease Term

The following table summarizes the weighted average remaining lease term and discount rate for operating leases as of December 31, 2023 and December 31, 2022:

	December 31, 2023	December 31, 2022
Weighted average remaining lease term for operating leases	1.75 years	3.15 years
Weighted average discount rate for operating leases	4.22%	3.48%

Lease Costs and Activity

The Companies lease costs and activity are as follows:

Operating Lease Cost	Year Ended December 31, 2023	Year Ended December 31, 2022
Fixed lease costs to non-related parties	$1,419,202	$2,006,840
Fixed lease costs to related parties	—	122,904
Variable lease costs to non-related parties	226,837	215,887
Total lease cost	$1,646,039	$2,345,631

Supplemental Cash Flow Disclosures	Year Ended December 31, 2023	Year Ended December 31, 2022
Cash paid to non-related parties for the amounts included in the measurement of operating lease liabilities	$1,409,154	$1,978,973
Cash paid to related parties for the amounts included in the measurement of operating lease liabilities	—	102,340
Right-of-use assets obtained in exchange of new operating lease liabilities	445,480	373,010

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 8: Leases (cont.)

Maturity of Lease Liabilities

The following table summarizes the future minimum payments for operating leases as of December 31, 2023, due in each year ending December 31:

Year	Minimum Lease Payments
2024	$1,502,006
2025	933,694
2026	65,486
2027	—
2028	—
Thereafter	—
Total lease payments	$2,501,186
Less: imputed interest	(83,522)
Present value of operating lease liabilities	$2,417,664

Note 9: Debt

All of the Company’s debt obligations consist of joint and several liabilities with the Company’s Parent which are accounted for under ASC 405. Lyneer will remain jointly and severally liable with the Company’s Parent to the lenders of the debt obligations until such time as such joint and several indebtedness is restructured.

The table below provides a breakdown of the Company’s recognized debt:

	December 31, 2023	December 31, 2022
Revolver	$85,092,695	$76,259,621
Term note	34,223,489	31,875,297
Seller notes	7,875,000	7,875,000
Earnout notes	8,366,915	8,366,915
Earnout notes – related party	5,127,218	5,127,218
Less: unamortized debt issuance costs	(1,785,114)	(1,165,463)
Total debt	$138,900,203	$128,338,588

Current portion	$138,900,203	$13,047,066
Non-current portion	$—	$115,291,522

The revolving credit facility (the “Revolver”) and Term Note contain certain customary financial and non-financial covenants that the Company is required to comply with; the Company was not in compliance with the covenants of the Revolver and Term Note as of December 31, 2022. On May 5, 2023, the Company and the Revolver and Term Note lenders executed waiver and amendment agreements (the “Third Amendments”) that (i) waived all December 31, 2022 covenant violations and (ii) modified the financial and on-financial covenants. On August 31, 2023, the Company and the Revolver and Term Note lenders entered into the Forbearance Agreements (defined below), under which the lenders waived all existing events of default as of the date of the agreement and agreed to forbear from exercising its rights and remedies with respect to such events of default under the credit facilities through November 17, 2023.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 9: Debt (cont.)

As disclosed in Note 3: Going Concern, the Company entered into Revised Forbearance Agreements with its Revolver and Term Note lenders on January 16, 2024. Under these agreements, the lenders extended forbearance concerning all events of default until March 15, 2024. Because the extended waiver obtained from the lenders does not extend one year from the balance sheet date and the Company did not meet the covenants upon expiration of the forbearance period on March 15, 2024, the Company has classified all of its notes payable debt obligations as current liabilities as of December 31, 2023.

Revolver

The Company maintains a Revolver as a co-borrower with its parent company IDC with an available borrowing capacity of up to $125,000,000, a sublimit for letters of credit of $10,000,000 and a sublimit for Swing-Line Loans of $10,000,000. The facility was partially used to finance the acquisition of Lyneer Investments by IDC in August 2021, with additional borrowing capacity available under the Revolver to finance the Company’s working capital. All of the Company’s cash collections and disbursements are currently linked with bank accounts associated with the Lender and funded using the Revolver. These borrowings are determined by the Company’s availability based on a formula of billed and unbilled accounts receivable as defined in the loan agreement.

As of December 31, 2023, the outstanding loan balance on the Revolver was $90,906,217 which represents the maximum amount of principal as of that date that the Company could be required to pay under the credit agreement for the Revolver. As of December 31, 2023 and 2022, the Company has presented a liability for the principal payable under the Revolver in the amount of $85,092,695 and $76,259,621, respectively, on its consolidated balance sheet which excludes amounts that IDC has agreed to pay.

Unless the obligations under the Revolver are accelerated, the Revolver matures on August 31, 2025 (the “Revolver Maturity Date”). On the Revolver Maturity Date all outstanding balances on the Revolver are due and payable. There are no scheduled principal payments on the Revolver prior to the Revolver Maturity Date. The Company may prepay amounts owed under the Revolver at any time prior to the Revolver Maturity Date without penalty. The Revolver is collateralized by substantially all assets of the Company and IDC.

On November 15, 2022 certain terms of the credit agreement for the Revolver were amended (the “2022 Revolver Amendment”). Pursuant to the 2022 Revolver Amendment, borrowings under the Revolver bear interest at the Secured Overnight Financing Rate (“SOFR”) or a Base Rate plus an Applicable Margin. The Base Rate is a fluctuating daily rate per annum equal to the highest of (a) the rate of interest announced by the Bank of Montreal from time to time as its prime rate for such day (with any change in such rate announced by Bank of Montreal taking effect at the opening of business on the day specified in the public announcement of such change); (b) the Federal Funds Rate for such day, plus 0.50%; or (c) the SOFR Rate (as defined in the credit agreement for the Revolver) for a one month Interest Period (as defined in the credit agreement for the Revolver), plus 1.00%.

Borrowings under the Revolver (as amended on November 15, 2022) are classified as one of the following:

●	SOFR Revolving Credit Loans

●	SOFR FILO (“first-in-last-out”) Loans

●	Base Rate Revolving Credit Loans

●	Base Rate FILO Loans

●	Swing-Line Loans

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 9: Debt (cont.)

Applicable Margins for each loan type are as follows:

Average Availability	SOFR Revolving Credit Loans	Base Rate Revolving Credit Loans	SOFR FILO Loans	Base Rate FILO Loans
Greater than $83,333,333.33	1.75%	0.75%	2.75%	1.75%
Greater than $41,666,666.66 but less than or equal to $83,333,333.33	2.00%	1.00%	3.00%	2.00%
Less than $41,666,666.66	2.25%	1.25%	3.25%	2.25%

Swing Line Loans on the Revolver bear interest at a rate equal to the Base Rate plus the Applicable Margin.

On May 5, 2023, the Company entered into the Third Amendment to the Revolver. The Third Amendment to the Revolver was treated as a modification after the Company’s analysis according to ASC 470 — Debt (“ASC 470”) and as such, the Company is deferring the amendment fee and will amortize as an adjustment to interest expense over the remaining term, along with any existing unamortized costs using the effective interest method. The amendment fee was $750,000, split evenly between IDC and the Company. Fees paid to third parties are expensed as incurred, and no gain or loss was recorded on the modification.

The Third Amendment increased the applicable margin thresholds for various products as follows:

Average Availability	SOFR Revolving Credit Loans	Base Rate Revolving Credit Loans	SOFR FILO Loans	Base Rate FILO Loans
Greater than $83,333,333.33	2.25%	1.25%	3.25%	2.25%
Greater than $41,666,666.66 but less than or equal to $83,333,333.33	2.50%	1.50%	3.50%	2.50%
Less than $41,666,666.66	2.75%	1.75%	3.75%	2.75%

After the Company and IDC deliver financial statements and a Compliance Certificate for the trailing four consecutive fiscal quarters (“Measurement period”) ending March 31, 2024 or the first Measurement Period after March 31, 2024, the applicable margin thresholds will revert back to the original thresholds.

The Fourth Amendment and Forbearance Agreement, dated as of August 31, 2023, reduced the available borrowing capacity to $100,000,000. The applicable Margins were raised to: (i) 4.75% per annum with respect to SOFR Revolving Credit Loans, (ii) 3.75% per annum with respect to Base Rate Revolving Credit Loans, (iii) 5.75% per annum with respect to SOFR FILO Loans, and (iv) 4.75% per annum with respect to Base Rate FILO Loans.

The Fourth Amendment and Forbearance Agreement was treated as a debt extinguishment after the Company’s analysis according to ASC 470 and a loss of $189,951 is included in “loss on debt extinguishment” in the accompanying consolidated statements of operations. The total amendment fee was $1,550,000 and the structuring fee was $100,000, split evenly between IDC and the Company, and will be amortized as an adjustment to interest expense over the remaining term, along with any existing unamortized costs using the effective interest method. Fees paid other than to the lenders are expensed as incurred.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 9: Debt (cont.)

The Fourth Amendment and Forbearance Agreement is contingent upon completion of the sale of securities and the consummation of the Merger; the payment of all restructuring fees of Lyneer and IDC and the expenses of the lender at the closing of the Merger; the pre-payment by Lyneer of $4,000,000 under its new revolving credit facility discussed below; and the repayment by IDC of approximately $29,000,000 principal amount of the Revolver from the proceeds it receives in the Merger. Pursuant to the terms of the Fourth Amendment and Forbearance Agreement, the remaining amounts owed under the Revolver will be split between IDC and Lyneer at the closing of the Merger, with Lyneer retaining availability of up to $40,000,000 under a new revolving credit facility having terms similar to those under the existing Revolver. In addition, pursuant to the terms of the Fourth Amendment and Forbearance Agreement, IDC has agreed to apply a portion of the cash proceeds it receives in the Merger to pay down the Term Note. Any remaining balances on the Term Note, the Seller Notes and the Earnout Notes will be assumed by IDC, and Lyneer will have no liability or responsibility for the payment of those obligations. Following the restructuring of the Lyneer and IDC debt obligations contemplated by the Forbearance Agreement, and repayment of the Merger Note, Lyneer will have no other debt other than its outstanding indebtedness under its new revolving credit facility. However, pursuant to the terms of the Fourth Amendment and Forbearance Agreement, notwithstanding the one-year term of the new credit facility, Lyneer will be required to refinance its obligations under new revolving credit facility with either the existing lender or a new lender on or prior to November 17, 2023. Total available borrowing capacity on the Revolver as of December 31, 2023 was over-advanced by $22,518,585.

The table below summarizes the interest rates, per annum, on each loan type as of December 31, 2023 and 2022, respectively.

	As of December 31,
	2023	2022
Base Rate Revolving Credit Loans	12.25%	8.75%
Swing-Line Loans	—	8.75%
Base Rate FILO Loans	11.21%	7.49%
SOFR Revolving Credit Loans	10.21%	6.49%

The Company must pay a fee for unused borrowing capacity on the Revolver in an amount calculated at a rate of 0.25% per annum of the unused amount.

The Company has the ability to use a portion of the Revolver for up to $10,000,000 for a standby or documentary letter of credit. Amounts utilized for letters of credit reduce the co-borrowers’ borrowing availability under the Revolver. During the year ended December 31, 2023 and as of that date the Company has obtained a standby letter of credit in the amount of $8,000,000 which was required by the Non-Related Party PEO (see also Note 14: Concentrations). The Company is required to pay a fronting fee of 0.125% per annum on the amounts of letter of credit provided, in addition to a minimum usage fee determined by the credit agreement for the Revolver.

Total availability on the Revolver on December 31, 2023 to which the Company and the other co-borrowers had access was $(22,518,585).

The Revolver requires that the co-borrowers comply with certain financial and non-financial covenants. The Revolver requires that the Company together with IDC meet certain financial covenants which are generally calculated with reference to the financial performance, asset balances, and borrowings of IDC together with all of its consolidated subsidiaries (including the Company). The financial covenants include:

●	A Consolidated Fixed Charge Coverage Ratio (the “FCCR”)

●	A Consolidated Senior Leverage Ratio (the “SLR”)

●	A Consolidated Total Leverage Ratio (the “TLR”)

Under the terms of the Revolver, the Company is prohibited from making dividends or distributions to owners who are not also co-borrowers on the Revolver.

Pursuant to the credit agreement for the Revolver, co-borrowers are required to make a mandatory principal prepayment in the event cash proceeds are received from the following (unless specifically authorized by terms of the Revolver): issuance of equity securities, incurrence of additional debt and/or disposition of assets.

Pursuant to the credit agreement for the Revolver, upon the receipt of certain payments outside of ordinary course of business, the co-borrowers are required to remit such proceeds to the Revolver Lenders as a prepayment.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 9: Debt (cont.)

On January 16, 2024, the Company entered into the Limited Consent and Fifth Amendment and Forbearance Agreement (the “Fifth Amendment and Forbearance Agreement”) with its lender, under which the lender, waived all existing events of default as of the date of the agreement and agreed to forbear from exercising its rights and remedies with respect to such events of default under the Revolver through March 15, 2024, revising financial ratios with the first ratio being due March 31, 2024, and entering into a schedule for repayment of the over-advance. The Fifth Amendment and Forbearance Agreement represents a limited waiver and requires the Company to complete certain actions subsequent to completion of the proposed Merger and the public offering. Following the closing of the proposed Merger, issuance of the Merger Note and successfully raising $20 million of gross proceeds, the Company will be required to direct a portion of the proceeds raised to specified creditors, execute limited pledge and guarantee agreements and provide other customary covenants. The events of default were waived for a limited period until March 15, 2024, at which time the Company is required to refinance or restructure the credit facility, which did not occur. The Fifth Amendment and Forbearance Agreement contains certain customary financial and non-financial covenants. See Note 3: Going Concern for more information with respect to the Company’s forecasted compliance with such covenants.

The financial covenant ratios per the Fifth Amendment and Forbearance Agreement are summarized in the table below:

Measurement Period Ending	FCCR (less than)	SLR (greater than)	TLR (greater than)
March 31, 2024 – June 30, 2024	1.10:1.00	5.25:1.00	10.75:1.00
July 31, 2024 – September 30, 2024	1.10:1.00	5.00:1.00	10.50:1.00
October 31, 2024 – November 30, 2024	1.10:1.00	4.75:1.00	10.25:1.00
December 31, 2024	1.10:1.00	3.00:1.00	4.50:1.00

The effectiveness of the forbearance agreement is conditioned, upon other things, (i) a pledge by Prateek Gattani of certain real property interests personally held by him, (ii) an amendment to the Revolver, (iii) an amendment to the indebtedness agreement with the lender under the term loan, (iv) an executed consent to the Lenders’ Intercreditor Agreement, (v) an updated budget, and (vi) other customary closing conditions. The lender of the Revolver consented to the transfer of ownership of the equity of Lyneer conditioned upon: (i) use of proceeds, (ii) a limited guaranty and pledge of SeqLL’s ownership of the equity of Lyneer upon the effective date of the Merger, (iii) a pledge of SeqLL’s note to IDC in the amount of $18,750,000, and (iv) customary closing conditions.

The Revolver contains certain customary financial and non-financial covenants that the Company is required to comply with. As a result of the Fifth Amendment and Forbearance Agreement, the Company was in compliance with the covenants of the Revolver as of December 31, 2023; however, subsequent to March 15, 2024, the Company was not in compliance.

Term Note

On August 31, 2021, the Company and IDC as co-borrowers entered into a Term Note in the amount of $30,300,000. The proceeds of this loan were primarily used to finance the acquisition of Lyneer by IDC in August 2021. The Term Note matures on February 28, 2026 at which time all outstanding balances are due and payable. There are no scheduled principal payments on the Term Note prior to its maturity date. The Term Note is subordinated to the Revolver and bears a stated rate of 14% per annum.

As of December 31, 2023 and December 31, 2022, the Company has recognized liability balances on the Term Note of $34,223,489, and $31,875,297, respectively.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 9: Debt (cont.)

The Term Note requires mandatory prepayment of principal upon the occurrence of certain events (discussed in additional detail below in this subsection) and permits optional prepayment. Both mandatory and optional prepayments require the payment of a prepayment premium calculated as follows:

Date of Optional or Mandatory Prepayment	Prepayment Premium
Prior to August 31, 2022	Prepaid principal balance of the Term Note multiplied by 3.0%
On or after August 31, 2022 and prior to August 31, 2023	Prepaid principal balance of the Term Note multiplied by 2.0%
On or after August 31, 2023 and prior to August 31, 2024	Prepaid principal balance of the Term Note multiplied by 1.0%

The Term Note agreement requires mandatory prepayment of all outstanding principal upon occurrence of a Change in Control, other than as expressly set forth in the Sixth Amendment and Forbearance Agreement (defined below), or an Initial Public Offering, other than the Lyneer IPO Transactions, as defined in the Term Note agreement, or an acceleration of the loans.

Pursuant to the Term Note, the co-borrowers are required to make a mandatory principal prepayment in the event cash proceeds are received in the following circumstances (unless specifically authorized by the terms of the Term Note): issuance of equity securities, incurrence of additional debt or disposition of assets.

Pursuant to the Term Note, upon the receipt of certain payments outside of ordinary course of business, the co-borrowers are required to remit such proceeds to the Term Note Lenders as a prepayment.

The Term Note includes certain financial and non-financial covenants. The Term Note requires that the Company, together with IDC, meet certain financial covenants which are generally calculated with reference to the financial performance, asset balances, and borrowings of IDC together with all its consolidated subsidiaries. The financial covenants include:

●	The FCCR

●	The SLR

●	The TLR

On May 5, 2023, the Third Amendment to the Term Note (the “Third Amendment”) revised the stated interest rate which may vary between 14% and 16% per annum, with the cash portion of the stated rate varying from 10% to 11% per annum, and the PIK portion varying from 4% to 5% per annum, based on specified financial ratios and similar metrics.

The Third Amendment was treated as a modification after the Company’s analysis according to ASC 470 and as such, the Company is deferring the $100,000 amendment fee and will amortize as an adjustment to interest expense over the remaining term, along with any existing unamortized costs using the effective interest method. IDC paid the $100,000 amendment fee which is included in “capital contribution” on the accompanying consolidated statements of mezzanine capital and members’ capital (deficit). Fees paid to third parties are expensed as incurred, and no gain or loss was recorded on the modification.

The Term Note was further amended on June 30, 2023 (the “Fourth Amendment”) to defer the July 1, 2023 Cash Interest payment until August 1, 2023. The Company did not make this payment due to the notice received from the Revolver’s administrative agent of the lender restricting payment on the Term Note. $15,000 was paid with respect to the Fourth Amendment.

On August 4, 2023, the Company received notice from the administrative agent of the Term Note that it was in default of the loan agreement due to non-payment of the August 1, 2023 interest payment due and the default rate became effective which is the stated rate plus 2% per annum.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 9: Debt (cont.)

The Term Note was further amended and provided a forbearance on August 31, 2023 (the “Fifth Amendment and Forbearance Agreement”). The lender waived all existing events of default as of the date of the Fifth Amendment and Forbearance Agreement and agreed to forbear from exercising its rights and remedies through November 17, 2023. The Fifth Agreement and Forbearance Agreement increased the stated interest rate to 19% per annum and the cash portion of the stated rate increased to 14% per annum. The Fifth Amendment and Forbearance Agreement has the same contingencies as the Revolver Forbearance Agreement.

The Fifth Amendment was treated as a modification after the Company’s analysis according to ASC 470 and as such, the Company will amortize any existing unamortized costs using the effective interest method, as an adjustment to interest expense over the remaining term. The structuring fee of $32,500 and the total forbearance fee of $325,000, are the responsibility of IDC, which is included in “capital contribution” on the accompanying consolidated statements of mezzanine capital and members’ deficit. These fees were not paid and as such, was added to the principal of the Term Note. Fees paid other than to the lenders are expensed as incurred, and no gain or loss was recorded on the modification.

On January 16, 2024, the Company entered into the Limited Consent and Sixth Amendment and Forbearance Agreement (the “Sixth Amendment and Forbearance Agreement”) with its lender under the Term Note under which the lender waived all existing events of default and agreed to forbear from exercising its rights and remedies with respect to such events of default under the Term Note through March 15, 2024. The Sixth Amendment and Forbearance Agreement has the same contingencies as the Revolver’s Fifth Amendment and Forbearance Agreement.

The financial covenant ratios per the Sixth Amendment and Forbearance Agreement are summarized in the table below:

Measurement Period Ending	FCCR (less than)	SLR (greater than)	TLR (greater than)
March 31, 2024 – June 30, 2024	1.10:1.00	5.25:1.00	10.75:1.00
July 31, 2024 – September 30, 2024	1.10:1.00	5.00:1.00	10.50:1.00
October 31, 2024 – November 30, 2024	1.10:1.00	4.75:1.00	10.25:1.00
December 31, 2024	1.10:1.00	3.00:1.00	4.50:1.00

Under the terms of the credit agreement for the Term Note the Company is prohibited from making dividends or distributions to owners who are not also co-borrowers on the Term Note.

The Term Note contains certain customary financial and non-financial covenants that the Company is required to comply with. See Note 3: Going Concern for more information with respect to the Company’s forecasted compliance with such covenants.

Seller Notes

As part of the purchase price consideration for the Transaction, the Company and IDC as co-borrowers issued various Seller Notes to former owners totaling $15,750,000. Payments on the Seller Notes are due in quarterly installments of $1,575,000, and $3,150,000 due at their amended maturity date of April 30, 2024, and bear interest at an amended fixed rate of 11.25% per annum. The Seller Notes represent unsecured borrowings and are subordinated to the Revolver and to the Term Note.

The Company has recognized Seller Note liability balances $7,875,000 as of both December 31, 2023 and December 31, 2022.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 9: Debt (cont.)

Earnout Notes

As contingent consideration milestones are met in connection with the Transaction Agreement, the Company can elect to pay the obligation in cash or issue notes payable. To date, the Company and IDC as co-borrowers have issued nine notes payable with an aggregate value of $13,494,133. Payments on each of the Earnout Notes are due in quarterly installments through their amended maturity date of January 31, 2025 and each note bears an amended stated interest rate of 11.25% per annum. The Earnout Notes are subordinated to the Revolver and Term Note and represent unsecured borrowings.

The Earnout Note liability was $13,494,133 as of both December 31, 2023 and December 31, 2022.

2023 and 2024 Amendments to Seller and Earnout Notes

The Company did not make the Seller Note and Earnout Note principal and interest payments due during 2023. On May 14, 2023, the Company signed an amendment (the “Omnibus Amendment”) to defer the missed Seller Note and Earnout Note payments through the amendment date until their amended maturity dates of April 30, 2024 and January 31, 2025, respectively. The amendment changed the interest rate of the Seller Note and the Earnout Notes to 11.25% per annum from 6.25% for all remaining payments.

The Omnibus Amendment was treated as a modification after the Company’s analysis according to ASC 470 — Debt and as such, the Company is deferring the $40,000 amendment fee and will amortize as an adjustment to interest expense over the remaining term, along with any existing unamortized costs using the effective interest method. Lyneer paid the $40,000 amendment fee and will be reimbursed from IDC. These fees were included in “capital contribution” on the accompanying consolidated statements of mezzanine capital and members’ capital (deficit). Fees paid to third parties are expensed as incurred, and no gain or loss was recorded on the modification.

On January 16, 2024, the Company signed the Second Omnibus agreement to defer the missed July 31, 2023 and October 31, 2023 principal and interest payments until February 28, 2024, in addition to the payment of $1,575,000, along with accrued interest, scheduled for payment on January 31, 2024, which shall now be due and payable on February 28, 2024. The Company missed the payment due on February 28, 2024.

Debt Allocation Agreement

Lyneer and IDC entered into a debt allocation agreement (the “Allocation Agreement”) dated as of December 31, 2023, which specifies and allocates responsibility for repaying (or refinancing) the joint-and-several debt between Lyneer and IDC. Upon entering into the Allocation Agreement with IDC, the Company reassessed its accounting for joint-and-several liabilities under ASC 405-40. As a result of IDC’s financial instability, Lyneer is expecting to repay all of IDC’s Assumed Debt and therefore concluded the Company cannot deconsolidate the debt.

As previously disclosed, the Company is not in compliance with its debt obligations upon expiration on March 15, 2024 of lender waivers obtained. The Company has accordingly presented all of its joint-and-several debt obligations as current liabilities at December 31, 2023.

Subsequent to the executed amendments of the Company’s debt obligations described herein, the future minimum principal payments on the Company’s outstanding debt are as follows:

As of December 31, 2023
2024	$140,685,317
2025	—
2026	—
2027	—
2028	—
Thereafter	—
Total	$140,685,317

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 9: Debt (cont.)

Interest Expense

The Company recognized total interest expense of $17,538,816 and $10,008,896 during the years ended December 31, 2023 and 2022, respectively. $673,322 and $405,287 of deferred financing costs were recognized as a component of “interest expense” on the accompanying consolidated statements of operations for the years ended December 31, 2023 and 2022, respectively.

Note 10: Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	December 31, 2023	December 31, 2022
Accrued wages and salaries	$5,372,929	$5,196,895
Accrued commissions and bonuses	549,313	745,357
Accrued interest	3,001,362	357,535
Income tax payable	—	66,317
Earnout due to sellers – current portion	3,474,954	—
Accrued other expenses and current liabilities	3,645,537	1,107,005
Total accrued expenses and other current liabilities	$16,044,095	$7,473,109

Note 11: Retirement Plan

The Company maintains a 401(k) plan for qualified employees. The plan covers substantially all full-time employees of the Company who meet certain age and length of service requirements. There is no requirement for the Company to match employee contributions to the plan. The Company did not contribute to the plan during the years ended December 31, 2023 and 2022.

Note 12: Commitments and Contingencies

Litigation

The Company is subject to lawsuits and other claims arising in the ordinary course of business. The Company is required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of accrual required, if any, for these contingencies is made after careful analysis of each matter. The required accrual may change in the future due to new developments in a particular matter or changes in approach, such as a change in settlement strategy in dealing with these matters. With respect to material matters for which the Company believes an unfavorable outcome is reasonably possible, the Company has disclosed the nature of the matter and an estimate of potential exposure. The Company believes that the loss for any other litigation matters and claims that are reasonably possible to occur will not have a material adverse effect on the Company’s results of operations, financial position or cash flows, although such litigation is subject to certain inherent uncertainties.

On June 16, 2021, a complaint was filed in the Superior Court of New Jersey Law Division, Middlesex County. The complaint alleges a former minor employee (who obtained employment by providing false information) was injured on October 15, 2020 at the Co-Defendant’s worksite. Mediation was unsuccessful, and the matter is listed for trial on April 22, 2024. The Company believes it has issues for appeal, but believes it is probable to receive an unfavorable outcome and has accrued $875,000 with respect to this complaint, which is recognized in “accrued expenses and other current liabilities” on the accompanying consolidated balance sheets.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 13: Fair Value Measurements

Liabilities Measured at Fair Value on a Recurring Basis

Contingent consideration is classified within level 3 of the fair value hierarchy because the valuation requires assumptions that are both significant and unobservable. The contingent consideration valuation is determined using a Monte Carlo simulation, with key inputs being the standard deviation applied to the Company’s revenues, revenue multiple, and gross profit discount rate.

Significant unobservable inputs used in the determination of the Company’s contingent consideration liabilities as of December 31, 2022 consisted of a gross profit discount rate of 11.20% and a gross profit volatility (standard deviation) of 30%.

The Company believes its assumptions used to determine the fair value of its contingent consideration liabilities are reasonable. If different assumptions were used, particularly with respect to forecasted revenues, gross profit discount rates, and gross profit volatility, different estimates of fair value may result.

The Company’s liabilities measured at fair value on a recurring basis are as follows:

	Level	December 31, 2022
Liabilities
Contingent consideration liability – non-current	3	$7,100,000

The measurement period for the Company’s contingent consideration arrangements expired on August 31, 2023, at which time amounts owed by the Company to its former owners were computed and represent fixed amounts of $6,949,907. As of the final measurement period, the gross profit discount rate was 13.4% and the gross profit volatility (standard deviation) was 25.0%.

A summary of the activities of Level 3 fair value measurements is as follows:

	December 31, 2023	December 31, 2022
Beginning balance	$7,100,000	$19,700,000
Issuance of Earnout Notes	—	(13,494,133)
Change in fair value	(150,093)	894,133
Transfer to purchase consideration	(6,949,907)	—
Ending balance	$—	$7,100,000

See Note 17: Related Party Transactions for a discussion of the Company’s contingent consideration liabilities attributed to LMH.

The Company did not have any transfers between Levels 2 and 3 within the fair value hierarchy during the years ended December 31, 2023 and 2022.

On January 16, 2024, the Company converted the Earnout liability to Subordinated promissory notes. See Note 19: Subsequent Events for further discussion.

Financial Instruments not Carried at Fair Value

The Carrying values of the Company’s cash and cash equivalents approximated their fair values due to their short-term maturities. The carrying values of other current assets and liabilities including accounts receivable, accounts payable, accrued expenses and other current liabilities approximated their fair value due to their short-term maturities.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 13: Fair Value Measurements (cont.)

As of December 31, 2023 and 2022 the Company’s variable rate indebtedness consists of the Revolver which bears interest at variable rates (SOFR or a Base Rate plus a margin, and LIBOR or a Base Rate plus a margin on December 31, 2023 and 2022, respectively). The carrying value of the Company’s recognized borrowings under the Revolver approximates their fair value as the debt is at variable rates currently available and resets on a monthly basis.

The fair value of the Company’s fixed rate debt, which consists of the Term Note, the Seller Note and the Earnout Notes, as of December 31, 2023 and 2022 is estimated using Level 2 inputs by discounting future cash flows using estimated rates which the Company believes approximate current market interest rate for similar obligations.

A summary of the carrying value and fair value of the Company’s debt is as follows:

	December 31, 2023		December 31, 2022
	Carrying Value	Fair Value	Carrying Value	Fair Value
Variable Rate Debt	$85,092,697	$85,092,697	$76,259,621	$76,259,621
Fixed Rate Debt	$55,592,622	$55,100,000	$53,244,430	$50,900,000

Note 14: Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

Cash in Excess of FDIC Insured Limits

The Company places its cash and cash equivalents with financial institutions which it believes are of high creditworthiness and where deposits are insured by the United States Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. The Company’s cash balances in excess of FDIC insured limits amounted to $1,659,914 and $1,463,967 as of December 31, 2023 and December 31, 2022, respectively.

The Company has not experienced any losses with regard to its bank accounts and believes it does not pose a significant credit risk to the Company.

Other Concentrations

As of December 31, 2023 and December 31, 2022, the Company has a deposit in the amount of $8,000,000 with a professional employer organization (“PEO”). The PEO is the employer of record for substantially all of the Company’s engagement professionals, and as such certain costs of revenue are paid to the PEO and subsequently distributed to Company engagement professionals.

Note 15: Members’ Capital and Mezzanine Capital

As of December 31, 2023 and December 31, 2022, 90% of the outstanding membership units of the Company were held by IDC, and 10% were held by LMH.

Upon the occurrence of certain triggering events as defined in the Company’s operating agreement, LMH has the right to require IDC to purchase its membership units in the Company. The Company has determined the LMH Units to be redeemable upon an event that is outside the control of the Company, and accordingly has classified the LMH Units as a component of mezzanine capital and outside of permanent equity. See Note 16: Redeemable Units for additional information.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 15: Members’ Capital and Mezzanine Capital (cont.)

Accordingly, these ownership interests were recorded in mezzanine capital and subject to subsequent measurement under the guidance provided under ASC Topic 480 — Distinguishing Liabilities from Equity (“ASC 480”). Pursuant to ASC 480, contingently redeemable equity instruments that are not redeemable as of the balance sheet date but probable of becoming redeemable in the future should be accreted to their redemption value either immediately or ratably; the Company has elected to recognize changes in redemption value immediately upon the determination that an outstanding instrument is probable of becoming redeemable in the future.

Voting and Similar Rights

Under the August 31, 2021 Operating Agreement, the Company is managed by and under the direction of a Board of Managers. The Board of Managers is comprised of three Managers. Under the August 31, 2021 Operating Agreement, IDC has the right to appoint and remove two Managers. Under the August 31, 2021 Operating Agreement, LMH has the right to appoint and remove one Manager, provided that such Manager is reasonably acceptable to IDC. LMH’s right to appoint a Manager under the August 31, 2021 Operating Agreement will terminate if LMH’s aggregate ownership interest in Lyneer Investments falls below 5% of the outstanding ownership interests of that entity.

Allocation of Profits and Losses

Net income and losses are allocated to Members’ capital accounts in accordance with the terms of the August 31, 2021 Operating Agreement which generally provides that these items are allocated in proportion to each Member’s percentage ownership interest in the Company. Distributions to the Members are made at the discretion of the Board of Managers and in accordance with the terms of the August 31, 2021 Operating Agreement.

Distributions

Distributions to the Members are made at the sole discretion of the Board of Managers, except as otherwise provided in the August 31, 2021 Operating Agreement. As discussed in Note 9: Debt — certain of the Company’s credit agreements prohibit or otherwise place restrictions on the payment of distributions. Distributions, if any, must be made in accordance with the August 31, 2021 Operating Agreement which, generally, provides for authorized distributions to be made in accordance with the Members’ percentage interests.

IDC Call Option

Pursuant to the August 31, 2021 Operating Agreement IDC has the right, but not the obligation to purchase 100% of LMH’s interest in the Company (the “IDC Call”) at any time during the period from September 1, 2023 to December 31, 2023 (the “Put-Call Period”) or upon the occurrence of any of the following on or prior to those dates (collectively, the “Triggering Events” and each, individually a “Triggering Event”):

●	The Bankruptcy (as defined in the August 31, 2021 Operating Agreement) of either the Company or IDC

●	Upon the acceleration of the obligations owing under the Revolver loan documents

●	Upon the acceleration of the obligations owing under the Term Note loan documents

●	A Sale of the Company (as defined in the August 31, 2021 Operating Agreement) or similar transaction with respect to IDC

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 15: Members’ Capital and Mezzanine Capital (cont.)

Involuntary Transfer Call Option

Under certain defined conditions stemming from the potential involuntary transfer of LMH or IDC’s units due to death, disability, bankruptcy, involuntary dissolution, or divorce that would otherwise cause IDC or LMH’s interest to transfer to a third party (a “Potential Involuntary Transfer”), then the Company has the right but not the obligation to purchase the units that would otherwise transfer to an Interested Party (as defined in the August 31, 2021 Operating Agreement) at an amount equal to the fair market value of these units (the “Involuntary Transfer Call”). An Involuntary Transfer Call of IDC’s units must be approved by the non-IDC holders of the Company interests, and an Involuntary Transfer Call of LMH’s units must be approved by the holders of the Company’s units other than LMH. Because the holders of the respective units do not control the Company decision to repurchase their units in the case of an Involuntary Transfer Call, and the Company does not have an obligation to repurchase IDC’s units in the case of a Potential Involuntary Transfer, the Company has concluded that the presence of the right to exercise an Involuntary Transfer Call does not preclude the presentation of the interests held by IDC as members’ capital (or “permanent” capital) within the accompanying consolidated balance sheets and the accompanying consolidated statements of changes in mezzanine capital and members’ capital (deficit) as of December 31, 2023 and 2022.

Note 16: Redeemable Units

Under the August 31, 2021 Operating Agreement LMH has the right, but not the obligation to require IDC to purchase LMH’s interest in the Company (the “LMH Put”) upon the occurrence of any Triggering Event, or during the Put-Call Period.

The Company has determined that the presence of the LMH Put has caused the LMH Units to be redeemable upon an event that is not entirely within the control of the Company and accordingly the Company has classified the LMH Units as a component of mezzanine capital in the accompanying consolidated financial statements as of December 31, 2023 and 2022.

Upon the exercise of the LMH Put or the IDC Call the amount payable to LMH is equal to the greater of the Fair Market Value of the LMH Units (as defined in the August 31, 2021 Operating Agreement) or $9,500,000 plus an additional accrued amount equal to 5.25% per annum accruing ratably over a calendar year and commencing on August 31, 2021 and through the date of a timely put/call exercise notice (the “Put-Call Purchase Price”).

Fair Market Value generally with respect to the Put-Call Purchase Price is the amount determined between LMH and IDC in good faith to be the market value of the LMH Units, unless IDC and LMH are unable to agree on this value, in which case pursuant to the August 31, 2021 Operating Agreement, the amount will be determined by an independent appraiser.

Upon exercise of the IDC Call or the LMH Put, IDC is required to issue to LMH an unsecured subordinated promissory note in the amount of the Put-Call Purchase Price pursuant to the terms prescribed by August 31, 2021 Operating Agreement (the “Put-Call Note”). The Put-Call Note entitles the holder to payment of 50% of outstanding principal six months after issuance with the remaining 50% payable in six equal quarterly payments beginning on the last date of each successive calendar quarter following the initial 50% payment, with the last payment of principal due and payable on the Put-Call Note’s maturity date unless the payment of the Put-Call Note is otherwise accelerated pursuant to its terms. The Put-Call Note provides for the acceleration of payment principal under certain conditions, including upon a change of control, as defined. The August 31, 2021 Operating Agreement provides that the Put-Call Note, if issued, will bear interest at a stated annual interest rate of 5.25% which is payable quarterly in arrears.

Redemption Requirements

LMH may put the LMH Units to IDC upon the occurrence of a Triggering Event or during the Put-Call Period. If redeemed, the redemption amount is the greater of the Fair Market Value of the LMH Units or $9,500,000 plus an additional amount calculated at a rate of 5.25% per annum from August 31, 2021 through the date of the redemption request. The Put-Call Purchase Price is payable by IDC and will be paid by the issuance of the Put-Call Notes. The Put-Call period was extended until February 29, 2024. On February 28, 2024, LMH exercised its right to put the LMH Units to IDC.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 17: Related Party Transactions

Transactions with Lyneer Management Holdings

LMH is a non-controlling member of the Company with a 10% ownership interest. Two of the Company’s officers, specifically its CEO and CFO, each own 44.5% of LMH, respectively.

As part of the purchase consideration for the Transaction, the Company and IDC as co-borrowers entered into Seller Notes payable to LMH in the amount of $2,520,000. Interest expense incurred on the Seller Notes to LMH totaled $0 and $125,869 for the years ended December 31, 2023 and 2022, respectively. No Seller Notes were payable to LMH as of December 31, 2023 or December 31, 2022.

On November 15, 2022, the Company and IDC as co-borrowers issued Earnout Notes to LMH with total balances of $5,127,218. Earnout Notes payable to LMH was $5,127,218 as of December 31, 2023, of which $5,127,218 was included in “notes payable, current portion — related parties” in the accompanying consolidated balance sheets. Earnout Notes payable to LMH was $5,127,218 as of December 31, 2022, of which $2,563,609 was included in “notes payable, current portion — related parties” and “notes payable, long term — related parties” in the accompanying consolidated balance sheets. Interest expense incurred on the Earnout Notes to LMH totaled $526,156 and $28,248 for the years ended December 31, 2023 and 2022, respectively.

Total amounts due from LMH under the indemnification provisions of the Transaction Agreement amounted to $750,000 and $503,160 as of December 31, 2023 and December 31, 2022, respectively, and are included in “due from related parties” in the accompanying consolidated balance sheets. Refer to Note 1: Organization, Nature of Operations and Basis of Presentation for additional information.

The balance of the earnout liability and estimated contingent consideration liability payable to LMH as of December 31, 2023 and December 31, 2022, was $2,015,473 and $2,059,000, respectively, all of which is included in “other liabilities” on the accompanying consolidated balance sheets.

Transactions with IDC

The Company and IDC are co-borrowers and jointly and severally liable for principal and interest payments under the Revolver, the Term Note, the Seller Notes and the Earnout Notes. In the case of certain of those obligations IDC generally makes certain interest and principal payments to the lenders and collects reimbursement from the Company. For interest payments of that nature, the Company recognizes interest expense when interest is incurred under the relevant loan agreement and a corresponding payable to IDC, which is subsequently removed from the Company’s consolidated balance sheet upon Company’s remittance of the reimbursement funds to IDC. Additionally, when principal payments are made by IDC the Company recognizes a reduction of the associated loan balance, with a corresponding increase in the payable to IDC which is then reduced upon the Company’s payment of funds to IDC.

The Company and IDC file consolidated income tax returns in certain state and local jurisdictions. In connection with this arrangement the Company has recorded a liability payable to IDC for taxes payable by IDC which represent taxes attributable to the Company’s operations included on consolidated state and local income tax returns filed by IDC. These amounts are determined by determining the Company’s taxable income multiplied by the applicable tax rate. Amounts payable to IDC of this nature amounted to $522,472 and $402,814 as of December 31, 2023 and December 31, 2022, respectively, and are included in “due to related parties” on the accompanying consolidated balance sheets.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 17: Related Party Transactions (cont.)

Total amounts payable to IDC, including the above taxes payable to IDC, amounted to $4,384,178 and $6,651,064 as of December 31, 2023, and December 31, 2022, respectively and are included in “due to related parties” on the accompanying consolidated balance sheets. There are no formalized repayment terms.

During the year ended December 31, 2023, the Company included $1,840,854 as an expense paid for by IDC and recorded as a deemed capital contribution to the Company. Of this amount, $1,089,580 related to debt amendment fees and $751,274 related to professional fees. Additionally, IDC agreed to reimburse certain expenses paid by the Company totaling $1,359,609 also recorded as deemed capital contributions, by reducing the payable balance owed to IDC. Of this amount, $1,319,609 related to professional fees and $40,000 related to a debt amendment fee.

During the year ended December 31, 2022, the Company made a cash payment to LMH of $2,221,722 which represented a payment made on behalf of IDC for IDC’s acquired interest in the Company under the Transaction Agreement. This amount was recorded as a deemed distribution to IDC and is included in “Transaction consideration paid on behalf of Parent” on the accompanying consolidated statement of changes in mezzanine capital and members’ capital (deficit).

Advance to Officer

The Company advanced $400,000 to the CEO of the Company in 2022. The advance is repayable only upon receipt by the CEO of funds that will be owed to him by LMH upon LMH’s receipt of payment of all amounts owed to LMH. The advance does not bear interest. This advance is recorded in “due from related parties” on the accompanying consolidated balance sheets as of December 31, 2023 and December 31, 2022. The officer loan will be settled from a portion of the recapitalization proceeds at the closing of the Merger.

Note 18: Income Taxes

For the years ended December 31, 2023 and 2022, the Company recorded an income tax benefit of $5,928,271 and $808,430, respectively. The Company’s effective tax rate for the years ended December 31, 2023 and 2022 was 28.0% and 20.1%, respectively. The increase in effective tax rates between the periods was primarily due to state taxes and requested federal and state tax refunds.

Lyneer Investments files as a partnership for US federal income tax purposes and is considered a “pass-through” entity. As such, the taxable activities of Lyneer Investments are allocated to its two Members, IDC and LMH, both of which report those results on separate income tax returns. Lyneer Holdings files as a corporation for federal income tax purposes. As a single member LLC (owned 100% by Lyneer Holdings, a corporation), LSS is a disregarded entity for US federal tax income tax purposes and its activities are included on the corporate returns filed by Lyneer Holdings

IDC includes the activities and balances of the Company on designated IDC consolidated state and local income tax returns. In these returns, the Company’s income tax will be paid on returns filed by IDC. During the years ended December 31, 2023 and 2022, the Company recognized income tax expense of $119,658 and $402,814, respectively, representing the tax arising from the inclusion of the Company’s activities on IDC’s consolidated state and local returns, and a corresponding cumulative related party payable to IDC of $522,472 and $402,814 as of December 31, 2023 and 2022, respectively.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 18: Income Taxes (cont.)

The provision for income taxes consists of the following expenses (benefits):

	Year Ended December 31, 2023	Year Ended December 31, 2022
Federal
Current	$(736,797)	$1,097,788
Deferred	(3,923,706)	(1,711,728)

State and Local
Current	(46,627)	539,107
Deferred	(1,221,141)	(733,597)
Income Tax Benefit	$(5,928,271)	$(808,430)

The provision for income taxes differs from the United States Federal statutory rate as follows:

	Year Ended December 31, 2023	Year Ended December 31, 2022
Tax benefit at federal statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	5.6%	6.5%
Permanent differences	(3.1)%	(6.2)%
Other	4.5%	(1.3)%
Effective income tax rate	28.0%	20.1%

Deferred tax assets (liabilities) consist of the following:

	December 31, 2023	December 31, 2022
Deferred tax assets:
Compensation	$—	$28,975
Allowance for doubtful accounts	525,675	108,418
Business interest limit	5,993,430	1,961,350
Other	77,042	79,569
Accrued expenses	241,815	—
Property and equipment	112,294	47,269
Total Deferred Tax Assets	6,950,256	2,225,581
Deferred tax liabilities:
Intangible assets	(1,707,646)	(2,127,817)
Total Deferred Tax Liabilities	(1,707,646)	(2,127,817)
Net Deferred Tax Assets	$5,242,610	$97,764

The Company has assessed the likelihood that deferred tax assets will be realized in accordance with the provisions of ASC Topic 740 — Income Taxes (“ASC 740”). ASC 740 requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. The assessment considers all available positive or negative evidence, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After the performance of such reviews as of December 31, 2023 and 2022, management believes that the future realization of its deferred tax assets is more likely than not and, therefore, has not established a valuation allowance against any deferred tax assets as of those dates. An Internal Revenue Code Section 382 analysis has not yet been performed with respect to the potential limitation of tax attributes of the Merger as the Company does not know with certainty what the financial outcome of the Merger will be until the Merger is consummated. As such, we give full value to the deferred tax assets without adjusting for the Section 382 limitation. This amount could materially change depending on the closing of the transaction.

LYNEER INVESTMENTS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2023	2022
Service revenue, net	$401,374,701	$441,544,117
Cost of revenue	354,496,441	387,338,567
Gross profit	46,878,260	54,205,550
Selling, general and administrative	45,383,244	42,073,972
Selling, general and administrative – related parties	58,415	192,526
Change in fair value of contingent consideration liabilities	(150,093)	894,133
Depreciation and amortization	5,038,218	5,065,511
(Loss) income from operations	(3,451,524)	5,979,408
Loss on debt extinguishment	189,951	—
Interest expense	17,012,660	9,912,806
Interest expense – related parties	526,156	96,090
Net loss before provision for income taxes	(21,180,291)	(4,029,488)
Income tax benefit	5,928,271	808,430
Net loss	$(15,252,020)	$(3,221,058)

The accompanying notes are an integral part of these consolidated financial statements.

ATLANTIC INTERNATIONAL CORP.

13,711,743 Shares of Common Stock

PROSPECTUS

The date of this Prospectus is ________________, 2024.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated below:

SEC registration fee	10,321.65
Legal fees and expenses	20,000
Accounting fees and expenses	5,000
Transfer agent fees and expenses	2,500
Printing and engraving expenses	500
Miscellaneous expenses	1,678.35
Total	$40,000.00

*	Estimated expenses are presently not known and cannot be estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for breaches of the director’s duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, authorizations of the payments of a dividend or approval of a stock repurchase or redemption in violation of Delaware corporate law or for any transactions from which the director derived an improper personal benefit. Our certificate of incorporation will provide that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director, subject to the same exceptions as described above. We also expect to maintain standard insurance policies that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments we may make to such officers and directors.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above (or claim, issue, or matter therein), such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the corporation under Section 145 of the General Corporation Law of the State of Delaware. Our amended and restated certificate of incorporation will provide that we will, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party to an action or proceeding by reason of the fact that he or she (or his or her testators or intestate) is or was our director or officer or serves or served at any other corporation, partnership, joint venture, trust or other enterprise in a similar capacity or as an employee or agent at our request, including service with respect to employee benefit plans maintained or sponsored by us, against expenses (including attorneys’), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend, or defense of such action, suit, proceeding, or claim. However, we are not required to indemnify or advance expenses in connection with any action, suit, proceeding, claim, or counterclaim initiated by us or on behalf of us. Our amended and restated bylaws will provide that we will indemnify and hold harmless each person who was or is a party or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was our director or officer, or is or was serving at our request in a similar capacity of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such action, suit, or proceeding is an action in an official capacity as a director or officer or in any other capacity while serving as a director of officer) to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding, and this indemnification continues after such person has ceased to be an officer or director and inures to the benefit of such person’s heirs, executors and administrators. The indemnification rights also include the right generally to be advanced expenses, subject to any undertaking required under Delaware General Corporation Law, and the right generally to recover expenses to enforce an indemnification claim or to defend specified suits with respect to advances of indemnification expenses.

ITEM 16. EXHIBITS AND FINANCIAL SCHEDULES

(a) Exhibits:

		Incorporation by Reference
Exhibit Number	Description of Exhibits	Form	Filing Date	Exhibit Number
2.1	Amended and Restated Agreement and Plan of Reorganization	8-K	6/6/24	2.1
2.2	Amendment No. 1 to Agreement and Plan of Reorganization	8-K	6/18/24	2.1
2.3	Certificate of Merger of Atlantic Merger LLC with and into Lyneer Investments LLC	8-K	6/25/24	2.3
2.4	Certificate of Merger of SeqLL Merger LLC with and into Lyneer Investments LLC	8-K	6/25/24	2.4
3.1	Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation	8-K	6/18/24	3.1
3.2	Amended and Restated Certificate of Incorporation effect	S-1	8/31/21	3.1
3.3	Amended and Restated Bylaws, as currently in effect	S-1	8/31/21	3.2
4.1	Specimen common stock certificate	S-1/A	5/22/19	4.1
4.2	Form of outstanding Warrant	S-1	4/23/19	4.4
4.3	Form of outstanding Common Stock Purchase Warrant	S-1/A	8/16/21	4.6
5.1	Opinion of Davidoff Hutcher and Citron LLP	—	**	—
10.1	Amended and Restated 2014 Equity Incentive Plan	S-1	3/31/21	10.1
10.2	Atlantic International Corp. 2023 Equity Incentive Plan	14A	6/05/23	Annex B
10.3	Asset Purchase Agreement dated as of May 29, 2023	8-K	5/31/23	10.1
10.4	Consulting Agreement between Atlantic International Corp. and Robert Machinist	8-K	6/25/24	10.2
10.5	Executive Employment Agreement between Atlantic International Corp. and Christopher Broderick	8-K	6/25/24	10.3
10.6	Executive Employment Agreement between Atlantic International Corp. and Michael Tenore	8-K	6/25/24	10.4
10.7	Executive Employment Agreement between Atlantic International Corp. and Jeffrey Jagid	8-K	6/25/24	10.5
10.8	Executive Employment Agreement between Atlantic International Corp. and Todd McNulty	8-K	6/25/24	10.6
10.9	Executive Employment Agreement between Atlantic International Corp. and James Radvany	8-K	6/25/24	10.7
10.10	Board of Directors Agreement (Chairman) between Atlantic International Corp. and Prateek Gattani dated as of April 15, 2024	8-K	6/25/24	10.8
10.11	Asset Purchase Agreement btweewsn SeqLL and SeqLL Omics, Inc.	8-K	6/25/24	10.1
10.12	Convertible Promissory Note dated June 20, 2024 issued by the Issuer to IDC Technologies Inc.	8-K	6/25/24	10.10
21.1	Subsidiaries of Registrant		**
23.1	Consent of RBSM LLP		**
23.3	Consent of Davidoff Hutcher and Citron (included in Exhibit 5.1)	—	**	—
24.1	Power of Attorney (included on signature page to this registration statement)	—	**	—
107	Filing Fee Table	—	**	—

*	Filed with this Registration Statement.
**	Previously filed with this Registration Statement.

(b) Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information was previously presented in the financial statements and the related notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)1(i) and (a)(1)(ii) of above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on the 19th day of July, 2024.

ATLANTIC INTERNATIONAL CORP.

By:	/s/ Jeffrey Jagid
Name:	Jeffrey Jagid
Title:	Chief Executive Officer

WITNESS our hands and common seal on the dates set forth below.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Jagid	Chief Executive Officer (Principal Executive Officer) and Director	July 19, 2024
Jeffrey Jagid

/s/ Christopher Broderick	Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	July 19, 2024
Christopher Broderick

* /s/ Prateek Gattani	Chairman and Director	July 19, 2024
Prateek Gattani

* /s/ Robert B. Machinist	Vice Chairman and Director	July 19, 2024
Robert B. Machinist

* /s/ Jeff Kurtz	Director	July 19, 2024
Jeff Kurtz

* /s/ David Pfeffer	Director	July 19, 2024
David Pfeffer

* /s/ David Solimine	Director	July 19, 2024
David Solimine

** /s/ Jeffrey Jagid	Director	July 19, 2024
Jeffrey Jagid, Attorney-in-fact